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Exhibit 2.1

        THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

        If you have sold or otherwise transferred all of your ECsoft Shares, please send this document, the Form of Acceptance and the reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, these documents must not be forwarded or transmitted in or into Canada, Australia or Japan. If you have sold or otherwise transferred only part of your holding of ECsoft Shares, you should retain these documents.

        Rothschild, which is regulated by the Financial Services Authority in the United Kingdom, is acting for CIBER and CIBER UK and no one else in connection with the Offer and will not be responsible to anyone other than CIBER and CIBER UK for providing the protections afforded to clients of Rothschild nor for providing advice in relation to the Offer.

        Close Brothers, which is regulated by the Financial Services Authority in the United Kingdom, is acting for ECsoft and no one else in connection with the Offer and will not be responsible to anyone other than ECsoft for providing the protections afforded to clients of Close Brothers nor for providing advice in relation to the Offer.

        This document should be read in conjunction with the accompanying Form of Acceptance, which forms part of this document.

Recommended Cash Offer

by

Rothschild

on behalf of

CIBER (UK) Limited

a wholly owned subsidiary of

CIBER, Inc.

for

ECsoft Group plc

        TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED, WHETHER OR NOT YOUR ECSOFT SHARES ARE HELD IN CREST, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY CAPITA IRG PLC NOT LATER THAN 3.00 P.M. (LONDON TIME) OR 10.00 A.M. (NEW YORK CITY TIME) ON 20 JANUARY 2003.

        THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 13 OF PART II OF THIS DOCUMENT AND IN THE FORM OF ACCEPTANCE.

        The Offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan and the Offer is not capable of acceptance from or within Canada, Australia or Japan. Accordingly, copies of this document and the Form of Acceptance and any accompanying document are not being, and must not be, mailed or otherwise distributed or sent in, into or from Canada, Australia or Japan and persons receiving this document and the Form of Acceptance (including nominees, trustees and custodians) must not mail or otherwise distribute or send it in, into or from Canada, Australia or Japan as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal or regulatory requirements of their jurisdiction.

        Any person (including nominees, trustees and custodians) who would, or otherwise intends to, forward this document and/or any related document to any jurisdiction outside the United Kingdom should read paragraph 5 of Part B and paragraph (c) of Part C of Appendix I to this document before taking any action.

TO ACCEPT THE OFFER

1.
Complete Form of Acceptance in accordance with paragraph 13 of the letter from Rothschild set out in Part II of this document (see pages 14 to 16).

2.
Return the completed Form of Acceptance (along with any appropriate documents of title) using the enclosed reply-paid envelope as soon as possible and, in any event, so as to be received by Capita IRG Plc no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

3.
If you hold your ECsoft Shares in CREST, you should follow the additional procedures set out in paragraph 13(d) of the letter from Rothschild set out in Part II of this document (see pages 15 and 16).

          If you require assistance, telephone Capita IRG Plc, the receiving agent to the Offer, on 0870 162 3100 (or +44 20 8639 2157, if telephoning from outside the UK).

The first closing date of the Offer is:

3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003

Offer in the United States

        The Offer is being made for securities of a UK company and, while the Offer is subject to UK and US disclosure requirements, US investors should be aware that this document has been prepared in accordance with UK format and style, which differs from US format and style. In particular, the appendices to this document contain information concerning the Offer required by UK disclosure requirements which may be material and which has not been summarised elsewhere in this document. In addition, the financial statements of ECsoft reproduced in this document have been prepared in accordance with UK generally accepted accounting principles and thus may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles.

        ECsoft is incorporated under the laws of England and Wales. Some or all of the officers and directors of ECsoft are residents of countries other than the United States and all or a substantial proportion of the assets of ECsoft are located outside the United States. As a result, it may not be possible for US shareholders of ECsoft to effect service of process within the United States upon ECsoft or such persons or to import against any of them judgement of US courts predicated upon the civil liability provisions of the federal securities laws of the United States.

        In accordance with the City Code, normal UK practice and Rule 14e-5 under the United States Securities Exchange Act of 1934, as amended ("Rule 14e-5"), KBC Peel Hunt Ltd and Winterflood Securities Limited and/or their respective affiliates will continue to act as a connected exempt market maker or connected exempt principal trader in ECsoft Shares on the London Stock Exchange. Information regarding such activities which is required to be made public in the United Kingdom pursuant to the City Code is reported to the London Stock Exchange. This information will be made available to holders of ECsoft Shares resident in the United States, without charge, on contacting Rothschild Inc. at 1251 Avenue of the Americas, 51st Floor, New York 10020 (telephone number: +1 212 403 3500).

        In addition, in accordance with normal UK practice, CIBER or its nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, ECsoft Shares outside the United States during the period in which the Offer remains open for acceptance subject to relief being granted by the SEC staff from Rule 14e-5, for which CIBER intends to apply in due course. In accordance with the requirements of Rule 14e-5 and with any exemptive relief that may be granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, including the City Code, the rules of the UKLA and the rules of the London Stock Exchange. Any information about such purchases will be disclosed in the United States by way of an announcement by or on behalf of CIBER.

        Any person who, alone or acting together with any other person(s) pursuant to an agreement or any understanding (whether formal or informal) to acquire or control securities of ECsoft, owns or controls, or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of the issued ECsoft Shares is generally required under the provisions of Rule 8 of the City Code to notify a Regulatory Information Service and the Panel of every dealing in such securities during the Offer Period. Please consult your financial adviser immediately if you believe this Rule may be applicable to you.

        The Offer is being made in the United States by CIBER UK, save that in any US jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of CIBER UK by Rothschild Inc. References in this document and in the accompanying documents to the Offer being made by Rothschild should be read accordingly.

        This document includes "forward-looking" information and certain sections of this document are forward-looking in nature. These statements are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in this document. The forward-looking statements contained in this document include statements about the feasibility and benefits of the acquisition of ECsoft by CIBER and about the level of ECsoft's expected trading losses. Factors that would cause actual results to differ materially from those described in this document include: the general level of economic growth and activity; the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; costs related to the acquisition of ECsoft; the economic environment and cyclicality of the industries in which ECsoft operates; failure to retain ECsoft management; and other risk factors.

PART I

[LOGO]

LETTER FROM THE CHAIRMAN OF ECSOFT

(Incorporated and registered in England and Wales with registered no. 02904897)

Directors	Head and Registered Office
Keith Todd, Non-executive Chairman	ECsoft Group plc
Jerry Ellis, President & Chief Executive Officer	101 Wigmore Street
Peter Harris, Finance Director	London W1U 1QU
Ken Briddon, Non-executive Director Arild Orgland, Non-executive Director

        19 December 2002

To ECsoft Shareholders and, for information only, to ECsoft Optionholders

Dear Shareholder

RECOMMENDED CASH OFFER BY CIBER UK FOR ECSOFT

Introduction

        Following the announcement on 22 November 2002 that CIBER had acquired 8.8 per cent. of the issued ECsoft Shares, it was announced on 16 December 2002, that the boards of CIBER and ECsoft had reached agreement on the terms of a recommended cash offer, to be made by Rothschild on behalf of CIBER UK (a wholly owned subsidiary of CIBER), for the entire issued and to be issued share capital of ECsoft not already owned by the CIBER Group.

        Accordingly, I am writing to explain the background to the Offer and the reasons why your board considers the terms of the Offer to be fair and reasonable and unanimously recommends that you accept the Offer.

Terms of the Offer

        The formal Offer is contained in the letter from Rothschild, CIBER and CIBER UK's financial adviser, set out in Part II of this document.

        The Offer is being made on the following basis:

for each ECsoft Share	305 pence in cash

        The Offer values the entire issued share capital of ECsoft at approximately £34 million.

        The Offer represents a significant premium of approximately 82 per cent. over the Closing Price on the last business day prior to commencement of the Offer Period on 21 November 2002 and a premium of approximately 122 per cent. over the Closing Price on 20 November 2002, the last business day prior to CIBER's first notifiable acquisition of ECsoft Shares.

Background to the Offer

        Following an encouraging start to 2001, ECsoft, in common with many other IT services companies, has found the trading environment challenging over the past eighteen months. Market conditions deteriorated in the second half of 2001, resulting in ECsoft reporting an operating loss (before goodwill amortisation and exceptional items) of £0.7 million for the full year, together with substantial exceptional items in respect of goodwill impairment and restructuring costs. These difficult market conditions persisted into the current financial year with operating losses (before goodwill amortisation and exceptional items) increasing to £3.7 million in the first half of 2002. Against this backdrop, the board resolved to implement further operational efficiencies and to explore wider strategic alternatives for ECsoft.

        On the operational level, the acquisition of CMG's Danish operations in April 2002 has been successfully integrated and has significantly strengthened our business in that country and the acquisition in July 2002 of BTS Consulting BV, a Netherlands based Oracle services company, is similarly beginning to yield results. We have divested non-core operations in Germany and in Bergen, Norway, and significantly restructured our Swedish operations in response to a greatly reduced level of demand from our former major customer, Ericsson, in that territory. We have further reviewed and rationalised our property requirements and made further headcount reductions where this has been necessary.

        At the strategic level, the board has also been conscious that stockmarket sentiment towards smaller IT companies has been poor and that ECsoft's share price has increasingly failed to reflect the value of ECsoft's significant cash balances, let alone the potential of the operating businesses. Accordingly, the board resolved that, together with its financial advisers Close Brothers, it would explore the possibility of a business combination with a larger or similarly sized IT services company. On 22 November 2002, ECsoft announced that it was in preliminary discussions with a number of third parties, and also that CIBER had notified ECsoft that it had acquired an 8.8 per cent. stake in ECsoft (which was subsequently increased to approximately 9.5 per cent.).

        Following further discussions with CIBER, and further evaluation of other third party interest, the board has concluded that the Offer from CIBER is fair and reasonable and provides shareholders with a significant cash uplift over the recent trading range of ECsoft Shares. The Offer represents a premium of approximately 82 per cent. over the Closing Price on 21 November 2002 (the last business day prior to the announcement by ECsoft that it was in preliminary discussions concerning a possible offer) and of approximately 122 per cent. over the Closing Price on 20 November 2002, the last business day prior to CIBER's first notifiable acquisition of ECsoft Shares.

ECsoft profit forecast and current trading

        ECsoft reported in its interim results for the six month period to 30 June 2002 that the board anticipated a reduced trading loss in the second half of 2002 and I am pleased to confirm that this remains our expectation. The board currently estimates that, in the absence of unforeseen circumstances, the operating loss (before goodwill amortisation and exceptional items) for the second half of the financial year will be not more than £2.0 million, on the bases and assumptions set out in Part 6 of Appendix II to this document, as compared with an equivalent loss of £3.7 million for the first half of 2002. The board also anticipates, on the same bases and assumptions, that goodwill amortisation for the second half of 2002 will amount to approximately £0.6 million and that exceptional items (excluding any goodwill impairment) for the same period will amount to approximately £4.0 million, comprising primarily restructuring costs (mainly headcount reductions) and FRS12 provisions in respect of the unexpired terms of operating leases on surplus properties.

        The board is encouraged that, following the seasonally weak summer period, the impact of restructuring actions taken, combined with modestly improving customer demand, support our expectation of stronger performance in the later months of the current year.

Management and employees

        The ECsoft Directors have received assurances from CIBER that the existing employment rights, including pension rights, of all employees in the ECsoft Group will be fully safeguarded. CIBER has also given assurances to the ECsoft Directors that it intends to put in place appropriate incentive arrangements, including options over CIBER shares, to incentivise ECsoft management and employees participating in the business of the enlarged CIBER Group.

        The non-executive ECsoft Directors, including myself, will resign upon the Offer becoming or being declared unconditional in all respects. Peter Harris, ECsoft's Finance Director, has indicated, following CIBER's invitation, that he currently intends to stay at ECsoft in an executive capacity. Jerry Ellis, ECsoft's Chief Executive Officer, will, as a result of ill health, step down from the board and from his executive duties with effect from 1 January 2003. Peter Harris is assuming Jerry's executive responsibilities on an interim basis. If the Offer does not become or is not declared unconditional in all respects, the board would intend to appoint a suitable replacement and a shortlist of external candidates has already been identified. I would like to record the board's appreciation of Jerry's contribution to ECsoft during his tenure as Chief Executive Officer.

Irrevocable undertakings and letters of intent

        CIBER and parties acting in concert with it currently hold, or have received irrevocable undertakings and letters of intent to accept (or procure the acceptance of) the Offer in respect of, in aggregate, 7,089,478 ECsoft Shares, representing approximately 63.6 per cent. of the issued ECsoft Shares.

        Irrevocable undertakings to accept (or procure the acceptance of) the Offer have been received from the ECsoft Directors in respect of their entire beneficial holdings of 58,999 ECsoft Shares representing, in aggregate, approximately 0.5 per cent. of the issued ECsoft Shares. These undertakings will remain binding in the event of a competing offer being made for ECsoft.

        CIBER has also received irrevocable undertakings to accept (or procure the acceptance of) the Offer from certain institutional shareholders in respect of 1,302,201 ECsoft Shares representing, in aggregate, approximately 11.7 per cent. of the issued ECsoft Shares. These undertakings will cease to be binding in the event of a third party announcing a competing offer for ECsoft with a value, at the time of announcement, equal to or above 336 pence for each ECsoft Share.

        In addition, CIBER has received letters of intent to accept the Offer from certain institutional shareholders in respect of 4,571,677 ECsoft Shares representing, in aggregate, approximately 41.0 per cent. of the issued ECsoft Shares.

        On 16 December 2002, at the time of announcment of the Offer, CIBER owned 1,056,667 ECsoft Shares, representing approximately 9.5 per cent. of the issued ECsoft Shares. Additionally, Terje Laugerud, consultant to CIBER and former President and Chief Executive Officer of ECsoft, owned 99,934 ECsoft Shares representing approximately 0.9 per cent. of the issued ECsoft Shares. Mr Laugerud has irrevocably undertaken to accept the Offer in respect of his entire holding of ECsoft Shares, and such undertaking will remain binding in the event of a competing offer being made for ECsoft.

        Further details of these irrevocable undertakings are set out in paragraph 3 of the letter from Rothschild in Part II of this document.

ECsoft Share Option Schemes

        The Offer will extend to any ECsoft Shares issued or unconditionally allotted while the Offer remains open for acceptance (or by such earlier date as CIBER, subject to the City Code, may decide), as a result of the exercise of options granted under the ECsoft Share Option Schemes. To the extent that such options are not so exercised by the time the Offer becomes or is declared unconditional in all respects, CIBER will make appropriate proposals to ECsoft Optionholders in due course.

Further information

        Your attention is drawn to the letter from Rothschild on pages 8 to 17 of this document and to Appendices I to V. In particular, your attention is drawn to the procedure for accepting the Offer, which is set out on pages 14 to 16 of this document.

Action to be taken to accept the Offer

        In order to accept the Offer, the Form of Acceptance should be completed, signed and returned as soon as possible, whether or not your ECsoft Shares are in CREST, in the reply paid envelope provided, by post or by hand (during normal business hours) to Capita IRG Plc, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH so as to be received by Capita IRG Plc no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

Recommendation

        The ECsoft Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable. In providing advice to the ECsoft Directors, Close Brothers has taken into account the commercial assessments of the ECsoft Directors.

        Accordingly, the ECsoft Directors unanimously recommend that ECsoft Shareholders accept the Offer, as they have irrevocably undertaken to do in respect of their own beneficial holdings amounting to, in aggregate, 58,999 ECsoft Shares, representing approximately 0.5 per cent. of the issued ECsoft Shares.

Yours faithfully
/s/ KEITH TODD
Keith Todd Chairman

PART II

LETTER FROM ROTHSCHILD

[LOGO] New Court, St. Swithin's Lane London EC4P 4DU, United Kingdom Incorporated in England and Wales with registered number 925279

19 December 2002

To ECsoft Shareholders and, for information only, to ECsoft Optionholders

Dear Sir or Madam,

RECOMMENDED CASH OFFER BY CIBER UK FOR ECSOFT

1.    Introduction

        On 16 December 2002, the boards of CIBER and ECsoft announced that they had reached agreement on the terms of a recommended cash offer for the entire issued and to be issued share capital of ECsoft not already owned by the CIBER Group. The Offer, at 305 pence for each ECsoft Share, is being made by Rothschild on behalf of CIBER UK, a wholly owned subsidiary of CIBER.

        Your attention is drawn to the letter of recommendation from the Chairman of ECsoft on pages 5 to 7 of this document, which sets out the reasons why the ECsoft Directors, who have been so advised by Close Brothers, consider the terms of the Offer to be fair and reasonable and unanimously recommend that all ECsoft Shareholders accept the Offer, as the ECsoft Directors have irrevocably undertaken to do in relation to their own beneficial holdings. In providing advice to the ECsoft Directors, Close Brothers has taken into account the commercial assessments of the ECsoft Directors.

2.    The Offer

        On behalf of CIBER UK, Rothschild offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the ECsoft Shares not already owned by the CIBER Group on the following basis:

for each ECsoft Share	305 pence in cash

        The Offer values the entire issued share capital of ECsoft at approximately £34 million and represents a significant premium of approximately 82 per cent. over the Closing Price of 167.5 pence for each ECsoft Share on 21 November 2002, the last business day immediately prior to the announcement by ECsoft that it was in preliminary discussions concerning a possible offer, and a premium of approximately 122 per cent. over the Closing Price of 137.5 pence for each ECsoft Share on 20 November 2002, the last business day prior to CIBER's first notifiable acquisition of ECsoft Shares.

        The ECsoft Shares will be acquired fully paid and free from all liens, charges, encumbrances and other interests and together with all rights now and hereafter attaching to them including the right to receive all dividends (if any) and other distributions declared, made or paid by ECsoft after the date of this document.

        The conditions and further terms of the Offer are set out in Appendix I to this document and in the Form of Acceptance.

        Completed Forms of Acceptance should be returned by post or by hand (during normal business hours) to Capita IRG Plc at P.O. Box 166, New Issues, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH so as to be received by no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

3.    Irrevocable undertakings and existing holdings

        CIBER has received irrevocable undertakings to accept (or procure the acceptance of) the Offer from the ECsoft Directors in respect of their entire beneficial holdings of 58,999 ECsoft Shares representing, in aggregate, approximately 0.5 per cent. of the issued ECsoft Shares. These undertakings will remain binding in the event of a competing offer being made for ECsoft.

        CIBER has also received irrevocable undertakings to accept (or procure the acceptance of) the Offer from certain institutional shareholders in respect of 1,302,201 ECsoft Shares representing, in aggregate, approximately 11.7 per cent. of the issued ECsoft Shares. These undertakings will cease to be binding in the event of a third party announcing a competing offer with a value, at the time of announcement, equal to or above 336 pence for each ECsoft Share.

        In addition, CIBER has received letters of intent to accept the Offer from certain institutional shareholders in respect of 4,571,677 ECsoft Shares representing, in aggregate, approximately 41.0 per cent. of the issued ECsoft Shares.

        On 16 December 2002, at the time of announcement of the Offer, CIBER owned 1,056,667 ECsoft Shares representing approximately 9.5 per cent. of the issued ECsoft Shares. Additionally, Terje Laugerud, consultant to CIBER and former President and Chief Executive Officer of ECsoft, owned 99,934 ECsoft Shares representing approximately 0.9 per cent. of the issued ECsoft Shares. Mr Laugerud has irrevocably undertaken to accept the Offer in respect of his entire holding of ECsoft Shares, and such undertaking will remain binding in the event of a competing offer being made for ECsoft.

        Accordingly, CIBER and parties acting in concert with it currently hold, or have received irrevocable undertakings or letters of intent to accept (or procure the acceptance of) the Offer in respect of, in aggregate, 7,089,478 ECsoft Shares, representing approximately 63.6 per cent. of the issued ECsoft Shares.

4.    Background to and reasons for the Offer

        CIBER's executive leadership has sought a stronger European presence for the past several years. The CIBER Directors consider the proposed acquisition of ECsoft to be an attractive opportunity to strengthen CIBER's existing European operations and to enhance CIBER's ability to provide a global solution to its customers.

        Both the CIBER and ECsoft boards believe that the combination will improve the competitive position of the two companies and will offer enhanced opportunities for servicing their expanded international customer base.

5.    Information on the ECsoft Group

        ECsoft (London: ECS, www.ecsoft.com) is an independent IT consultancy and systems integrator that specialises in the development and delivery of innovative mission-critical business solutions. With twenty years' experience of successful technology implementation, ECsoft provides both leading edge and established IT services and solutions and focuses on large and blue chip organisations in three core markets: financial services, technology and communications and government.

        With a workforce of approximately 450 fee earners across Sweden, Denmark, Norway, the Netherlands and the United Kingdom, ECsoft is focused on the practical application of advanced technology to improve the efficiency of clients' business operations, delivering superior customer relationships and enabling them to access new markets through such channels as 3G, wireless and internet.

        ECsoft's shares are listed on the Official List and are admitted to trading on the London Stock Exchange.

        Financial information on the ECsoft Group is contained in Appendix II to this document.

6.    Information on the CIBER Group

        CIBER (NYSE: CBR, www.CIBER.com) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. With approximately 5,500 employees and annual revenues in excess of $600 million, CIBER provides IT solutions primarily to Fortune 500 and middle market companies across most major industries and governmental agencies.

        Founded in 1974, the CIBER's consultants now serve client businesses from offices in the US, Canada, Europe and India. In Europe, CIBER has operations in the Netherlands, the United Kingdom, Germany and Hungary.

        CIBER's shares are listed on the New York Stock Exchange. In 2001, CIBER generated revenues of $558.9 million (2000: $621.5 million). For the nine months ended 30 September 2002, CIBER generated revenues of $448.9 million (2001: $413.8 million) and operating income of $16.7 million (2001: $1.6 million).

        Financial information on CIBER is contained in Appendix III to this document, together with information on CIBER UK.

7.    Management and employees

        The ECsoft Directors have received assurances from CIBER that the existing employment rights, including pension rights, of all employees in the ECsoft Group will be fully safeguarded. CIBER has also given assurances to the ECsoft Directors that it intends to put in place appropriate incentive arrangements, including options over CIBER shares, to incentivise ECsoft management and employees participating in the business of the enlarged CIBER Group.

8.    ECsoft Share Option Schemes

        The Offer will extend to any ECsoft Shares issued or unconditionally allotted while the Offer remains open for acceptance (or by such earlier date as CIBER, subject to the City Code, may decide), as a result of the exercise of options granted under the ECsoft Share Option Schemes.

        To the extent that such options are not so exercised by the time the Offer becomes or is declared unconditional in all respects, CIBER will make appropriate proposals to ECsoft Optionholders in due course.

9.    Financing of the Offer

        The Offer is being financed through a combination of CIBER's existing cash resources and a debt facility with Wells Fargo Bank, N.A. CIBER has increased its existing debt facility with Wells Fargo Bank, N.A. from $50 million to $75 million for the purposes of the Offer. Following the Offer becoming or being declared unconditional in all respects and subject to compliance with the relevant provisions of the Companies Act, CIBER UK intends to procure that cash balances in the ECsoft Group are used to repay the amount of the increased debt facility used to finance the acquisition of the ECsoft Shares under the Offer. Further details of the increased debt facility are set out in paragraph 7 of Appendix IV to this document.

        Rothschild is satisfied that sufficient resources are available for CIBER UK to satisfy the consideration payable as a result of full acceptance of the Offer.

10.  Compulsory acquisition and cancellation of listing of ECsoft Shares

        Subject to the Offer becoming or being declared unconditional in all respects, if sufficient acceptances are received under the Offer, CIBER intends to use the procedures set out in sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding ECsoft Shares to which the Offer relates and to procure that ECsoft applies to the UKLA for cancellation of listing of ECsoft Shares on the Official List and to the London Stock Exchange for the cancellation of admission to trading of ECsoft Shares.

        It is anticipated that the cancellation of ECsoft's listing and admission to trading will take effect on the later of (a) the expiry of any period during which ECsoft Optionholders may elect to accept proposals made by CIBER in respect of subsisting options granted under the ECsoft Share Option Schemes and (b) the expiry of 20 business days after the Offer becomes or is declared unconditional in all respects.

        An announcement will be made following either (i) the Offer becoming or being declared unconditional in all respects or (ii) the commencement of the compulsory acquisition procedures under sections 428 to 430F of the Companies Act in respect of the ECsoft Shares, stating the anticipated time and date, not earlier than 20 business days after such announcement, when the listing and admission to trading will be cancelled.

11.  Taxation

A.        United Kingdom taxation

        The following paragraphs, which are intended as a general guide only, are based on current UK legislation and UK Inland Revenue practice. You are warned that levels and bases of taxation can change. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Offer, and they relate only to the position of individual and corporate ECsoft Shareholders who hold their ECsoft Shares beneficially as an investment, otherwise than under a personal equity plan or an individual savings account (ISA), and who are resident or ordinarily resident in the UK for taxation purposes (except in so far as express references is made to the treatment of non-UK residents). If you are in any doubt as to your taxation position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately.

(a)
UK taxation on chargeable gains

        Receipt of cash under the Offer will constitute a disposal of an ECsoft Shareholder's ECsoft Shares for the purposes of UK taxation on chargeable gains. Such disposal may, depending on the shareholder's individual circumstances (including the availability of exemptions, reliefs and allowable losses), give rise to a liability to UK taxation on chargeable gains.

  (i)
  Corporation taxpayers

          In the case of an ECsoft Shareholder which is within the charge to UK corporation tax on a disposal of its ECsoft Shares for cash, such ECsoft Shareholder should be entitled to an indexation allowance.

  (ii)
  Other UK taxpayers

          The indexation allowance is only available to other UK taxpayers (not being corporation tax payers) for periods of ownership before April 1998. "Taper relief" may be available to reduce the amount of the gains subject to tax by reference to the ECsoft Shareholder's period of ownership after 5 April 1998.

(b)
Other direct tax matters

        Special tax provisions may apply to ECsoft Shareholders who have acquired or acquire their ECsoft Shares by exercising options under the ECsoft Share Option Schemes, including provisions imposing a charge to income tax.

(c)
Stamp duty and stamp duty reserve tax ("SDRT")

        No stamp duty or SDRT will be payable by ECsoft Shareholders as a result of accepting the Offer.

B.        US federal income taxation

        The following summary describes certain limited US federal income tax consequences to US Holders (as defined below) of ECsoft Shares resulting from the acceptance of the Offer. This summary addresses only US federal income tax considerations of US Holders that hold ECsoft Shares as capital assets. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to accept the Offer. In particular, this summary does not address tax considerations applicable to US Holders that may be subject to special tax rules including, without limitation, the following: (a) financial institutions; (b) insurance companies; (c) dealers or traders in securities or currencies; (d) tax-exempt entities; (e) persons that will hold ECsoft Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for US federal income tax purposes; (f) persons that have a "functional currency" other than the US dollar; (g) persons that own (or are deemed to own) 10 per cent. or more (by voting power) of ECsoft's share capital; (h) regulated investment companies; and (i) persons who hold shares through partnerships or other pass-through entities. Further, this summary does not address alternative minimum tax consequences.

        This summary is based on the Internal Revenue Code of 1986, as amended (the "IRC"), US Treasury regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this document. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

        Each holder should consult its own tax adviser with respect to the US federal, estate, state, local, gift and other tax consequences of accepting the Offer.

        For purposes of this summary, a "US Holder" is a beneficial owner of ECsoft Shares that is, for US federal income tax purposes: (a) a citizen or resident of the United States; (b) a corporation, or other entity treated as a corporation, created or organised in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate, the income of which is subject to US federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more US persons have the authority to control all of the substantial decisions of such trust, or (ii) the trust has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

        A "Non-US Holder" is a beneficial owner of ECsoft Shares that is not a US Holder. If a partnership holds shares, the consequences to a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding ECsoft Shares should consult its tax adviser.

(a)
Acceptance of the Offer

        Accepting the Offer will constitute a sale or exchange for US federal income tax purposes. Subject to the discussion under "Passive foreign investment company considerations", a US Holder will generally recognise gain or loss for US federal income tax purposes upon the sale or exchange of ECsoft Shares in an amount equal to the difference between the US dollar value of the amount realised from such sale or exchange and the US Holder's tax basis in such ECsoft Shares. Such gain or loss will be a capital gain or loss and will be long-term capital gain (taxable at a reduced rate for individuals, trusts or estates) if the ECsoft Shares were held for more than one year. A further reduced tax rate may apply to capital gain on ECsoft Shares held by individual holders for more than five years. Any such gain or loss will generally be treated as from sources within the United States. The deductibility of capital losses is subject to significant limitations.

        A US Holder that receives pounds sterling on the sale or other disposition of ECsoft Shares will realise an amount equal to the US dollar value of the pounds sterling on the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the US dollar value of the pounds sterling on the settlement date). Gain or loss, if any, recognised on the subsequent sale, conversion or disposition of such pounds sterling will be ordinary income or loss, and will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. However, if such pounds sterling are converted into US dollars on the date received by the US Holder, a cash basis or electing accrual US Holder should not recognise any gain or loss on such conversion.

        Subject to the discussion under "Backup withholding and information reporting", a Non-US Holder generally will not be subject to US federal income or withholding tax on any gain realised on the sale or exchange of ECsoft Shares unless: (a) that gain is effectively connected with the conduct by that Non-US Holder of a trade or business in the United States, (b) in the case of any gain realised by an individual Non-US Holder, that holder is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, or (c) the Non-US Holder is subject to tax pursuant to provisions of the IRC applicable to certain expatriates.

(b)
Passive foreign investment company considerations

        It is possible that ECsoft has, for US federal income tax purposes, been a passive foreign investment company (a "PFIC") in prior taxable years. However, because this is a factual determination made annually at the end of the taxable year, there can be no assurance that ECsoft will be considered a PFIC for the current taxable year. If ECsoft was a PFIC in any year, special, possibly materially adverse, consequences would (as discussed below) result for US Holders.

        A corporation organised outside the United States generally will be classified as a PFIC for US federal income tax purposes in any taxable year in which either: (a) at least 75 per cent. of its gross income is "passive income", or (b) on average at least 50 per cent. of the gross value of its assets is attributable to assets that produce "passive income" or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In determining whether it is a PFIC a foreign corporation is required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25 per cent. interest.

        If ECsoft was a PFIC in any year during which a US Holder owns ECsoft Shares, the US Holder will be subject to additional taxes on any gain realised from the sale or other disposition of the ECsoft Shares (whether or not ECsoft is currently a PFIC). To compute the tax on any gain, (a) the gain is allocated ratably over the US Holder's holding period, (b) the amount allocated to the current taxable year and any year before ECsoft became a PFIC is taxed as ordinary income in the current year, and (c) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

        Some of the rules with respect to distributions and dispositions described above may be avoided if a US Holder has made certain elections.

        US Holders are urged to consult their own tax advisers regarding whether their investment in ECsoft Shares should be treated as an investment in PFIC stock and the consequences of an investment in a PFIC.

(c)
Backup withholding and information reporting

        Backup withholding and information reporting requirements may apply to certain payments to US Holders of the proceeds of a sale or exchange of an ECsoft Share. CIBER UK (or its paying agent) may be required to withhold tax from any payment that is subject to backup withholding at a maximum rate of 30 per cent. (which rate is scheduled to change as a result of recent US legislation) of such payment if the US Holder fails (a) to furnish the US Holder's taxpayer identification number, (b) to certify that such US Holder is not subject to backup withholding or (c) to otherwise comply with the applicable requirements of the backup withholding rules. Certain US Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. Non-US Holders who hold their ECsoft Shares through a US broker or agent or through the US office of a non-US broker or agent may be required to comply with applicable certification procedures to establish that they are not US Holders in order to avoid the application of such information reporting requirements and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a US Holder generally may be claimed as a credit against such US Holder's US federal income tax liability provided that the required information is furnished to the US Internal Revenue Service.

        Prospective investors should consult their own tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

12.  Overseas Shareholders

        The attention of ECsoft Shareholders who are citizens or residents of jurisdictions outside the United Kingdom or who are holding shares for such citizens or residents and any person (including, without limitation, any nominee, custodian or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom is drawn to paragraph 5 of Part B and to Part C of Appendix I to this document and to the relevant provisions of the Form of Acceptance, which they should read before taking any action.

        The Offer referred to in this document is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, any acceptors who are unable to give the warranties set out in paragraph (c) of Part C of Appendix I to this document will be deemed not to have validly accepted the Offer.

        The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt you should consult your professional adviser in the relevant jurisdiction without delay.

        All ECsoft Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document and/or the Form of Acceptance to any jurisdiction outside the United Kingdom, should read the further details in this regard, which are contained in paragraph 5 of Part B and in paragraph (c) of Part C of Appendix I to this document before taking any action.

13.  Procedure for acceptance

        This section should be read in conjunction with the Form of Acceptance and Parts B and C of Appendix I to this document. The instructions on the Form of Acceptance are deemed to be part of the terms of the Offer.

(a)
Completion of Form of Acceptance

        You should note that if you hold ECsoft Shares in both certificated and uncertificated form (that is, in CREST) you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for ECsoft Shares held in uncertificated form, but under different member account IDs, and for ECsoft Shares held in certificated form but under different designations. If you have any queries as to how to complete the Form of Acceptance, please telephone Capita IRG Plc on 0870 162 3100 (or +44 20 8639 2157, if telephoning from outside the UK). Additional Forms of Acceptance are available from Capita IRG Plc upon request.

  (i)
  To accept the Offer in respect of all your ECsoft Shares

          To accept the Offer in respect of all your ECsoft Shares, you must complete Boxes 1 and 2 (and, if your ECsoft Shares are in CREST, Box 5) of the enclosed Form of Acceptance. If appropriate, you should also complete Boxes 4 and/or 6. In all cases, you must sign Box 3 of the enclosed Form of Acceptance in the presence of an independent witness, who should also sign in accordance with the instructions printed on the Form of Acceptance.

  (ii)
  To accept the Offer in respect of less than all your ECsoft Shares

          To accept the Offer in respect of less than all your ECsoft Shares, you must insert in Box 1 on the enclosed Form of Acceptance such lesser number of ECsoft Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in paragraph (i) above in respect of such lesser number of ECsoft Shares. If you do not insert a number in Box 1 of the Form of Acceptance or if you insert in Box 1 a number which is greater than the number of ECsoft Shares than you hold and you have signed Box 3, your acceptance will be deemed to be in respect of all the ECsoft Shares held by you.

(b)
Return of Form of Acceptance

        To accept the Offer, the completed, signed and witnessed Form of Acceptance should be returned, whether or not your ECsoft Shares are held in CREST. The completed Form of Acceptance should be returned by post or by hand (during normal business hours) to Capital IRG Plc at P.O. Box 166, New Issues, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH together (if your ECsoft Shares are in certificated form, subject to paragraph (c) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, but in any event so as to be received no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003. A reply-paid envelope for use in the UK only is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of CIBER.

        Any Form of Acceptance received in an envelope post-marked in Canada, Australia or Japan or otherwise appearing to CIBER or its agents to have been sent from any of these jurisdictions may be rejected as an invalid acceptance of the Offer. For further information on Overseas Shareholders, see paragraph 12 above.

(c)
Documents of title

        If your ECsoft Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificates(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of

Acceptance as stated above so as to be received by Capita IRG Plc at either of the addresses referred to in paragraph (b) above not later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003. You should send with the Form of Acceptance any share certificates(s) and/or other document(s) of title which you may have available, accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible. If you have lost your share certificate(s) and/or other document(s) of title, you should write as soon as possible to ECsoft's registrars, Lloyds TSB Registrars at 54 Perthshire Road, Birmingham B72 1AD requesting a letter of indemnity for the lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or by hand to Capita IRG Plc at the address given at paragraph (b) above.

(d)
Additional procedures forECsoft Shares in uncertificated form (that is, in CREST)

        If your ECsoft Shares are in uncertificated form, you should insert in Box 5 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the ECsoft Shares in respect of which you wish to accept the Offer to an escrow balance (that is, send a TTE instruction) specifying Capita IRG Plc (in its capacity as a CREST participant under its participant ID referred to below) as the Escrow Agent, as soon as possible and in any event so that the transfer to escrow settles no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

        If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your ECsoft Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your ECsoft Shares. You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

  •
  the number of ECsoft Shares to be transferred to an escrow balance;

  •
  your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 5 of the Form of Acceptance;

  •
  your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 5 of the Form of Acceptance;

  •
  the participant ID of the Escrow Agent (namely Capita IRG Plc, in its capacity as a CREST escrow agent). This is RA10;

  •
  the member account ID of the Escrow Agent. For the purposes of the Offer, this is ECsoft;

  •
  the Form of Acceptance reference number. This is the reference number that appears next to Box 5 on page 3 of the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita IRG Plc to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this reference number for future reference;

  •
  the intended settlement date. This should be as soon as possible and in any event no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003;

  •
  the corporate action number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

  •
  the corporate action ISIN number. This is GB0002924768; and

  •
  the standard TTE delivery instructions with a priority of 80.

        After settlement of the TTE instruction, you will not be able to access the ECsoft Shares concerned in CREST for any transaction or charging purposes (subject to the provisions of paragraph 3 of Part B of Appendix I to this document) unless the Offer lapses. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the ECsoft Shares concerned to itself in accordance with paragraph (e) of Part C of Appendix I to this document.

        You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

        If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included on the TTE instruction, CIBER may treat any amount of ECsoft Shares transferred to an escrow balance in favour of the Escrow Agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same participant ID and member account ID (up to the amount of ECsoft Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

        You should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE instruction relating to your ECsoft Shares to settle prior to 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003. In this regard, you are referred in particular to those sections of the CREST manual concerning practical limitations of the CREST system and timings.

        CIBER will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason.

(e)
Deposits of ECsoft Shares into, and withdrawals of ECsoft Shares from, CREST

        Normal CREST procedures (including timings) apply in relation to any ECsoft Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of ECsoft Shares or otherwise). Holders of ECsoft Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the ECsoft Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other documents of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

(f)
Validity of acceptances

        Without prejudice to Parts B and C of Appendix I to this document, CIBER reserves the right, subject to the terms of the Offer and the City Code, to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to CIBER or its agents have been received.

        If you are in any doubt as to the procedure for acceptance, please contact Capita IRG Plc by telephone on 0870 162 3100 (or +44 20 8639 2157, if telephoning from outside the UK) or at the address in paragraph (b) above. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

14.  Settlement

        Subject to the Offer becoming or being declared unconditional in all respects (and except as provided in paragraph 5 of Part B of Appendix I to this document in the case of certain Overseas Shareholders), settlement of the consideration to which any ECsoft Shareholder (or the first named shareholder in the case of joint holders) is entitled under the Offer will be effected: (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; and (ii) in the case of acceptances received, complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt, and in either case in the following manner:

(a)
ECsoft Shares in uncertificated form (that is, in CREST)

        Where an acceptance relates to ECsoft Shares in uncertificated form, settlement of any cash consideration to which the accepting ECsoft Shareholder is entitled will be posted or despatched by means of CREST by CIBER procuring the creation of an assured payment obligation in favour of the accepting ECsoft Shareholder's payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangements.

        CIBER reserves the right to settle all or any part of the consideration referred to in this paragraph (a), for all or any accepting ECsoft Shareholders, in the manner referred to in paragraph (b) below, if, for any reason, it wishes to do so.

(b)
ECsoft Shares in certificated form

        Where an acceptance relates to ECsoft Shares in certificated form, settlement of any cash due will be despatched (but not in or into Canada, Australia or Japan) by first class post (or by such other method as may be approved by the Panel). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

        If the Offer does not become and/or is not declared unconditional in all respects (i) share certificates and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address (outside Canada, Australia or Japan) is set out in Box 2, or, if appropriate, Box 4 of the Form of Acceptance or, if none is set out, to the first-named holder at his or her registered address (outside Canada, Australia or Japan) and (ii) the Escrow Agent will, immediately after the lapsing of the Offer (or within such longer period not exceeding 14 days after the lapsing of the Offer as the Panel may approve), give TTE instructions to CRESTCo to transfer all ECsoft Shares held in escrow balances in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the ECsoft Shareholders concerned.

        All communications, notices, certificates, documents of title and remittances sent by or to ECsoft Shareholders or their appointed agents will be delivered by, or sent to or from, them, or their appointed agents, at their own risk.

15.  Further information

        Your attention is drawn to the further information relating to the Offer set out in Appendices I to V to this document and in the Form of Acceptance.

16.  Action to be taken

        To accept the Offer, you must complete the Form of Acceptance and return it by post or by hand (during normal business hours) to Capita IRG Plc at P.O. Box 166, New Issues, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH as soon as possible, but in any event so as to be received no later than 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003.

Yours sincerely, for and on behalf of NM Rothschild & Sons Limited
Roger Brazg	Matthew Metcalfe

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A:    CONDITIONS OF THE OFFER

        The Offer is subject to the following conditions:

(a)
valid acceptances of the Offer being received (and not, where permitted, withdrawn) by 3.00 p.m. (London time) / 10.00 a.m. (New York City time) on 20 January 2003 or such later time(s) and/or date(s) as CIBER UK may, subject to the City Code, decide in respect of not less than 90 per cent. in nominal value (or such lesser percentage as CIBER UK may decide) of ECsoft Shares to which the Offer relates, provided that this condition will not be satisfied unless CIBER and its wholly-owned subsidiaries shall have acquired, or agreed to acquire, pursuant to the Offer or otherwise, ECsoft Shares carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of ECsoft, including for this purpose (to the extent, if any, required by the Panel) any such voting rights attaching to any ECsoft Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise and for the purposes of this condition:

(i)
shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry on issue; and

(ii)
the expression "ECsoft Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act;

(b)
no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association, institution or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any jurisdiction (each a "Relevant Authority") having decided to take, instituted or threatened any action, proceeding, suit, investigation, enquiry or reference or enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision that would or might be reasonably expected to:

(i)
make the Offer or the acquisition or the proposed acquisition of any shares in, or control of, ECsoft by any member of the Wider CIBER Group void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Offer or the acquisition of any shares in, or control of, ECsoft by any member of the Wider CIBER Group;

(ii)
require or prevent the divestiture (or alter the terms of any proposed divestiture) by the Wider CIBER Group or the Wider ECsoft Group of all or any substantial part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the Wider CIBER Group taken as a whole or, as the case may be, the Wider ECsoft Group taken as a whole;

(iii)
impose any material limitation on the ability of any member of the Wider CIBER Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider ECsoft Group or on the ability of any member of the Wider ECsoft Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent) in, or to exercise management control over, any other member of the Wider ECsoft Group in each case to an extent which is material in the context of the Wider CIBER Group taken as a whole or, as the case may be, the Wider ECsoft Group taken as a whole;

  (iv)
  require any member of the Wider CIBER Group or of the Wider ECsoft Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider ECsoft Group or any member of the Wider CIBER Group owned by a third party where such acquisition would be material in the context of the Wider CIBER Group taken as a whole or, as the case may be, the Wider ECsoft Group taken as a whole; or

  (v)
  impose any material limitation on the ability of any member of the Wider CIBER Group or the Wider ECsoft Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider CIBER Group and/or the Wider ECsoft Group in each case in a manner which would be material in the context of the Wider CIBER Group taken as a whole or, as the case may be, the Wider ECsoft Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

(c)
all necessary filings having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the Offer and the acquisition of any shares in, or control of, ECsoft by CIBER UK and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals ("authorisations") necessary or appropriate in any jurisdiction for or in respect of the Offer and the proposed acquisition of any shares in, or control of, ECsoft by CIBER UK being obtained in terms and in a form reasonably satisfactory to CIBER UK from appropriate Relevant Authorities or from any persons or bodies with whom any member of the Wider CIBER Group or the Wider ECsoft Group has entered into contractual arrangements (in each case where the absence of such authorisation would have a material adverse effect on the Wider ECsoft Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the Wider ECsoft Group to carry on its business (where such business is material in the context of the Wider ECsoft Group taken as a whole) remaining in full force and effect and no notice of any intention to revoke or not to renew any of the same having been made and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(d)
save as fairly disclosed to CIBER or its advisers or as otherwise publicly announced to a Regulatory Information Service by or on behalf of ECsoft prior to the date of this announcement, there being no provision of any agreement, arrangement, licence or other instrument to which any member of the Wider ECsoft Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Offer or the acquisition or proposed acquisition by CIBER UK of any shares in, or change in the control or management of, ECsoft or otherwise, would or might (to an extent which is materially adverse in the context of the Wider ECsoft Group taken as a whole) result in:

(i)
any material amount of moneys borrowed by or any other material indebtedness (actual or contingent) of any such member of the Wider ECsoft Group which is not already repayable or repayable on demand becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any material indebtedness being withdrawn or inhibited;

(ii)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any substantial part of the business, property or assets of any such member of the Wider

    ECsoft Group or any such security interest (whenever arising or having arisen) becoming enforceable;

  (iii)
  any material assets or interest of any such member of the Wider ECsoft Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, other than in the ordinary course of business;

  (iv)
  the interest or business of any such member of the Wider ECsoft Group in or with any other person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or materially and adversely affected;

  (v)
  any such member of the Wider ECsoft Group ceasing to be able to carry on business under any name under which it presently does so, where such a result would be material in the context of the Wider ECsoft Group taken as a whole;

  (vi)
  any such agreement, arrangement, licence or other instrument being terminated or materially and adversely modified or any onerous obligation arising or any material adverse action being taken or arising thereunder; or

  (vii)
  the creation of any material liabilities (actual or contingent) by any such member;

(e)
except as disclosed in the Annual Report and Accounts of ECsoft for the year ended 31 December 2001 or the Interim Financial Statements of ECsoft for the six months ended 30 June 2002 or as publicly announced to a Regulatory Information Service by or on behalf of ECsoft or as otherwise fairly disclosed to CIBER or its advisers prior to the date of this announcement, no member of the Wider ECsoft Group having since 31 December 2001:

(i)
issued or agreed to issue or authorised the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities save as between ECsoft and wholly-owned subsidiaries of ECsoft prior to the date of this announcement or upon the exercise of rights to subscribe for ECsoft Shares pursuant to options granted under the ECsoft Share Option Schemes prior to the date of this announcement;

(ii)
recommended, declared, paid or made any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of ECsoft;

(iii)
save as between ECsoft and the ECsoft Group, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over (in each case other than in the ordinary course of business), any asset or any right, title or interest in any asset;

(iv)
implemented or authorised any material reconstruction, amalgamation, scheme or other transaction or arrangement (other than in the ordinary course of business);

(v)
purchased, redeemed or repaid any of its own shares or other securities or reduced or (save for the matters referred to in sub-paragraph (i) of this condition) made or authorised any other change in its share capital;

(vi)
made or authorised any material change in its loan capital or, save as between ECsoft and the ECsoft Group, issued or authorised the issue of any material debentures or incurred or increased any material indebtedness or material contingent liability;

(vii)
entered into, varied or terminated, or authorised the entry into, variation or termination of, any contract, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material;

  (viii)
  entered into any contract, commitment or arrangement which is restrictive in a material respect on the business of any member of the Wider ECsoft Group;

  (ix)
  been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally (other than in the ordinary course of business) or ceased or threatened to cease carrying on all or a substantial part of its business;

  (x)
  taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation in each case other than a solvent reconstruction (or for any analogous proceedings or steps in any jurisdiction), or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or substantially all of its assets and revenues;

  (xi)
  waived, compromised or settled (other than in the ordinary course of business) any claim which is material;

  (xii)
  entered into or materially varied the terms of any service agreement or arrangement with any director or senior executive of ECsoft;

  (xiii)
  made or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees, in each case which is material; or

  (xiv)
  entered into any contract, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this condition, and for the purpose of this condition "material" shall mean material in the context of the Wider ECsoft Group taken as a whole;

(f)
except as disclosed in the Annual Report and Accounts of ECsoft for the year ended 31 December 2001 or the Interim Financial Statements of ECsoft for the six months ended 30 June 2002 or as publicly announced to a Regulatory Information Service by or on behalf of ECsoft or as otherwise fairly disclosed to CIBER or its advisers prior to the date of this announcement:

(i)
no adverse change having occurred in the business, assets, financial or trading position, profits or prospects of any member of the Wider ECsoft Group which in the context of the Wider ECsoft Group taken as a whole is material; and

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the ECsoft Group or to which any member of the ECsoft Group is a party (whether as plaintiff or defendant or otherwise) which in each case would or might reasonably be expected materially and adversely to affect the Wider ECsoft Group taken as a whole;

(g)
save as fairly disclosed to CIBER or its advisers prior to the date of this announcement, CIBER not having discovered that:

(i)
any financial, business or other information publicly disclosed at any time by any member of the ECsoft Group (other than to the extent corrected by way of a public announcement by any member of the ECsoft Group) is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading which in any case is material and adverse to the financial or trading position of the Wider ECsoft Group taken as a whole;

(ii)
any member of the ECsoft Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of ECsoft for the year ended 31 December 2001 or the Interim Financial Statements of ECsoft for the six months ended 30 June 2002 and which is material in the context of the Wider ECsoft Group taken as a whole; or

(iii)
any past or present member of the ECsoft Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human health and which is material in the context of the Wider ECsoft Group taken as a whole; and

(h)
the net cash position (being the aggregate bank balances net of any bank loans and/or overdrafts) of the ECsoft Group as at the Statement Date being not less than £20 million (or such lesser amount as is agreed in writing between CIBER and ECsoft).

        CIBER UK reserves the right at its absolute discretion to waive all or any of conditions (b) to (h) inclusive, in whole or in part. The Offer will lapse unless all the above conditions are fulfilled or (if capable of waiver) waived or, where appropriate, determined by CIBER UK to have been or remain satisfied by midnight on the day which is 21 days after the later of 20 January 2003 and the date on which the Offer becomes or is declared unconditional as to acceptances (or such later date as CIBER UK may, with the consent of the Panel, decide). CIBER shall be under no obligation to waive or treat as fulfilled any of conditions (b) to (h) inclusive by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

        If CIBER UK is required by the Panel to make an offer for any ECsoft Shares under Rule 9 of the City Code, CIBER UK may make such alterations to the above conditions as are necessary to comply with that Rule.

        If before 20 January 2003 or the date when the Offer becomes or is declared unconditional as to acceptances (whichever is the later) the acquisition of ECsoft is referred to the Competition Commission or the European Commission either initiates proceedings under Article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under Article 9(1) thereof the Offer will lapse.

PART B:    FURTHER TERMS OF THE OFFER

        Except where the context requires otherwise, any reference in Parts B and C of this Appendix I and in the Form of Acceptance:

  (i)
  to the "Offer" will include any revision, variation or extension thereof;

  (ii)
  to the "Offer becoming unconditional" will include the Offer becoming or being declared unconditional;

  (iii)
  to the Offer becoming or being declared "unconditional" will be construed as the Offer becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

  (iv)
  to "acceptance of the Offer" will include deemed acceptances of the Offer;

  (v)
  to the "acceptance condition" means the condition as to acceptances of the Offer set out in paragraph (a) of Part A of this Appendix I and references to the Offer becoming unconditional as to acceptances will be construed accordingly; and

  (vi)
  to the "Offer Document" will mean this document and any other document containing the Offer.

  The following further terms apply, unless the context requires otherwise, to the Offer.

1.    Acceptance Period

(a)
The Offer will initially be open for acceptance until 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 20 January 2003 but may be extended subject to paragraph 1(c) of this Part B.

(b)
Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as may be permitted by the Panel) following the date of despatch of a written notice of the revision to ECsoft Shareholders. Except with the consent of the Panel, no such notice of revision of the Offer may be made or posted to ECsoft Shareholders after 3 February 2003 or, if later, the date 14 days before the last date on which the Offer can become unconditional.

(c)
The Offer, whether revised or not, will not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 17 February 2003 (or any earlier time and/or date beyond which CIBER UK has stated (and not, where permitted, withdrawn that statement), that the Offer will not be extended nor of being kept open for acceptance after that time and/or date unless the Offer has previously become unconditional, provided that CIBER UK reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the consent of the Panel, CIBER UK may not, for the purposes of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of ECsoft Shares made after 1.00 p.m. (London time) or 10.00 a.m. (New York City time) on 17 February 2003 (or any earlier time(s) and/or date(s) beyond which CIBER UK has stated that the Offer will not be extended and in respect of which it has not, where permitted, withdrawn that statement) or, if the Offer is so extended, any such later time(s) and/or date(s) as CIBER UK, with the permission of the Panel, may determine. If the latest time at which the Offer may become unconditional is extended beyond midnight on 17 February 2003, acceptances received and purchases of ECsoft Shares made in respect of which the relevant documents are received by Capita IRG Plc after 1.00 p.m. (London time) or 10.00 a.m. (New York City time) on 17 February 2003 may (except where the City Code otherwise permits) only be taken into account with the agreement of the Panel.

(d)
If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of CIBER UK that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Offer to those ECsoft Shareholders who have not accepted the Offer.

(e)
If a competitive situation arises after CIBER UK has made a "no extension" statement and/or a "no increase" statement (as referred to in the City Code) in connection with the Offer, CIBER UK may, if it specifically reserves the right to do so at the time such statement is made (or otherwise with the consent of the Panel), choose not to be bound by or withdraw such statement and be free to revise and/or extend the Offer provided it complies with the requirements of the City Code and in particular that:

(i)
it announces the withdrawal as soon as possible and in any event within four business days of the firm announcement of the competing offer or other competitive situation;

(ii)
it notifies ECsoft Shareholders to that effect in writing at the earliest opportunity or, in the case of ECsoft Shareholders with registered addresses outside the United Kingdom or whom CIBER UK knows to be nominees, custodians or trustees holding ECsoft Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and

(iii)
any ECsoft Shareholder who accepted the Offer after the date of the "no extension" and/or "no increase" statement is given a right of withdrawal in accordance with paragraph 3(c) of this Part B.

  CIBER UK may choose not to be bound by a "no increase" and/or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer (either as to value or form of the consideration or otherwise) which is recommended for acceptance by the board of directors of ECsoft, or in other circumstances permitted by the Panel.

(f)
For the purposes of determining at any particular time whether the acceptance condition has been satisfied, CIBER UK will not be bound (unless otherwise required by the Panel) to take into account any ECsoft Shares which have been issued or unconditionally allotted or which arise as the result of the exercise of conversion rights before that determination takes place unless written notice containing relevant details of the allotment, issue or conversion has been received from ECsoft or its agents before that time by CIBER UK or Capita IRG Plc on behalf of CIBER UK at the address specified in paragraph 3(a) below. Notification by telex or facsimile or other electronic transmissions or copies will not be sufficient.

2.    Announcements

(a)
Without prejudice to paragraph 3(a) below, by 8.00 a.m. (London time) or 3.00 a.m. (New York City time) on the business day (the "relevant day") next following the day on which the Offer is due to expire or becomes or is declared unconditional or is revised or extended, as the case may be, (or such later time(s) and/or date(s) as the Panel may agree) CIBER UK will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will also state (unless otherwise permitted by the Panel) the total number of ECsoft Shares and rights over ECsoft Shares (as nearly as practicable):

(i)
for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting or deemed to be acting in concert (for the purposes of the City Code and in relation to the Offer) with CIBER UK);

(ii)
acquired or agreed to be acquired by or on behalf of CIBER UK or any person acting or deemed to be acting in concert (for the purposes of the City Code and in relation to the Offer) with CIBER UK during the course of the Offer Period; and

(iii)
held by or on behalf of CIBER UK or any person acting or deemed to be acting in concert (for the purposes of the City Code and in relation to the Offer) with CIBER UK prior to the Offer Period,

  and will specify the percentage of the ECsoft Shares represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be satisfied may be made at any time up to, and will be announced not later than, 8.00 a.m. (London time) or 3.00 a.m. (New York City time) on the relevant day (or such later time(s) and/or date(s) as the Panel may agree). The announcement will also state the next expiry date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of ECsoft Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes, subject to paragraph 6(e) below, acceptances and/or purchases which are not in all respects in order or which are subject to verification.

(b)
In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of CIBER UK include the release of an announcement to the press by CIBER UK's public relations consultants or Rothschild and the delivery by hand or telephone, telex or facsimile transmission or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service will be notified simultaneously (unless the Panel otherwise agrees) to a Regulatory Information Service.

(c)
Without limiting the manner in which CIBER UK may choose to make any public statement and subject to CIBER UK's obligations under applicable law (including Rule 14e-1(d) under the United States Securities Exchange Act of 1934, as amended), CIBER UK will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

3.    Rights of withdrawal

(a)
If CIBER UK, having announced the Offer to be unconditional, fails by 3.30 p.m. (London time) or 10.30 a.m. (New York City time) on the relevant day (or such later time and/or date as the Panel may agree) to comply with any of the other relevant requirements specified in paragraph 2(a) of this Part B, an accepting ECsoft Shareholder may (unless the Panel otherwise agrees) immediately after that time withdraw his acceptance of the Offer by written notice given by post or by hand (during normal business hours) to Capita IRG Plc at P.O. Box 166, New Issues, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Subject to paragraph 1(c) of this Part B, this right of withdrawal may be terminated not less than eight days after the relevant day by CIBER UK confirming, if that be the case, that the Offer is still unconditional and complying with the other relevant requirements specified in paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) of this Part B will run from the date of that confirmation and compliance.

(b)
If by 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 10 February 2003 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting ECsoft Shareholder may withdraw his acceptance at any time thereafter in the manner referred to in paragraph 3(a) of this Part B, before the earlier of:

(i)
the time that the Offer becomes unconditional; and

(ii)
the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1(c) of this Part B.

(c)
If a "no extension" and/or "no increase" statement is withdrawn in accordance with paragraph 1(e) of this Part B, any acceptance made by an ECsoft Shareholder after the date of that statement may be withdrawn thereafter in the manner referred to in paragraph 3(a) of this Part B for a period of eight days following the date on which the notice of the withdrawal of such statement is posted to ECsoft Shareholders.

(d)
Except as provided by this paragraph 3, acceptances of the Offer will be irrevocable.

(e)
In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting ECsoft Shareholder(s) or his/their agent(s) or attorney(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to CIBER UK is produced with the notice). Telex, e-mail or facsimile or other electronic transmissions or copies will not be sufficient. No notice which is post-marked or otherwise appears to CIBER UK or its agents to have been sent from Canada, Australia or Japan will be treated as valid.

4.    Revised Offer

(a)
Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or form of the consideration offered or otherwise), and any such revision represents on the date on which the revision is announced (on such basis as Rothschild may reasonably consider appropriate) an improvement (or no diminution) in the value of the consideration of the Offer as so revised compared with the value of the consideration or terms previously offered, or in the overall value received and/or retained by an ECsoft Shareholder (in consequence of the Offer or otherwise), the benefit of the revised Offer will, subject as provided in paragraphs 4(c), 4(d) and 5 of this Part B, be made available to any ECsoft Shareholder who has validly accepted the Offer in its original or previously revised form(s) and has not validly withdrawn such acceptance (a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject to paragraphs 4(c), 4(d) and 5 of this Part B, be deemed to be an acceptance of the Offer as so revised and shall also constitute an authority to CIBER UK, Rothschild and/or any of their respective directors, authorised representatives and agents as his attorney and/or agent (an "attorney"):

(i)
to accept any such revised Offer on behalf of such Previous Acceptor;

(ii)
if such revised Offer includes alternative form(s) of consideration, to make on his behalf elections for and/or accept such alternative form(s) of consideration on his behalf in such proportions as such attorney in his absolute discretion thinks fit; and

(iii)
to execute on behalf of and in the name of such Previous Acceptor all further documents and take such further actions (if any) as may be required to give effect to such acceptance and/or election(s).

  In making any such acceptance or making any such election, the attorney will take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b)
CIBER UK and Rothschild reserve the right (subject to paragraph (4(a) of this Part B) to treat an executed Form of Acceptance or TTE instruction relating to the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer (and where applicable, a valid election for any alternative forms of consideration). Such acceptance will constitute an authority in the terms of paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant ECsoft Shareholder.

(c)
The deemed acceptances referred to in this paragraph 4 shall not apply and the authorities conferred by this paragraph 4 shall not be exercised by CIBER UK or Rothschild or any of their respective directors, authorised representatives and agents if, as a result thereof, the Previous Acceptor would (on such basis as Rothschild may reasonably consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him or on his behalf, having regard to any previous acceptance or election originally made by him, unless the Previous Acceptor has previously otherwise agreed in writing. The authorities conferred by this paragraph 4 shall not be exercised in respect of any election available under the revised Offer, save in accordance with this paragraph.

(d)
The deemed acceptances referred to in this paragraph 4 will not apply and the authorities conferred by this paragraph will be ineffective to the extent that a Previous Acceptor lodges with Capita IRG Plc, in the manner specified in paragraph 3(a) of this Part B, within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to ECsoft Shareholders, a Form of Acceptance or some other form issued by or on behalf of CIBER UK in which the ECsoft Shareholder validly elects to receive the consideration receivable by him under such revised Offer in some other manner than set out in his original acceptance.

5.    Overseas Shareholders

(a)
The making of the Offer in, or to certain persons who are resident in, or citizens or nationals of, jurisdictions outside the UK or to custodians, nominees of or trustees for such persons may be affected by the laws of the relevant jurisdictions. ECsoft Shareholders who are residents, citizens or nationals of jurisdictions outside the UK should inform themselves about and observe any applicable legal requirements. It is the responsibility of any such person wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities, and the payment of any issue, transfer or other taxes due in that jurisdiction. Any such Overseas Shareholder will be responsible for the payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction by whomsoever payable and CIBER UK and Rothschild and any person acting on their behalf shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes as such person may be required to pay. If you are an Overseas Shareholder and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction.

(b)
The Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facilities of a national securities exchange of, any of these jurisdictions and the Offer cannot be accepted by any such use, means, instrumentality or facility or from within Canada, Australia or Japan. Such means or instrumentalities include, but are not limited to, facsimile transmission, e-mail, telex and telephone and the internet.

(c)
Copies of this document, the Form of Acceptance and any related offer documents are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan including to ECsoft Shareholders with registered addresses in these jurisdictions or to persons whom CIBER UK knows to be nominees, custodians or trustees holding ECsoft Shares for such persons. Persons receiving such documents (including, without limitation, custodians, nominees and trustees) must not distribute, send or mail them in, into or from Canada, Australia or Japan, use the Canadian, Australian or Japanese mails, or use any such instrumentality for any purpose, directly or indirectly, in connection with the Offer, and doing so may render invalid any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the Canadian, Australian or Japanese mails or any such instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Form of Acceptance, evidence of title or other documents relating to the Offer must not be postmarked in Canada, Australia or Japan or otherwise despatched from these jurisdictions and all acceptors must provide addresses outside Canada, Australia and Japan for the receipt of the consideration to which they are entitled under the Offer and which is despatched by post pursuant to paragraph (f)(ii) of Part C of this Appendix I or for the return of the Form of Acceptance, and (in relation to ECsoft Shares in certificated form) any ECsoft share certificate(s) and/or other document(s) of title.

(d)
Subject as provided below, an ECsoft Shareholder may be deemed not to have validly accepted the Offer if:

(i)
he puts "YES" in Box 6 of the Form of Acceptance and thereby does not make the representations and warranties set out in paragraph (c) of Part C of this Appendix I;

(ii)
he completes Box 2 of the Form of Acceptance with an address in Canada, Australia or Japan or has a registered address in Canada, Australia or Japan and in either case he does not insert in Box 4 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia and Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent, subject to the provisions of this paragraph 5 and applicable laws;

(iii)
he inserts in Box 2 of the Form of Acceptance a telephone number in Canada, Australia or Japan for use in the event of queries; or

(iv)
a Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to CIBER UK or its agents to have been sent from, Canada, Australia or Japan.

  CIBER UK reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (c) of Part C of this Appendix I could have been truthfully given by the relevant ECsoft Shareholder and, if such investigation is made and as a result CIBER UK determines that such representations and warranties could not have been so given, such acceptance shall not be valid.

(e)
If, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees) whether pursuant to a contractual or legal obligation or otherwise forwards this document, the Form of Acceptance or any related offering document in, into or from Canada, Australia or Japan or uses the mails or any means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephones and the internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Canada, Australia or Japan in connection with such forwarding, such person should:

(i)
inform the recipient of such fact;

(ii)
explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)
draw the attention of the recipient to this paragraph 5.

(f)
Notwithstanding anything to the contrary contained in this document or the Form of Acceptance, CIBER UK and Rothschild may make the Offer (with or without giving effect to the foregoing paragraphs of this paragraph 5) in Canada, Australia or Japan pursuant to an exemption under, or in accordance with, applicable law in Canada, Australia or Japan and, in this connection, the provisions of paragraph (c) of Part C of this Appendix I will be varied accordingly.

(g)
The provisions of this paragraph 5 supersede any terms of the Offer inconsistent with them. The provisions of this paragraph 5 and/or any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific ECsoft Shareholder(s) or on a general basis by CIBER UK in its absolute discretion. References in this paragraph 5 to an ECsoft Shareholder shall include the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph shall apply to them jointly and severally and to each of them.

6.    General

(a)
Except with the consent of the Panel, the Offer will lapse unless all the conditions relating to the Offer have been fulfilled or, where appropriate, have been determined by CIBER UK to have been, and continue to be satisfied or (if capable of waiver) have been waived by midnight on 10 February 2003 or by midnight (London time) or 7.00 p.m. (New York City time) on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as CIBER UK, with the consent of the Panel, may decide.

(b)
If the Offer lapses, it will cease to be capable of further acceptance and accepting ECsoft Shareholders and CIBER UK will cease to be bound by Form(s) of Acceptance submitted before the time the Offer lapses.

(c)
If sufficient acceptances under the Offer are received and/or sufficient ECsoft Shares are otherwise acquired, CIBER UK intends to apply the provisions of sections 428 to 430F (inclusive) of the Companies Act to acquire compulsorily any outstanding ECsoft Shares to which the Offer relates.

  Furthermore, CIBER UK intends to procure that ECsoft applies to the UKLA for the cancellation of the listing of ECsoft Shares on the Official List and to the London Stock Exchange for the cancellation of the admission to trading of ECsoft Shares on the London Stock Exchange market for listed securities. Such cancellations will take place no earlier than 20 business days after the date on which either the Offer becomes unconditional in all respects or after the first date of issue of the compulsory acquisition notices under section 429 of the Companies Act as appropriate.

(d)
Except with the consent of the Panel, settlement of the consideration to which any ECsoft Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which CIBER UK or Rothschild may otherwise be, or claim to be, entitled as against such shareholder and will be effected:

(i)
in the case of acceptances received, complete in all respects (including the relevant transfer to escrow or (as applicable) receipt of relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to CIBER UK) by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or

(ii)
in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects, but while it remains open for acceptance, within 14 days of such receipt.

  All cash payments (other than payments made by means of CREST) will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank. No consideration will be sent to an address in Canada, Australia or Japan.

(e)
Notwithstanding the right reserved by CIBER UK and Rothschild to treat a Form of Acceptance as valid even though not entirely in order and/or not accompanied by the relevant share certificate(s) and/or other document(s) of title, or not accompanied by the relevant TTE instruction, and except as otherwise agreed with the Panel:

(i)
an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

(ii)
a purchase of ECsoft Shares by CIBER UK or its nominee(s) (or, if relevant, any person acting in concert with CIBER UK, or its nominee(s)), if any, will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

  (iii)
  the Offer will not become unconditional unless Capita IRG Plc has issued a certificate to CIBER UK and/or Rothschild or their respective agents stating the number of ECsoft Shares in respect of which acceptances have been received which comply with subparagraph (i) above and the number of ECsoft Shares otherwise acquired, whether before or during the Offer Period, which comply with subparagraph (ii) above. Rothschild will send a copy of such certificate to the Panel and to Close Brothers as soon as possible after it is issued.

(f)
The terms, provisions, instructions and authorities contained or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. The provisions of this Appendix I shall be deemed to be incorporated in and form part of each Form of Acceptance. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(g)
All references in this document and in the Form of Acceptance to 20 January 2003 will (except in the definition of Offer Period and in paragraph 1(a) of this Part B and where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(h)
References in paragraph 5 of this Part B and Part C of this Appendix I to an ECsoft Shareholder will include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance, such paragraphs will apply to them jointly and severally.

(i)
Any omission or failure to despatch this document, the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(j)
Without prejudice to any other provision of this Part B, CIBER UK and Rothschild reserve the right to treat acceptances of the Offer as valid if received by or on behalf of either of them at any place or places or in any manner determined by them otherwise than as set out in this document or the Form of Acceptance.

(k)
No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) or other document(s) of title will be given by, or on behalf of, CIBER UK. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from ECsoft Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(l)
The Offer extends to persons to whom the Offer is made or should be made to whom this document, the Form of Acceptance or any related documents may not be despatched and such persons may collect copies of these documents from Capita IRG Plc at the address set out in paragraph 3(a) of this Part B and from Rothschild.

(m)
CIBER UK and Rothschild reserve the right to notify any matter including the making of the Offer to all or any ECsoft Shareholder(s) with a registered address outside the United Kingdom, or whom CIBER UK knows to be a custodian, trustee or nominee holding ECsoft Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom, by announcement in the United Kingdom, or by paid advertisement in a daily newspaper published and circulated in the United Kingdom, in which event such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in this document to notice in writing by or on behalf of CIBER UK will be construed accordingly.

(n)
The Offer is made at 3.00 p.m. (London time) or 10.00 a.m. (New York City time) on 19 December 2002 and is capable of acceptance from and after that time. The Offer is being made by means of this document and is being extended by means of an advertisement proposed to be published in the London edition of the Financial Times dated 20 December 2002 to all persons to whom this document and/or a Form of Acceptance may not be despatched (or by whom such documents may not be received) who hold or are entitled to have allotted or issued to them ECsoft Shares.

(o)
If the Offer does not become unconditional in all respects:

(i)
in respect of ECsoft Shares held in certificated form the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside Canada, Australia and Japan is set out in the relevant box in the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside Canada, Australia and Japan. No such documents will be sent to an address in Canada, Australia or Japan; and

(ii)
in respect of ECsoft Shares held in uncertificated form, Capita IRG Plc will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all ECsoft Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the ECsoft Shareholders concerned.

(p)
All powers of attorney, appointments of agents and authorities conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the ECsoft Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney or authority or appointment is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

(q)
The Offer and all acceptances and elections in respect thereof, or pursuant thereto, and the Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing will be governed by and construed in accordance with English law. Execution of a Form of Acceptance by or on behalf of an ECsoft Shareholder will constitute his submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the right of CIBER UK or Rothschild to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(r)
In relation to any acceptance of the Offer in respect of a holding of ECsoft Shares which is in uncertificated form, CIBER UK reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, addition or modification is consistent with the requirements of the City Code or is otherwise made with the consent of the Panel.

(s)
All references in this Part B to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

(t)
The provisions of the Contracts (Rights of Third Parties) Act 1999 shall not apply to this document or the Form of Acceptance.

PART C: FORM OF ACCEPTANCE

        Each ECsoft Shareholder by whom, or on whose behalf, any Form of Acceptance is executed and received by Capita IRG Plc or by or on behalf of CIBER UK or Rothschild irrevocably undertakes, represents, warrants and agrees to and with CIBER UK, Rothschild and Capita IRG Plc (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)
that the execution of the Form of Acceptance, whether or not any other Boxes are completed, shall constitute:

(i)
an acceptance of the Offer in respect of the number of ECsoft Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(ii)
an undertaking to execute any further documents, take any further action and given any further assurances which may be required in connection with the foregoing,

  in each case on and subject to the terms and conditions set out in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix, each such acceptance and undertaking shall be irrevocable.

  If Box 1 is left blank or a number greater than such ECsoft Shareholder's registered holding appears in Box 1 or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance by such ECsoft Shareholder of the basic terms of the Offer in respect of the total number of ECsoft Shares registered in his name;

(b)
that he is irrevocably and unconditionally entitled to transfer the ECsoft Shares in respect of which the Form of Acceptance is completed and that the ECsoft Shares in certificated form in respect of which the Offer is accepted, or is deemed to be accepted, are sold fully paid and free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive in full all dividends and other distributions, if any, declared, paid or made after the date of this document;

(c)
that unless "YES" is inserted or deemed to be inserted in Box 6 of the Form of Acceptance, such ECsoft Shareholder:

(i)
has not received or sent copies of this document, the Form of Acceptance or any related offer documents in, into or from Canada, Australia or Japan;

(ii)
has not otherwise utilised in connection with the Offer, directly or indirectly, the use of the mails of or any means or instrumentality (including, without limitation, facsimile transmission, e-mails, telex, telephone and the internet) of interstate or foreign commerce, or any facilities of a national securities exchange, of Canada, Australia or Japan;

(iii)
was outside Canada, Australia and Japan when the Form of Acceptance was delivered and at the time of accepting the Offer, and in respect of the ECsoft Shares to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within Canada, Australia or Japan;

(iv)
warrants that the Form of Acceptance and any related offer documents have not been mailed or otherwise sent in, into or from Canada, Australia or Japan and such shareholder is accepting the Offer from outside Canada, Australia and Japan;

(d)
that the execution of the Form of Acceptance and its delivery to Capita IRG Plc constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting ECsoft Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of CIBER UK and Rothschild as such ECsoft Shareholder's attorney and/or agent ("attorney"), with an irrevocable instruction to the attorney to:

  (i)
  complete and execute all or any form(s) of transfer and/or renunciation and/or other document(s) in the attorney's discretion in relation to the ECsoft Shares in respect of which the Offer has been accepted or deemed to have been accepted in favour of CIBER UK or as CIBER UK or its agents may direct;

  (ii)
  deliver such form(s) of transfer and/or renunciation and/or other document(s) at the attorney's discretion together with any certificate(s) and/or other document(s) of title relating to such ECsoft Shares for registration within six months of the Offer becoming unconditional in all respect; and

  (iii)
  do all such other acts and things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance or deemed acceptance of the Offer pursuant to the Form of Acceptance and to vest in CIBER UK or its nominee(s) the ECsoft Shares as aforesaid;

(e)
that the execution of the Form of Acceptance and its delivery to Capita IRG Plc constitutes the irrevocable appointment of Capita IRG Plc as such ECsoft Shareholder's attorney and/or agent ("attorney") and an irrevocable instruction and authority to the attorney:

(i)
subject to the Offer becoming unconditional in all respects, in accordance with its terms and to the accepting ECsoft Shareholder not having validly withdrawn his acceptance, to transfer to Capita IRG Plc (or to such other person as CIBER UK or its agents may direct) by means of CREST all or any of the Relevant ECsoft Shares, as defined below, (not exceeding the number of ECsoft Shares in respect of which the Offer is accepted or deemed to be accepted); and

(ii)
if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), to transfer all relevant ECsoft Shares to the original available balance of the accepting ECsoft Shareholder.

  "Relevant ECsoft Shares" means ECsoft Shares in uncertificated form and in respect of which a transfer to escrow has or have been effected pursuant to the procedures described in paragraph 13(d) of the letter from Rothschild contained in Part II of this document and where the transfer(s) to escrow was or were made in respect of the ECsoft Shares held under the same member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance reference number, or a Form of Acceptance reference number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f)
that the execution of the Form of Acceptance and its delivery to Capita IRG Plc constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting ECsoft Shareholder not having validly withdrawn his acceptance, a separate and irrevocable authority and request:

(i)
to ECsoft or its agents to procure the registration of the transfer of those ECsoft Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of thereof to CIBER UK or as it may direct;

(ii)
if the ECsoft Shares are in certificated form (subject to paragraph 5 of Part B of this Appendix I), to CIBER UK or its agents to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank in respect of any cash consideration to which he is entitled under the Offer, at the risk of such ECsoft Shareholder, to the person or agent whose name and address (outside Canada, Australia and Japan) is set out in Box 2 or Box 4 of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia and Japan); and

  (iii)
  if the ECsoft Shares concerned are in uncertificated form, to CIBER UK or its agents to procure the creation of an assured payment obligation in favour of the relevant ECsoft Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such ECsoft Shareholder is entitled, provided that CIBER UK may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by cheque despatched in accordance with sub-paragraph (ii) above;

(g)
that the execution of the Form of Acceptance and its delivery constitutes a separate authority to CIBER UK and/or Rothschild and/or their respective agents within the terms of paragraphs 4 and 5 of Part B of this Appendix I;

(h)
subject to the Offer becoming unconditional in all respects or if the Panel otherwise gives its consent (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question), and pending registration, that:

(i)
CIBER UK or its agents be entitled to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general meeting of ECsoft Shareholders) attaching to any ECsoft Shares in respect of which the Offer has been accepted, or is deemed to have been accepted, and such acceptance has not been validly withdrawn;

(ii)
the execution of a Form of Acceptance by an ECsoft Shareholder constitutes, in respect of the ECsoft Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

(A)
an authority to ECsoft and any of its directors or agents from such ECsoft Shareholder to send any notice, warrant, document or other communication which may be required to be sent to him as a member of ECsoft to CIBER UK at its registered office;

(B)
an authority to CIBER UK and/or its agents to sign any consent to short notice of a general meeting or class meeting as his attorney and/or agent on his behalf and/or attend any such meeting and/or execute a form of proxy in respect of such ECsoft Shares appointing any person nominated by CIBER UK to attend general meetings and separate class meetings of ECsoft or its members (or any of them) (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer and to do such things as may in the reasonable opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such ECsoft Shares; and

(C)
the agreement of such ECsoft Shareholder not to exercise any of such rights without the consent of CIBER UK and the irrevocable undertaking of such ECsoft Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(i)
that he will deliver (or procure the delivery of) to Capita IRG Plc at the address referred to in paragraph 3(a) of Part B of this Appendix his share certificate(s) or other document(s) of title in respect of all ECsoft Shares held by him in certificated form in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to CIBER UK in lieu thereof, as soon as possible and in any event within six months of the Offer becoming declared unconditional in all respects;

(j)
that, if he accepts the Offer, he will do all such acts and things as shall, in the reasonable opinion of CIBER UK or Capita IRG Plc, be necessary or expedient to vest in CIBER UK or its nominee(s) or such other person as CIBER UK may decide the number of ECsoft Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and all such acts and things as may be reasonably necessary or expedient to enable Capita IRG Plc to perform its functions for the purposes of the Offer;

(k)
that he will take (or procure to be taken) the action set out in paragraph 13(d) of the letter from Rothschild contained in Part II of this document to transfer all ECsoft Shares in respect of which the Offer has been accepted or deemed to have been accepted and not validly withdrawn held by him in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(l)
that if, for any reason, any ECsoft Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 13(d) of the letter from Rothschild contained in Part II of this document are converted to certificated form, he will (without prejudice to paragraph (h) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such ECsoft Shares as so converted to Capita IRG Plc at the address and in the manner referred to in paragraph 3(a) of Part B of this Appendix I or CIBER UK at its registered office or as CIBER UK or its agent may direct;

(m)
that the creation of an assured payment obligation in favour of his payment bank in accordance with the CREST assured payments arrangements as referred to in paragraph (f)(iii) of this Part C shall, to the extent of the obligation so created, discharge in full any obligation CIBER UK and/or Rothschild to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(n)
that, in consideration of CIBER UK making any revised offer available to him as referred to in paragraph 4 of Part B of this Appendix I, the deemed acceptances, elections and authorities referred to in such paragraph 4 shall, subject to the right of withdrawal set out in paragraph 3 of Part B of this Appendix I, be irrevocable;

(o)
that the terms and conditions of the Offer contained in this document will be incorporated and deemed to be incorporated in, and form part of, the Form of Acceptance which will be read and construed accordingly;

(p)
he will ratify each and every act or thing which may lawfully be done or effected by CIBER UK or Rothschild or Capita IRG Plc or any director of CIBER UK or Rothschild or Capita IRG Plc or their respective agents or ECsoft or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

(q)
that, if any provision of Part B or Part C of this Appendix I will be unenforceable or invalid or will not operate so as to afford CIBER UK or Rothschild or Capita IRG Plc or any director or duly authorised representative of any of them or their respective agents the benefit of the authority expressed to be given therein, he agrees with all practicable speed to do all such acts and things and execute all such documents that may be required to enable those persons to secure the full benefits of the authorities and powers of attorney referred to in Part B and Part C of this Appendix I;

(r)
the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and that nothing shall limit the right of CIBER UK and/or Rothschild to bring any action, suit or proceedings arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction; and

(s)
on execution, the Form of Acceptance will take effect as a deed.

References in this Part C to an ECsoft Shareholder shall include references to the person or persons executing a Form of Acceptance, and in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and to each of them.

APPENDIX II

FINANCIAL INFORMATION RELATING TO ECSOFT

        PART 1—NATURE OF FINANCIAL INFORMATION

        PART 2—FINANCIAL STATEMENTS

        PART 3—NOTES TO THE FINANCIAL STATEMENTS

        PART 4—INTERIM STATEMENTS

        PART 5—NOTES TO THE INTERIM STATEMENTS

        PART 6—PROFIT FORECAST FOR ECSOFT FOR SIX MONTHS ENDING 31 DECEMBER 2002

        PART 7—LETTER FROM ERNST & YOUNG LLP

        PART 8—LETTER FROM CLOSE BROTHERS

PART 1—NATURE OF FINANCIAL INFORMATION

        The historical financial information contained in Part 2 and Part 3 of this Appendix II has been extracted without material adjustment from the audited consolidated accounts of ECsoft for the three years ended 31 December 2001, 2000 and 1999; the historical financial information contained in Part 4 of this Appendix II has been extracted without material adjustment from the unaudited interim financial statements of ECsoft for the six months ended 30 June 2002 and 2001.

        The financial information contained in this Appendix II does not constitute statutory accounts within the meaning of section 240 of the Companies Act. The statutory accounts for the three years ended 31 December 2001, 2000 and 1999 have been delivered to the Registrar of Companies. The auditors have made a report under section 235 of the Companies Act in respect of each such set of statutory consolidated financial statements and each such report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act.

PART 2—FINANCIAL STATEMENTS

CONSOLIDATED PROFIT AND LOSS STATEMENTS
For the years ended 31 December 2001, 31 December 2000 and 31 December 1999

		2001		2000		1999
	Notes	£000		£000		£000
Turnover
Continuing operations:
Ongoing		55,493		64,905		61,954
Acquisitions		1,334		8,299		5,350
Discontinued operations		2,500		—		—

	2	59,327		73,204		67,304
Operating costs:
Ongoing	3	(78,169)		(67,378)		(60,985)
Acquisitions	3	(1,482)		(8,450)		(5,323)
Discontinued operations	3	(5,825)		—		—
Operating Profit
Before goodwill amortisation and exceptional items		(678)		749		3,392
Goodwill amortisation		(2,010)		(2,130)		(1,458)
Exceptional items	3	(23,461)		(1,243)		(938)
Operating (Loss)/Profit
After goodwill amortisation and exceptional items
Ongoing		(22,676)		(2,473)		969
Acquisitions		(148)		(151)		27
Discontinued operations		(3,325)		—		—

	3	(26,149)		(2,624)		996
Profit on disposal of operations		5,851		—		—
Profit on the disposal of fixed asset investments		—		1,965		253

(Loss)/Profit on Ordinary Activities Before Interest and Taxation		(20,298)		(659)		1,249
Bank interest receivable		1,966		2,063		2,253
Interest payable and similar charges	5	(13)		(34)		(86)

		1,953		2,029		2,167

Profit on Ordinary Activities Before Taxation		(18,345)		1,370		3,416
Tax on profit on ordinary activities	6	(1,061)		(1,997)		(1,392)

(Loss)/Profit on Ordinary Activities After Taxation		(19,406)		(627)		2,024
Equity minority interests		(10)		68		(22)

(Loss)/Profit for the Year	19	(19,416)		(559)		2,002

Earnings per share—basic	8	(169.7	)p	(4.8	)p	17.7	p
—diluted	8	(169.7	)p	(4.8	)p	17.3	p

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
For the years ended 31 December 2001, 31 December 2000 and 31 December 1999

	2001	2000	1999
	£000	£000	£000
(Loss)/profit for the financial year attributable to members of the parent undertaking	(19,416)	(559)	2,002
Exchange difference on retranslation of net assets of subsidiary undertakings	25	(342)	(512)

Total Recognised Gains and Losses Relating to the Year	(19,391)	(901)	1,490

CONSOLIDATED BALANCE SHEETS
at 31 December 2001 and 31 December 2000

		2001			2000
	Notes	£000	£000	£000	£000
Fixed Assets
Intangible assets	9		15,751		36,760
Tangible assets	10		2,128		3,185

			17,879		39,945
Current Assets
Debtors	12	10,811		19,031
Cash at bank and in hand		37,639		36,207

		48,450		55,238
Creditors: amounts falling due within one year	13		(10,749)		(16,886)

Net Current Assets			37,701		38,352

Total Assets Less Current Liabilities			55,580		78,297

Creditors: amounts falling due after more than one year	14		(60)		(99)
Provisions For Liabilities And Charges	16		(849)		(709)

			(909)		(808)

			54,671		77,489
Equity minority interests			—		10

			54,671		77,499

Capital And Reserves
Called up share capital	18		5,633		5,804
Share premium account	19		3,373		3,114
Capital redemption reserve	19		386		143
Special reserve	19		43,437		43,437
Other reserves	19		4,189		15,176
Profit and loss account	19		(2,347)		9,825

Shareholders' funds:
Equity			54,671		77,499

CONSOLIDATED STATEMENT OF CASHFLOWS
For the years ended 31 December 2001 and 31 December 2000

			2001	2000
	Notes		£000	£000
Net Cash Inflow/(Outflow) from Operating Activities	20	(a)	1,446	(1,381)

Returns on Investments and Servicing of Finance
Interest received			1,966	2,123
Interest paid			(10)	(34)
Interest element of finance lease rental payments			(3)	(1)

			1,953	2,088

Taxation
Corporation tax paid			(1,936)	(916)
Overseas tax paid			(251)	(1,062)

			(2,187)	(1,978)

Capital Expenditure and Financial Investment
Payments to acquire tangible fixed assets			(1,138)	(1,588)
Receipts from sales of tangible fixed assets			180	342
Receipt from sale of trade investment			—	2,086

			(958)	840

Acquisitions
Purchase of subsidiary undertakings			(1,373)	(5,558)
Net cash acquired with subsidiary undertakings	11		22	(82)
Sale of managed services business			6,773	—

			5,422	(5,640)

Net Cash Outflow before Management of Liquid Resources and Financing			5,676	(6,071)

Management of Liquid Resources
(Increase)/decrease in short term deposits	20	(b)	(1,351)	4,299

Financing
Issue of ordinary share capital			120	358
Share buyback			(3,768)	(1,656)
Repayments of capital element of finance leases and hire purchase contracts	20	(b)	(83)	(262)

			(3,731)	(1,560)

Increase / (Decrease) in Cash	20	(b)	594	(3,332)

RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS

			2001	2000
	Notes		£000	£000
INCREASE/(DECREASE) IN CASH			594	(3,332)
Repayments of capital element of finance leases and hire purchase contracts			83	262
Cash outflow/(inflow) from short term deposits			1,351	(4,299)

Change in net funds resulting from cash flows	20	(b)	2,028	(7,369)
Exchange differences			(169)	(573)

Movement In Net Funds			1,859	(7,942)
Net Funds At 1 January	20	(b)	35,661	43,603

Net Funds At 31 December	20	(b)	37,520	35,661

PART 3—NOTES TO THE FINANCIAL STATEMENTS
For the years ended 31 December 2001, 31 December 2000 and 31 December 1999

1.    Accounting Policies

  Basis of preparation

        The accounts are prepared under the historical cost convention and in accordance with applicable accounting standards.

  Basis of consolidation

        The Group accounts consolidate the accounts of ECsoft Group plc, and all its subsidiary undertakings drawn up to 31 December each year. No profit and loss account is presented for ECsoft Group plc as permitted by section 230 of the Companies Act 1985.

        All acquisitions in the year (as detailed in note 11—Investments) have been included in the Group accounts using the acquisition method of accounting. Accordingly, the Group profit and loss account and statement of cashflows include the results and cashflows of the acquisitions for the year, from their respective acquisition dates. The purchase consideration amounts have been allocated to assets and liabilities on the basis of fair value at the date of acquisition.

  Goodwill

        Goodwill is the difference between the amount paid on acquisition of a business and the aggregate fair value of its separable net assets. It is being amortised using the straight line method over the estimated useful life, of up to 20 years. It is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

  Depreciation

        Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write off the cost or valuation, less estimated residual value based on prices prevailing at the date of acquisition or revaluation, of each asset evenly over its expected useful life as follows:

Freehold buildings	—	50 years
Equipment and machinery	—	3 to 10 years
Leased equipment and machinery	—	over the lease term

        The carrying values of tangible fixed assets and fixed asset investment are reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable.

  Long term contracts

        Profit on long-term contracts is taken as the work is carried out if the final outcome can be assessed with reasonable certainty. The profit included is calculated to reflect the proportion of the work carried out at the year end, by recording turnover and related costs as contract activity progresses. Turnover is calculated as that proportion of total contract value which costs incurred to date bear, to total expected costs for that contract. Revenues derived from variations on contracts are recognised only when they have been accepted by the customer. Full provision is made for losses on all contracts in the year in which they are first foreseen.

  Deferred taxation

        Deferred taxation is provided using the liability method on all timing differences, including those relating to pensions and other post-retirement benefits, to the extent that they are expected to reverse in the future without being replaced, calculated at the rate at which it is anticipated the timing differences will reverse.

        Deferred taxation assets are only recognised if recovery without replacement by equivalent debit balances is reasonably certain.

  Foreign currencies

        The results of overseas subsidiary undertakings are translated at the average rate for the period and the balance sheet at the rate of exchange ruling at the balance sheet date. The exchange difference arising on the retranslation of opening net assets is taken directly to reserves. All other translation differences are taken to the profit and loss account.

  Leasing and hire purchase commitments

        Assets held under finance leases, which are those where substantially all the risks and rewards of ownership of the asset have passed to the Group are capitalised in the balance sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the profit and loss account over the period of the lease and represents a constant proportion of the balance of capital repayments outstanding.

        Rentals paid under operating leases are charged to income on a straight line basis over the term of the lease.

  Pensions

        Contributions in respect of defined contribution pension schemes are charged in the profit and loss account in the year in which they are payable to the scheme.

        The Group also operates a defined benefit pension scheme in Norway, which requires contributions to be made to separately administered funds. Contributions to the funds are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives within the Group. The regular cost is attributed to individual years using the projected unit method. Variations in pension cost, which are identified as a result of actuarial valuations, are amortised over the average expected remaining working lives of employees in proportion to their expected payroll costs. Differences between the amounts funded and the amounts charged to the profit and loss account are treated as either provisions or prepayments in the balance sheet.

        The Group has adopted the transitional arrangements as specified by FRS17 for financial years ending on or after 22 June 2001. This does not include any recognition in the balance sheet of the surplus on the defined benefit scheme, but does involve additional disclosures in note 21. As permitted under the provisions of FRS17 no comparatives are given for the prior period.

2.    Turnover and Segmental Analysis

        Turnover, which is stated net of value added tax, represents amounts invoiced to third parties, except in respect of long-term contracts where turnover represents the sales value of work done in the period including estimates in respect of amounts not invoiced. Turnover in respect of long-term contracts is calculated as that proportion of total contract value which costs incurred to date bear to total expected costs for that contract. The Group operates in a single business segment of computer consultancy and associated services. The Group operates in three principal geographic areas, the United Kingdom, Scandinavia and the rest of Europe.

        Turnover, Group profit on ordinary activities before tax, and net assets are analysed as follows:

  Geographical area

	2001	2000	1999
	£000	£000	£000
Turnover by origin:
UK	16,870	27,375	26,193
Scandinavia	31,639	30,794	36,056
Rest of Europe	10,818	15,035	5,055

	59,327	73,204	67,304

	2001	2000	1999
	£000	£000	£000
(Loss)/profit before tax:
UK	705	4,621	2,456
Scandinavia	(2,014)	(2,360)	968
Rest of Europe	(17,036)	(891)	(8)

	(18,345)	1,370	3,416

	2001	2000	1999
	£000	£000	£000
Net Assets:
UK	36,175	42,626	68,343
Scandinavia	13,306	16,296	7,646
Rest of Europe	5,190	18,577	793

	54,671	77,499	76,782

        Turnover by origin in the United Kingdom in 2001 includes £nil (2000: £1,561,000; 1999: £1,745,000) sales to third parties situated in North America.

        (Loss)/Profit before tax is stated after inter-group cross-territory management charges.

3.    Operating (Loss)/Profit

        This is stated after charging:

				Total
	Ongoing	Acquisitions	Discontinued	2001	2000	1999
	£000	£000	£000	£000	£000	£000
Operating costs:
Staff	34,395	1,175	1,572	37,142	43,765	41,444
Depreciation and amortisation of goodwill	3,223	71	36	3,330	3,843	2,963
Other operating charges	40,551	236	4,217	45,004	28,220	21,901

Total operating costs	78,169	1,482	5,825	85,476	75,828	66,308

	2001	2000	1999
	£000	£000	£000
Auditors' remuneration—audit services—UK	89	176	133
—audit services—overseas	82	88	50

	171	264	183

—non-audit services—UK	57	125	154
—non-audit services—overseas	66	41	12

	123	166	166

Depreciation of owned assets	1,274	1,589	1,245
Depreciation of assets held under finance leases and hire purchase contracts	46	124	260

	1,320	1,713	1,505

Amortisation of goodwill	2,010	2,130	1,458

Operating lease rentals—land and buildings	1,204	634	894
—plant and machinery	280	719	1,051

	1,484	1,353	1,945

Exceptional items—Restructuring program	3,224	1,042	624
—Norwegian options tax	124	—	314
—Acquisition fees	—	201	—
—Share option buyback	193	—	—
—Goodwill impairment	19,283	—	—
—Exceptional bad debts	637	—	—

	23,461	1,243	938

        All operating exceptional items relate to ongoing continuing activities while the non-operating exceptional item in 2001, detailed below, relates to discontinued activity.

        In 2001, the Company recognised a profit, below operating profit, of £5,851,000 on the sale of its managed services business. The sale price was made up of a payment of £8,000,000 in cash. The Company disposed of £640,000 of net assets and incurred costs related to the disposal of £1,509,000.

        A restructuring program was undertaken in 2000, requiring the search for and recruitment of certain senior group and territory executives at a cost of £306,000. Additionally redundancy costs of £736,000 (1999: £624,000) were incurred in the UK, Norway, Denmark, Germany and the Netherlands, as the Group sought to focus on its core business activities.

        During 2000 the group incurred costs totalling £201,000 in connection with abortive acquisition discussions. These costs consist mainly of legal and accounting fees in respect of the proposed transaction.

4.    Staff Costs

	2001	2000	1999
	£000	£000	£000
Wages and salaries	31,194	36,934	35,394
Social security costs	4,130	4,728	4,439
Other pension costs (note 21)	1,818	2,103	1,611

	37,142	43,765	41,444

        The average monthly number of employees during the year was made up as follows:

	2001	2000	1999
	No.	No.	No.
Office and management	160	186	166
Technical staff	638	860	734

	798	1,046	900

  Directors' remuneration

        The remuneration of the directors is as follows:

			Total
	Basic salary and fees	Benefits excluding pensions
			2001	2000	1999
	£	£	£	£	£
Executive directors:
Jerry Ellis	150,231	13,200	163,431	—	—
Peter Harris	146,517	13,200	159,717	153,200	111,600
Non-executive directors:
Keith Todd	27,500	—	27,500	—	—
Arild Orgland	25,000	—	25,000	6,708	6,402
Ken Briddon	25,000	—	25,000	6,250	—
Jeffrey Harris	—	—	—	—	—
Terje Laugerud	150,000	4,275	154,275	169,811	169,811
James McNaught-Davis	25,000	—	25,000	—	—
Geoff Tubb	—	—	—	61,000	93,375

	549,248	30,675	579,923	396,969	381,188

        Terje Laugerud resigned as Chief Executive, effective 31 December 2000 and was subsequently appointed as a non-executive director from that date. Consequently his 2001 remuneration relates to the termination of his contract as an executive director. Terje Laugerud is a member of a defined benefit pension plan in Norway, in connection with his previous employment as an executive director. There were no contributions paid to the plan on his behalf during 2001 (2000: £3,389)

        Geoff Tubb was a director until his resignation on 25 October 2000. During 2000 he received £15,000 for his duties as a non-executive director and £46,000 for services from a consulting agreement (1999: £15,000 and £78,375 respectively).

        Ken Briddon was appointed on 25 October 2000.

        Keith Todd and Jerry Ellis were appointed on 7 February 2001 and as a result earned no fees in respect of 2000.

5.    Interest Payable and Similar Charges

	2001	2000	1999
	£000	£000	£000
Bank loans and overdrafts	1	21	15
Other interest	9	12	64
Finance charges payable under finance leases and hire purchase contracts	3	1	7

	13	34	86

6.    Tax on Profit on Ordinary Activities

        The taxation charge is made up as follows:

	2001	2000	1999
	£000	£000	£000
Corporation tax	1,527	1,663	625
Overseas taxation	(540)	427	655

	987	2,090	1,280
Corporation tax (over)/under provided in previous years	74	(93)	119
Deferred tax	—	—	(7)

	1,061	1,997	1,392

        The effective tax rate for 2001 is higher than standard as a result of the capital gain in the UK arising on the sale of the managed services business, goodwill amortisation and other disallowable expenditures.

        The tax effect in the profit and loss account for 2001 relating to the exceptional items recognised below operating profit is a charge of £1.8 million.

        The effective tax rate for 2000 is higher than standard as a result of goodwill amortisation and other disallowable expenditures.

7.    Profit Attributable to Members of the Parent Undertaking

        The loss dealt with in the accounts of the parent undertaking was £23,476,000 (2000: profit of £2,146,000; 1999: profit of £1,304,000).

8.    Earnings per Ordinary Share

        The calculation of basic earnings per ordinary share is based on the loss of £19,416,000 (2000: £559,000 loss; 1999: £2,002,000 profit) and on 11,439,155 (2000: 11,683,861; 1999: 11,329,346) ordinary shares, being the weighted average number of ordinary shares in issue during the year. Due to losses in 2001 and 2000, there is no dilutive effect from employee share options.

	2001	2000	1999
	thousands	thousands	thousands
Basic weighted average number of shares	11,439	11,684	11,329
Dilutive potential ordinary shares:
Employee share options	—	—	269

	11,439	11,684	11,598

9.    Intangible Fixed Assets

Goodwill
£000
Cost:
At 1 January 2001	44,715
Acquisitions	563
Adjustments to amounts previously recorded	(279)

At 31 December 2001	44,999

Amortisation:
At 1 January 2001	7,955
Provided during the year	2,010
Impairment provision	19,283

At 31 December 2001	29,248

Net book value at 31 December 2001	15,751

Net book value at 1 January 2001	36,760

        Goodwill arising on consolidation is being amortised over the directors' estimate of its useful economic life not exceeding 20 years. A provision for impairment to that goodwill value has been recognised at 31 December 2001. This follows a review of the goodwill values held on consolidation in respect of all acquisitions to date. This review was conducted in light of the decline in market conditions, trading results of the acquired subsidiaries, an assessment of future trading prospects, and a discounted cash flow analysis using a 15% discount rate. The principal impairment has occurred in the Netherlands and Germany in respect of acquisitions made in those territories.

10.  Tangible Fixed Assets

	Freehold land and buildings	Machinery and equipment	Total
	£000	£000	£000
Cost:
At 1 January 2001	239	8,938	9,177
Exchange adjustment	—	154	154
Additions	8	1,137	1,145
Disposals	(18)	(3,774)	(3,792)

At 31 December 2001	229	6,455	6,684

Depreciation:
At 1 January 2001	110	5,882	5,992
Exchange adjustment	—	189	189
Provided during the year	45	1,275	1,320
Disposals	(18)	(2,927)	(2,945)

At 31 December 2001	137	4,419	4,556

Net book value
At 31 December 2001	92	2,036	2,128

At 1 January 2001	129	3,056	3,185

        Included in the amounts for plant and machinery above are the following amounts relating to leased assets and assets acquired under hire purchase contracts:

	2001	2000
	£000	£000
Cost	166	961
Depreciation	(46)	(657)

Net Book Value	120	304

11.  Investments

        Details of the investments in which the Group (unless indicated) held 20% or more of the nominal value of any class of share capital as at 31 December 2001 were as follows (all trading companies are involved in the provision of computer consultancy and associated services):

  Subsidiary undertakings

Name of company	Country of registration (or incorporation)	Holding	Proportion of voting rights and shares held
ECsoft UK Limited	England & Wales	Ordinary shares	100%
Level-7 Limited *	England & Wales	Ordinary shares	100%
ECsoft Norge AS	Norway	Ordinary shares	100%
Jacob Grova & Atle Diseth Management AS *	Norway	Ordinary shares	100%
IT Partner AS *	Norway	Ordinary shares	100%
ECsoft Denmark AS *	Denmark	Ordinary shares	100%
Integert Data Consult AB	Sweden	Ordinary shares	100%
ECsoft AB	Sweden	Ordinary shares	100%
ECsoft IT Konsult AB *	Sweden	Ordinary shares	100%
ECsoft RadioCom AB *	Sweden	Ordinary shares	100%
ECfactory AB*	Sweden	Ordinary shares	100%
ECsoft Nederland BV *	The Netherlands	Ordinary shares	100%
Achilles IT Consulting BV *	The Netherlands	Ordinary shares	100%
Achilles IT Services BV *	The Netherlands	Ordinary shares	100%
Achilles IT Solutions BV *	The Netherlands	Ordinary shares	100%
Achilles UniCentre BV *	The Netherlands	Ordinary shares	100%
Achilles ProCentre BV *	The Netherlands	Ordinary shares	100%
Achilles OraCentre BV *	The Netherlands	Ordinary shares	100%
Project in Motion BV *	The Netherlands	Ordinary shares	100%
System in Motion BV *	The Netherlands	Ordinary shares	100%
Quality Pro B.V.	The Netherlands	Ordinary shares	100%
DVMB A.G.	Germany	Ordinary shares	100%
Bitcraft AB*	Sweden	Ordinary shares	100%

*
Held by a subsidiary undertaking.

        On 17 January 2000 the Company acquired 100% of the issued share capital of DVMB A.G., a company incorporated in Germany, engaged in the information systems and service management business. The purchase price was made up of an initial payment of £1,520,000 settled by the issue of shares in the company with a subsequent supplementary payment to be made in cash, based upon the performance of DVMB A.G. in 2000 and 2001. This payment was estimated at £520,000 as at 31 December 2000, based on the expected on-target performance of DVMB A.G. The acquisition has been accounted for using the acquisition method; accordingly the assets and liabilities of DVMB A.G. have been recorded at their estimated fair values at the date of acquisition. The fair values were determined as the values assigned in the financial statements of DVMB A.G. at 1 January 2000. The resulting goodwill of £2,867,000 is being amortised on a straight-line basis over its estimated useful life of 20 years. DVMB A.G. made a loss of £1,163,000 in 1999 which included the write off of £840,000 in respect of previously capitalised research and development costs. The results from 1 January 2000 have been included in the Group's results.

        Analysis of the acquisition of DVMB A.G.:

Book and fair values
£000
Tangible fixed assets	127
Debtors and other receivables	587
Prepayments	16
Cash	(594)
Creditors	(800)

Net liabilities	(664)
Goodwill arising on consolidation	2,867

2,203

Discharged by:
Fair value of shares issued (note 18)	1,520
Contingent consideration	520
Costs associated with the acquisition	163

2,203

        On 11 February 2000 the company acquired the final 9% of the issued share capital of ECsoft Radiocom AB. The payment of £545,000 was settled by the issue of shares in the company.

        A new company, ECfactory AB, was formed in Sweden on 11 February 2000.

        On 14 February 2000 the Company acquired 100% of the issued share capital of Quality Pro B.V., a company incorporated in the Netherlands. Quality Pro B.V. is engaged in the information technology business. The purchase price was made up of an initial payment of £3,542,000 and a final payment of £3,269,000 based on Quality Pro's results for 2000. Both payments were settled in a mix of cash and the issue of ordinary shares in the Company. The acquisition has been accounted for using the acquisition method; accordingly the assets and liabilities of Quality Pro B.V. have been recorded at their estimated fair values at the date of acquisition. The fair values were determined as the values assigned in the financial statements of Quality Pro B.V. at 1 January 2000. The resulting goodwill of £5,955,000 is being amortised on a straight-line basis over its estimated useful life of 20 years. Quality Pro B.V. made a profit after tax of £322,000 in the twelve months to 31 December 1999 and a profit after tax of £63,000 in 2000 prior to acquisition.

        Analysis of the acquisition of Quality Pro B.V.:

Book and fair values
£000
Net assets at the date of acquisition:
Tangible fixed assets	71
Debtors and other receivables	1,448
Cash	512
Creditors	(1,141)

Net assets	890
Goodwill arising on acquisition	5,955

6,845

Discharged by:
Fair value of shares issued (note 18)	849
Cash	4,852
Deferred consideration	1,109
Costs associated with the acquisition	35

6,845

        On 1 January 2001 the Company acquired 100% of the issued share capital of Bitcraft AB, a company incorporated in Sweden, employing 11 staff, engaged in the information systems and service management business. The purchase price was made up of a payment of an initial cash payment of approximately £75,000 and a supplementary payment, based on performance, of £26,000 in cash. The acquisition has been accounted for using the acquisition method; accordingly the assets and liabilities of Bitcraft AB have been recorded at their estimated fair values at the date of acquisition. The fair values were determined as the values assigned in the financial statements of Bitcraft AB at 31 December 2000. The resulting goodwill of £55,000 is being amortised on a straight line basis over its estimated useful life of 20 years. The results from 1 January 2001 have been included in the Group's results.

        Analysis of the acquisition of Bitcraft AB:

Book and fair values
£000
Net assets at the date of acquisition:
Tangible fixed assets	7
Debtors and other receivables	85
Prepayments	1
Cash	22
Creditors	(58)

Net assets	57
Goodwill arising on consolidation	55

112

Discharged by:
Cash	75
Contingent consideration	26
Costs associated with the acquisition	11

112

        On 1 July 2001 the Company acquired certain client contracts, the 63 employees and business assets of Framfab S17 AB, a company incorporated in Sweden, engaged in the information systems and service management business. The purchase price was made up of a cash payment of £98,000. The acquisition has been accounted for using the acquisition method; accordingly the assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The fair values were determined as the values assigned in the financial statements of Framfab S17 AB at 30 June 2001. The resulting goodwill of £508,000 is being amortised on a straight line basis over its estimated useful life of 20 years. The results from 1 July 2001 have been included in the Group's results.

        Analysis of the acquisition of Framfab S17 AB:

Book and fair values
£000
Net assets at the date of acquisition:
Debtors and other receivables	98
Creditors	(479)

Net liabilities	(381)
Goodwill arising on consolidation	508

127

Discharged by:
Cash	98
Costs associated with the acquisition	29

127

12.  Debtors

	2001	2000
	£000	£000
Trade debtors	8,656	15,809
Other debtors	515	1,018
Corporation tax	398	—
Prepayments and accrued income	1,242	2,204

	10,811	19,031

        Included within prepayments and accrued income is £348,000 (2000: £239,000) in respect of pension contribution payments made in advance of their recognition in the profit and loss account.

        Amounts falling due after more than one year included above are:

	2001	2000
	£000	£000
Other debtors	348	239

13.  Creditors: amounts falling due within one year

	2001	2000
	£000	£000
Bank overdraft	—	344
Obligations under finance leases and hire purchase contracts	59	107
Trade creditors	1,539	2,595
Corporation tax	—	728
Other taxes and social security costs	2,659	3,585
Other creditors	6,492	9,527

	10,749	16,886

14.  Creditors: amounts falling due after more than one year

	2001	2000
	£000	£000
Obligations under finance leases and hire purchase contracts	60	99

	60	99

15.  Obligations under Leases and Hire Purchase Contracts

        Amounts due under finance leases and hire purchase contracts:

	2001	2000
	£000	£000
Amounts payable:
Within one year	72	121
In two to five years	68	109

	140	230
Less: finance charges allocated to future periods	(21)	(24)

	119	206

        Annual commitments under non-cancellable operating leases are as follows:

	Land and buildings		Other
	2001	2000	2001	2000
	£000	£000	£000	£000
Operating leases which expire:
Within one year	443	976	291	171
In two to five years	2,083	283	480	201
In over five years	—	—	11	—

	2,526	1,259	782	372

16.  Provisions for Liabilities and Charges

	Contingent purchase consideration	Legal claims	Surplus property	Total
	£000	£000	£000	£000
At 1 January 2001	520	189	—	709
Arising during the year	—	—	660	660
Released	(520)		—	(520)

At 31 December 2001	—	189	660	849

        Contingent purchase consideration at 1 January 2001 related to the purchase of DVMB AG. The amount payable has been finalised at £nil resulting in the release of this provision. The surplus property provision relates to UK properties which are excess to requirements and are considered to be onerous.

Deferred taxation

        Deferred taxation provided in the accounts and the amounts not provided are as follows:

	Provided		Not provided
	2001	2000	2001	2000
	£000	£000	£000	£000
Capital allowances in advance of depreciation	—	—	(267)	(165)
Other timing differences	—	—	(487)	(3,010)

	—	—	(754)	(3,175)

        No provision has been made for deferred taxation in respect of earnings which are retained overseas because the availability of double tax relief will ensure that no tax will be payable on any earnings remitted to the United Kingdom.

17.  Financial Risk Management

Financial assets 2001	At floating interest rates	At fixed interest rates	Interest free	Total
	£000	£000	£000	£000
Sterling	847	30,416	523	31,786
Norwegian kronor	1,728	399	—	2,127
Swedish kroner	—	1,614	8	1,622
Danish kroner	1,063	—	—	1,063
Netherlands guilder	908	—	—	908
Deutsche mark	120	13	—	133

	4,666	32,442	531	37,639

Financial assets 2000	At floating interest rates	At fixed interest rates	Interest free	Total
	£000	£000	£000	£000
Sterling	366	29,020	1,035	30,421
Norwegian kronor	1,954	—	30	1,984
Swedish kroner	849	1,003	8	1,860
Danish kroner	645	505	—	1,150
Netherlands guilder	868	—	1	869
Deutsche mark	149	13	—	162

	4,831	30,541	1,074	36,446

Financial liabilities 2001	At floating interest rates	At fixed interest rates	Interest free	Total
	£000	£000	£000	£000
Sterling	—	60	—	60

	—	60	—	60

Financial liabilities 2000	At floating interest rates	At fixed interest rates	Interest free	Total
	£000	£000	£000	£000
Sterling	—	99	—	99

	—	99	—	99

        Financial assets and liabilities shown above do not include short term debtors or creditors.

        The floating rate financial assets comprise primarily cash and short term deposits earning interest at commercial rates relevant for each functional currency.

        The fair value of financial assets and liabilities approximate to book values due to the short term maturity of these instruments.

18.  Share Capital

	Authorised		Authorised
	2001	2000	2001	2000
	thousands	thousands	£000	£000
Ordinary shares of 50p each	15,000	15,000	7,500	7,500

	Alloted, called up and fully paid
	2001	2000	2001	2000
	thousands	thousands	£000	£000
Ordinary shares of 50p each	11,267	11,608	5,633	5,804

        On 17 January 2000, 129,432 ordinary shares were issued at £11.75 each in connection with the purchase of DVMB A.G. On 14 February 2000, 36,116 ordinary shares were issued at £14.47 as part of the initial payment for the purchase of Quality Pro B.V. and subsequently a further 46,133 ordinary shares were issued, at a price of £7.08, on 3 August 2000.

        On 11 February 2000 the Company issued 32,823 ordinary shares, at £16.625 in connection with the remaining 9% of ECsoft Radiocom AB.

        During 2000 the company bought back 206,334 shares at an average price of £8.00.

        During 2000, 75,598 options were exercised at an average price of £4.72.

        On 28 February 2001, 34,987 shares were issued at £6.04 each in connection with the final consideration for the purchase of Quality Pro BV.

        During 2001, the Company bought back 486,269 shares at an average price of £7.75.

        During 2001, 110,456 options were exercised at an average price of £1.09

        The Group has two share option schemes for directors and employees. Details of option movements in the scheme are as follows:

1995 Scheme:

Exercise price £	At 1 January 2001	Granted during the year	Exercised during the year	Lapsed during the year	Rescinded during the year	At 31 December 2001
(a) 1.00	105,500	—	105,500	—	—	—
(b) 2.50	15,600	—	3,100	—	—	12,500

	121,100	—	108,600	—	—	12,500

1996 Scheme:
(c) 1.98	88	—	—	88	—	—
(d) 3.40	2,470	—	1,456	352	—	662
(e) 6.03	99,343	—	400	2,000	—	96,943
(f) 6.09	75,000	—	—	—	—	75,000
(g) 5.04	5,000	—	—	—	—	5,000
(h) 7.97	135,000	—	—	30,000	—	105,000
(i) 8.94	156,720	—	—	16,464	—	140,256
(j) 10.75	10,000	—	—	—	—	10,000
(k) 15.47	90,000	—	—	—	—	90,000
(l) 16.73	20,525	—	—	7,370	—	13,155
(m) 18.56	—	—	—	—	—	—
(n) 20.80	195,526	—	—	12,675	174,118	8,733
(o) 7.07	25,000	—	—	—	—	25,000
(p) 11.17	286,512	—	—	75,133	—	211,379
(q) 10.38	120,000	—	—	—	—	120,000
(r) 9.00	30,000	—	—	—	—	30,000
(s) 7.10	100,000	—	—	—	—	100,000
(t) 7.02	40,000	—	—	—	—	40,000
(u) 6.18	—	195,321	—	2,000	—	193,321
(v) 5.20	—	40,000	—	—	—	40,000
(w) 5.25	—	40,000	—	—	—	40,000

	1,391,184	275,321	1,856	146,082	174,118	1,344,449

Exercisable between

(a)
1 January 1996 & 31 December 2001

(b)
1 May 1997 & 12 May 2003

(c)
18 May 1997 & 18 May 2001

(d)
22 November 1999 & 22 November 2003

(e)
13 December 1997 & 12 December 2006

(f)
13 December 1997 & 17 February 2004

(g)
13 December 1997 & 16 March 2004

(h)
4 August 1998 & 3 August 2004

(i)
23 December 1998 & 22 December 2007

(j)
6 January 1999 & 5 January 2008

(k)
1 January 1999 & 16 August 2005

(l)
17 June 1999 & 16 June 2005

(m)
17 August 1999 & 16 August 2005

(n)
15 March 2000 & 4 February 2006

(o)
26 October 2000 & 25 October 2006

(p)
7 January 2001 & 6 January 2007

(q)
6 April 2001 & 5 April 2007

(r)
5 June 2001 & 4 June 2007

(s)
25 July 2001 & 24 July 2007

(t)
7 Feb 2001 & 25 October 2008

(u)
19 January 2002 and 18 January 2008

(v)
30 April 2002 and 29 April 2008

(w)
19 December 2002 and 18 December 2008

19.  Reserves

	Share capital	Share premium account	Capital redemption reserve	Special reserve	Other reserves	Profit and loss account	Total
	£000	£000	£000	£000	£000	£000	£000
At 1 January 2000	5,747	43,437	40	—	15,176	12,382	76,782
Retranslation of net assets of subsidiaries	—	—	—	—	—	(342)	(342)
Share issues	160	3,114	—	—	—	—	3,274
Transfer to special reserve	—	(43,437)	—	43,437	—	—	—
Share buyback	(103)	—	103	—	—	(1,656)	(1,656)
Loss for the year	—	—	—	—	—	(559)	(559)

At 31 December 2000	5,804	3,114	143	43,437	15,176	9,825	77,499
Share issues	72	259	—	—	—	—	331
Retranslation of net assets of subsidiaries	—	—	—	—	—	25	25
Transfer to reserves	—	—	—	—	(10,987)	10,987	—
Share buyback	(243)	—	243	—	—	(3,768)	(3,768)
Loss for the year	—	—	—	—	—	(19,416)	(19,416)

At 31 December 2001	5,633	3,373	386	43,437	4,189	(2,347)	54,671

        A transfer of £10,987,000 between Other Reserves and the distributable Profit and Loss Reserve has been recognised, following the impairment of goodwill during 2001 relating directly to the acquired businesses which gave rise to the Other Reserves.

        On 20 April 2000, £43,437,000 was transferred to a Special Reserve in connection with the share buyback. This amount was equal to the reduction in the Share Premium account sanctioned by the court on 19 April 2000.

20.  Notes To The Statement Of Cash Flows

  (a)
  Reconciliation of operating (loss)/profit to net cash (outflow)/inflow from operating activities

	2001	2000
	£000	£000
Operating loss	(26,149)	(2,624)
Depreciation	1,320	1,713
Amortisation of goodwill	2,010	2,130
Impairment of goodwill	19,283	—
Profit on disposal of fixed assets	27	10
Decrease/(increase) in debtors	8,802	(2,386)
Decrease in creditors	(3,847)	(224)

Net cash inflow/(outflow) from operating activities	1,446	(1,381)

  (b)
  Analysis of net funds

	At 1 January 2000	Cash flow	Exchange differences	At 31 December 2000	Cash flow	Exchange differences	At 31 December 2001
	£000	£000	£000	£000	£000	£000	£000
Cash at bank and in hand	10,749	(2,988)	(573)	7,188	259	(178)	7,269
Overdraft	—	(344)	—	(344)	335	9	—
Short term deposits*	33,318	(4,299)	—	29,019	1,351	—	30,370
Finance leases	(464)	262	—	(202)	83	—	(119)

	43,603	(7,369)	(573)	35,661	2,028	(169)	37,520

*
Short term deposits are included within cash at bank and in hand in the balance sheet.

(c)
Major non-cash transactions

    See note 11 for an analysis of acquisitions in the year.

  (d)
  Operating exceptional items

    Net cash outflow from operating activities in 2001 includes cash outflows of £3,033,000 (2000: £1,193,000) relating to the operating exceptional items detailed in Note 3.

21.  Pension Commitments

        There is a defined benefit pension scheme in Norway for the benefit of ECsoft Norge AS employees. Details are provided below in accordance with the transitional provisions of FRS 17. The scheme is funded by the payment of contributions to a separately administered trust fund.

        The result of the most recent valuation performed by independent qualified actuaries, based in Norway, which was conducted as at 31 December 2001, was as follows:

  Main assumptions:
  Rate of return on investments (% per annum) 7.0%
  Rate of salary increases (% per annum) 3.3%
  Rate of pension increases (% per annum) 2.0%
  Inflation assumption (% per annum) 3.3%
  Rate used to discount scheme liabilities (% per annum) 7.0%

        Assets of the scheme and the associated expected rates of return are as follows.

	Fair value at 31 December 2001	Long-term rate of return
	£000
Equities	501	7%
Bonds	877	7%
Other	222	7%

Total market value of the scheme	1,600

        The present value of the scheme liabilities at 31 December 2001 was calculated by the actuary as being £1,290,000. This gives rise to a surplus on the scheme of £310,000. The level of funding, being the actuarial value of assets expressed as a percentage of the benefits accrued to members, after allowing for future salary increases, is 124%

        Movement in the surplus during the year.

2001
£000
Surplus in the scheme at the beginning of the year	225
Current service cost	(273)
Contributions	378
Past service cost	—
Other finance income	4
Actuarial loss	(24)

Surplus in the scheme at the end of the year	310
Shareholders' fund at 31 December 2001	54,671

Total shareholders' funds if surplus were to be included	54,981

PART 4—INTERIM STATEMENTS

for the 6 months ended 30 June 2002 and 30 June 2001

UNAUDITED PROFIT AND LOSS ACCOUNTS

	Notes	6 Months to 30 June 2002		6 Months to 30 June 2001
		£000		£000
Turnover
Continuing operations:
ongoing		18,871		32,552
acquisitions		1,093		—
Discontinued operations		746		1,567

		20,710		34,119
Operating costs
ongoing		(25,171)		(33,216)
acquisitions		(929)		—
Discontinued operations		(994)		(1,660)
Operating (Loss)/Profit before goodwill amortisation and exceptional items		(3,744)		1,340
Goodwill amortisation		(523)		(1,035)
Exceptional items		(2,117)		(1,062)
Operating (Loss)/Profit after goodwill amortisation and exceptional items
ongoing		(6,300)		(664)
acquisitions		164		—
Discontinued		(248)		(93)

		(6,384)		(757)
Profit on the sale of operations		—		2,542

(Loss)/Profit on Ordinary Activities Before Interest and Taxation		(6,348)		1,785
Bank interest receivable		672		984
Interest payable and similar charges		(42)		(6)

		630		978

(Loss)/Profit on Ordinary Activities Before Taxation		(5,754)		2,763
Tax on profit on ordinary activities		—		(1,773)

(Loss)/Profit on Ordinary Activities After Taxation		(5,754)		990
Equity minority interests		—		—

(Loss)/Profit for the Year		(5,754)		(990)

Earnings per share—basic	8	(51.0	)p	8.5	p
—diluted	8	(51.0	)p	8.4	p

UNAUDITED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

	6 Months to 30 June 2002	6 Months to 30 June 2001
	£000	£000
(Loss)/profit for the financial year attributable to members of the parent undertaking	(5,754)	990
Exchange difference on retranslation of net assets of subsidiary undertakings	(59)	242

Total Recognised Gains and Losses Relating to the Period	(5,813)	1,232

UNAUDITED GROUP BALANCE SHEETS

	30 June 2002	30 June 2001
	£000	£000
Fixed Assets
Intangible assets	16,627	32,717
Tangible assets	2,101	2,258

	18,728	34,975

Current Assets
Debtors	10,778	14,847
Cash at bank and in hand	31,059	42,886

	41,837	57,733
Creditors: amounts falling due within one year	(10,435)	(14,611)

Net Current Assets	31,402	43,122

Total Assets Less Current Liabilities	50,130	78,097

Creditors: amounts falling due after more than one year	(78)	(101)
Provisions for Liabilities and Charges	(1,177)	(249)

	(1,255)	(350)

	48,875	77,747
Equity minority interests	—	9

	48,875	77,756

Capital and Reserves
Called up share capital	5,637	5,750
Share premium account	3,386	3,313
Capital redemption reserve	386	219
Special reserve	43,437	43,437
Other reserves	4,189	15,176
Profit and loss account	(8,160)	9,861

Shareholders' funds:
Equity	48,875	77,756

UNAUDITED SUMMARISED GROUP CASH FLOW STATEMENTS

	6 Months to 30 June 2002	6 Months to 30 June 2001
	£000	£000
Operating Loss	(6,384)	(757)
Depreciation	513	668
Amortisation of goodwill	523	1,035
Impairment of goodwill	—	—
(Profit)/Loss on disposal of fixed assets	(77)	10
Movements in working capital	472	1,430

Net cash inflow/(outflow) from operating activities	(4,953)	2,386
Returns on investment and servicing of finance	650	927
Taxation	(1,048)	(635)
Capital expenditure and financial investment	(492)	(500)
Acquisitions and disposals	(1,327)	6,097
Management of liquid resources	2,970	(6,718)

Net cash inflow before financing	(4,200)	1,557
Financing	22	(1,222)

(Decrease)/Increase In Cash	(4,178)	335

ANALYSIS OF NET FUNDS

	31 December 2001	Cashflow	Exchange Differences	30 June 2002
	£000	£000	£000	£000
Cash at bank and in hand	7,269	(3,842)	568	3,995
Overdraft	—	(336)	—	(336)
Short term deposits	30,370	(2,970)	—	27,400
Finance leases	(119)	(6)	—	(125)

Net funds	37,520	(7,154)	568	30,934

PART 5—NOTES TO THE INTERIM RESULTS

1.    Basis of Preparation

        The interim financial information for ECsoft Group plc has been prepared on the basis of the accounting policies set out in the statutory accounts for ECsoft Group plc for the year ended December 2001. The interim financial information is unaudited but has been reviewed by the auditors.

        The taxation charge is calculated by applying the directors' best estimates for the year of the annual tax rate to the profit for the period.

        Other expenses are accrued in accordance with the same principles used in preparation of the annual accounts. The financial information contained in this statement does not constitute statutory accounts as defined in section 240 of the Companies Act 1985.

2.    Turnover and Segmental Analysis

        Turnover, (loss)/profit before tax are analysed as follows:

  Geographical area

	6 months to 30 June 2002	6 months to 30 June 2001
	£000	£000
Turnover by origin:
UK	4,547	10,733
Scandinavia	13,520	17,227
Rest of Europe	2,643	6,159

	20,710	34,119

	6 months to 30 June 2002	6 months to 30 June 2001
	£000	£000
(Loss)/profit before tax:
UK	(1,873)	2,880
Scandinavia	(3,069)	402
Rest of Europe	(812)	(519)

	(5,754)	2,763

3.    Acquisition of CMG Denmark and Management Buy-out of ECsoft Germany

        On 17 April 2002, the Company announced that it had acquired the entire shareholding of CMG Danmark A/S, a Copenhagen based IT services company employing 55 staff, for a total cash consideration of £225,000 plus the repayment of CMG's inter-company loans of £1.0 million. CMG Danmark A/S reported revenues of £4.8 million in 2001 and in the three months since the acquisition provided £1.1 million revenues and £164,000 operating profit to Ecsoft Group plc performance.

        On 29 April 2002, the Company announced it had sold its German subsidiary operations, ECsoft AG to a management buy-out team for the nominal sum of €100. In 2002 ECsoft AG reported revenues, up to its disposal, of £746,000 and an operating loss of £248,000 (revenues and operating losses for 2001 being £3.1 million and £509,000 respectively).

4.    Post Balance Sheet Event

        On 5 July 2002, the Company announced it had acquired 80% of the share capital of BTS Consulting BV, an Oracle IT services specialist based in the Netherlands. The initial consideration of €1,500,000, was settled with €1,125,000 (approx. £718,345) paid in cash and a total of 98,826 new ECsoft shares issued with a value of €375,000 (approx. £239,448). The remaining 20% of the share capital of BTS Consulting BV will be acquired for a maximum €500,000 payable over the following 18 months dependent on the achievement of certain performance targets. The contingent consideration, if payable, will also be settled 75% in cash and 25% via the issuance of new ECsoft shares.

PART 6—PROFIT FORECAST OF ECSOFT FOR THE SIX MONTHS ENDING 31 DECEMBER 2002

        In the absence of unforeseen circumstances, and on the bases of preparation and principal assumptions set out below, the ECsoft Directors forecast that for the 6 months ending 31 December

2002, ECsoft's operating loss before exceptional items and goodwill amortisation will be not more than £2.0 million.

The above amount is stated before taking into account:

(a)
goodwill amortisation which is forecast to amount to approximately £0.6 million;

(b)
exceptional items (other than goodwill impairment) which are forecast to amount to a charge of approximately £4.0 million comprising primarily restructuring costs (mainly headcount reductions) and FRS12 provisions in respect of the unexpired terms of operating leases on surplus properties;

(c)
any exceptional charge resulting from any impairment review of the carrying value of goodwill in ECsoft's consolidated balance sheet as at 31 December 2002, which will be assessed in the light of market conditions prevailing at the time that any such review is conducted; however, based on the value of the Offer relative to the consolidated net assets of ECsoft, any such review may result in an exceptional charge in respect of goodwill impairment for the year ending 31 December 2002; and

(d)
any costs relating to or resulting from the Offer, whether or not the Offer becomes or is declared unconditional in all respects, including (without limitation) professional advisers' fees and termination payments for loss of office.

Bases of preparation and principal assumptions

        The above profit forecast includes the results shown by ECsoft's unaudited management accounts for the period ended 30 November 2002 and a forecast for the month ending 31 December 2002, taking into account the following principal assumptions:

(a)
Assumptions for factors outside the influence of the ECsoft Directors:

(i)
there will be no significant changes to economic conditions affecting the major territories in which ECsoft operates;

(ii)
there will be no loss or insolvency of major customers or suppliers or material change in competitor activity;

(iii)
there will be no change of control of ECsoft or changes in ECsoft's management, existing operational strategy, or accounting policies and methodologies; and

(iv)
there will be no significant changes to relevant legislation, including employment, social security or taxation legislation.

(b)
Assumptions for factors under the influence of the ECsoft Directors:

(i)
ECsoft will make no significant acquisitions or disposals, nor enter into any material variation of the terms of any of its property leases, in each case prior to 31 December 2002; and

(ii)
ECsoft will not implement any further material restructuring of its operations or employees prior to 31 December 2002.

PART 7—LETTER FROM ERNST & YOUNG LLP

        The following is the text of a letter from Ernst & Young LLP dated 19 December 2002:

Ernst & Young LLP
Becket House
1 Lambeth Palace Road
London SE1 7EU

The Directors
ECsoft Group plc
101 Wigmore Street
London W1V 1QU

Close Brothers Corporate Finance Limited
10 Crown Place
London EC2A 4FT

19 December 2002

Dear Sirs

ECsoft Group plc ("ECsoft")

        We have reviewed the accounting policies and calculations for the forecast of operating loss before goodwill amortisation and exceptional items (the "Profit Forecast") made by ECsoft and its subsidiary undertakings ("the Group") for the 6 months ending 31 December 2002 as set out in Appendix II of the offer document of today's date which sets out the terms of the recommended cash offer by NM Rothschild & Sons Limited on behalf of CIBER (UK) Limited for ECsoft (the "Offer Document").

        The Profit Forecast, which has been prepared under the historical cost convention, includes unaudited management accounts for the five months ended 30 November 2002 and a forecast for the month ending 31 December 2002.

Responsibility

        The forecast is solely the responsibility of the ECsoft Directors. It is our responsibility to form an opinion on the forecast and to report our opinion to you.

Basis of opinion

        We conducted our work in accordance with the Statement of Investment Circular Reporting Standards issued by the Auditing Practices Board.

        We planned and performed our work so as to obtain all the information and explanation which we considered necessary in order to provide us with reasonable assurance that the Profit Forecast, so far as the accounting policies and calculations are concerned has been properly compiled on the basis stated.

        Our work has not been carried out in accordance with auditing standards generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

        In our opinion the Profit Forecast, so far as the accounting policies and calculations are concerned, has been properly compiled on the basis of the assumptions made by the directors of ECsoft set out in the Offer Document and has been prepared on a basis consistent with the accounting policies normally adopted by the Group.

        Our work in connection with the Profit Forecast has been undertaken solely for the purpose of reporting under Rule 28.3(b) of the City Code on Takeovers and Mergers to the directors of ECsoft and to Close Brothers Corporate Finance Limited and hence to the existing members of ECsoft in relation to their existing shareholdings in ECsoft. As a result, we assume no responsibility whatsoever to any person, including any offeror or its shareholders, contemplating acquiring or increasing any holding of shares in ECsoft in respect of or arising out of or in connection with our work on the Profit Forecast.

Yours faithfully

Ernst & Young LLP

PART 8: LETTER FROM CLOSE BROTHERS

        The following is the text of a letter from Close Brothers dated 19 December 2002:

Close Brothers Corporate Finance Limited
10 Crown Place
London EC2A 4FT

The Directors
ECsoft Group plc
101 Wigmore Street
London W1U 1QU

19 December 2002

Dear Sirs

        We refer to the forecast of operating loss before exceptional items and goodwill amortisation ("the Profit Forecast") made by ECsoft Group plc ("ECsoft") as set out in the offer document of today's date which sets out the terms of the recommended cash offer by NM Rothschild & Sons Limited on behalf of CIBER (UK) Limited for ECsoft.

        We have discussed with you and Ernst & Young the Profit Forecast and the bases and assumptions on which it is made. We have also discussed the accounting policies and calculations for the Profit Forecast with Ernst & Young, auditors of ECsoft, and have considered their letter of today's date, addressed to you and ourselves on this matter.

        This letter is provided to you solely in connection with Rule 28.3(b) of the City Code on Takeovers and Mergers and for no other purpose. We accept no responsibility in respect of this letter other than to you, in your capacity as directors of ECsoft.

        On the basis of the foregoing, we consider that the Profit Forecast, for which you, as directors, are solely responsible, has been prepared with due care and consideration.

Yours faithfully
For and on behalf of
Close Brothers Corporate Finance Limited
Simon Willis                                                 Mark Napier

APPENDIX III

FINANCIAL INFORMATION RELATING TO CIBER

AND

INFORMATION RELATING TO CIBER UK

Nature of financial information on CIBER

        The financial information for each of the two years in the period ended 31 December 2001 relating to CIBER contained in Part A of this Appendix III has been extracted from the audited financial statements of CIBER for each of these years as contained in CIBER's Annual Report on Form 10-K for the year ended 31 December 2001 filed with the SEC under the Securities Exchange Act. The financial information contained in Part B of this Appendix III has been extracted, without material adjustment, from the announcement dated 8 November 2002 of CIBER's unaudited results for the nine months ended 30 September 2002. CIBER's accounting policies conform to United States generally accepted accounting principles.

        CIBER files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any document CIBER files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. CIBER's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of such material can also be obtained at no cost by writing to Rothschild, New Court, St. Swithin's Lane, London EC4P 4DU.

Information on CIBER UK

        CIBER UK was formed on 16 May 2001 to acquire the operations of Aris UK Limited, a subsidiary of Aris Corporation, a US based company which was acquired by CIBER on 18 September 2001.

        As at the date of this document, CIBER UK has not published any accounts. CIBER UK is the holding company of CIBER Solution Partners (UK) Limited, a UK based consultancy company with approximately 20 employees, conducting a similar business to the businesses of both CIBER and ECsoft.

PART A: AUDITED FINANCIAL INFORMATION ON CIBER

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended 31 December
	2001	2000
	(in thousands, except per-share amounts)
Revenues:
Consulting services	$526,615	$586,481
Other revenues	32,260	35,053

	558,875	621,534

Costs and expenses:
Cost of consulting services	369,086	401,359
Cost of other revenues	18,290	20,719
Selling, general and administrative expenses	153,697	158,553
Amortization of intangible assets	12,155	14,032
Other charges	3,051	83,768

	556,279	678,431

Operating income (loss)	2,596	(56,897)
Interest income	526	1,093
Interest expense	(432)	(436)
Other income, net	167	381

Income (loss) before income taxes	2,857	(55,859)
Income tax expense	1,173	10,916

Net income (loss)	$1,684	$(66,775)

Earnings (loss) per share—basic	$0.03	$(1.15)
Earnings (loss) per share—diluted	$0.03	$(1.15)
Weighted average shares—basic	58,191	57,900
Weighted average shares—diluted	58,698	57,900

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	31 December
	2001	2000
	(in thousands, except per-share amounts)
Assets
Current assets:
Cash and cash equivalents	$9,369	$19,193
Accounts receivable, net	135,334	127,217
Prepaid expenses and other current assets	9,598	5,689
Income taxes refundable	3,531	2,775
Deferred income taxes	2,933	2,538

Total current assets	160,765	157,412
Property and equipment, at cost	64,467	55,388
Less accumulated depreciation and amortization	(38,797)	(30,082)

Net property and equipment	25,670	25,306
Intangible assets, net	169,424	137,057
Deferred income taxes	8,301	3,173
Other assets	4,591	3,399

Total assets	$368,751	$326,347

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,706	$17,092
Accrued compensation and related liabilities	25,108	24,342
Other accrued expenses and liabilities	15,761	12,488
Income taxes payable	252	572

Total current liabilities	58,827	54,494

Bank line of credit	18,634	—

Total liabilities	77,461	54,494

Minority interest	—	836
Contingent redemption value of put options	—	775
Commitments and contingencies (see Notes)
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 60,967,000 and 59,579,000 shares issued	610	596
Additional paid-in capital	241,316	229,732
Retained earnings	54,385	70,098
Accumulated other comprehensive loss	(1,701)	(1,470)

	294,610	298,956
Treasury stock, 512,000, and 2,804,000 shares, at cost	(3,320)	(28,714)

Total shareholders' equity	291,290	270,242

Total liabilities and shareholders' equity	$368,751	$326,347

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Shares	Stock Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total Shareholder's Equity
	(in thousands)
Balances at 30 June 1998	52,248	522	93,889	71,433	—	—	165,844
Employee stock purchases and options exercised	1,435	14	14,738	(3,225)	—	3,225	14,752
Acquisition consideration	4,286	43	106,492	(96)	—	1,049	107,488
Immaterial pooling of interests	961	10	806	—	—	—	816
Tax benefit from exercise of stock options	—	—	5,499	—	—	—	5,499
Stock compensation expense	3	—	395	—	—	—	395
Stock options exchanged for compensation	—	—	833	—	—	—	833
Net income	—	—	—	54,495	—	—	54,495
Purchases of treasury stock	—	—	—	—	—	(12,986)	(12,986)

Balances at 30 June 1999	58,933	589	222,652	122,607	—	(8,712)	337,136
Employee stock purchases and options exercised	457	4	4,485	(932)	—	7,326	10,892
Acquisition consideration	—	—	1,590	(15)	—	9,850	11,425
Tax benefit from exercise of stock options	—	—	1,664	—	—	—	1,664
Stock compensation expense	24	1	224	—	—	—	225
Net income	—	—	—	17,643	—	—	17,643
Purchases of treasury stock	—	—	—	—	—	(36,729)	(36,729)

Balances at 31 December 1999	59,414	594	230,615	139,312	—	(28,265)	342,256
Net loss	—	—	—	(66,775)	—	—	(66,775)
Unrealised loss on investments, net of $353 tax	—	—	—	—	(529)	—	(529)
Foreign currency translation	—	—	—	—	(941)	—	(941)
Comprehensive loss							(68,245)
Employee stock purchases and options exercised	160	2	(313)	(2,439)	—	13,670	10,920
Gain on sale of stock by subsidiary	—	—	71	—	—	—	71
Tax benefit from exercise of stock options	—	—	389	—	—	—	389
Sales and settlement of put options	—	—	(444)	—	—	—	(444)
Contingent liability for put options	—	—	(775)	—	—	—	(775)
Stock compensation expense	5	—	189	—	—	—	189
Purchases of treasury stock	—	—	—	—	—	(14,119)	(14,119)

Balance at 31 December 2000	59,579	596	229,732	70,098	(1,470)	(28,714)	270,242
Net income	—	—	—	1,684	—	—	1,684
Unrealised gain on investments, net of $176 tax	—	—	—	—	370	—	370
Foreign currency translation	—	—	—	—	(601)	—	(601)
Comprehensive income							1,453
Acquisition consideration	1,386	14	9,393	(3,904)	—	16,197	21,700
Employee stock purchases and options exercised	1	—	(119)	(13,028)	—	20,074	6,927
Tax benefit from exercise of stock options	—	—	1,412	—	—	—	1,412
Contingent liability for put options	—	—	775	—	—	—	775
Stock compensation expense	1	—	123	(465)	—	1,090	748
Purchases of treasury stock	—	—	—	—	—	(11,967)	(11,967)

Balances at 31 December 2001	60,967	610	241,316	54,385	(1,701)	(3,320)	291,290

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended 31 December
	2001	2000
	(in thousands)
Operating activities:
Net income (loss)	$1,684	$(66,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment charge	—	80,773
Depreciation	9,441	9,190
Amortization of intangible assets	12,155	14,032
Deferred income taxes	(221)	(716)
Other, net	1,100	(782)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	24,353	10,881
Other current and long-term assets	(1,711)	(2,103)
Accounts payable	(4,391)	850
Accrued compensation and related liabilities	(6,910)	(7,045)
Other accrued expenses and liabilities	(10,181)	3,563
Deferred revenues	—	147
Income taxes payable/refundable	1,035	(5,565)

Net cash provided by operating activities	26,354	36,450

Investing activities:
Acquisitions, net of cash acquired	(49,959)	(16,184)
Purchases of property and equipment, net	(5,962)	(8,474)
Sale of building, net	5,828	—
Repayment of advances to Agilera	—	9,908
Collection of note receivable	—	2,000
Purchases of investments	(885)	(463)
Sales of investments	1,218	2,001

Net cash used in investing activities	(49,760)	(11,212)

Financing activities:
Employee stock purchases and options exercised	6,927	10,920
Sale of stock by subsidiary	—	123
Proceeds from sale of put options	—	692
Cash settlement of put options	—	(1,136)
Net borrowings (payments) on short term bank line of credit	—	(5,355)
Borrowings on long term bank line of credit	79,910	—
Payments on long term bank line of credit	(61,276)	—
Debt issuance costs paid	(613)	—
Purchases of treasury stock	(11,190)	(14,119)

Net cash (used in) provided by financing activities	13,758	(8,875)

Effect of foreign exchange rate changes on cash	(176)	(28)
Net increase (decrease) in cash and cash equivalents	(9,824)	16,335
Cash and cash equivalents, beginning of period	19,193	2,858

Cash and cash equivalents, end of period	$9,369	$19,193

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations and Summary of Significant Accounting Policies

(a)  Nature of Operations

        CIBER, Inc. and its subsidiaries provide information technology (IT) system integration consulting and other services and to a lesser extent, resell certain hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and ERP package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of Fortune 500 and middle market companies across most major industries and governmental agencies. We operate from branch offices across the United States, plus offices in Canada and Europe.

(b)  Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all wholly-owned and majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(c)  Estimates

        The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates including those related to the collectibility of accounts receivable, costs to complete fixed-priced projects, the realizability of goodwill, income taxes, certain accrued liabilities and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

(d)  Cash Equivalents

        Cash equivalents represents funds temporarily invested with original maturities of three months or less.

(e)  Investments in Marketable Securities

        Investments in marketable equity securities are classified as available-for-sale and are recorded at fair market value, which is determined based on quoted market prices. Investments in marketable securities are included in prepaid expenses and other current assets on the consolidated balance sheet. The unrealized gain or loss, net of tax, is included in accumulated other comprehensive loss on the consolidated balance sheet. Realized gains and losses on the sale of investments are based on average cost and are included in other income in the consolidated statements of operations.

(f)    Property and Equipment

        Property and equipment, which consists of computer equipment, and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment. These costs are depreciated using the straight-line method over the estimated useful life of the software, ranging from three to seven years.

(g)  Intangible Assets and Recent Accounting Pronouncements

        Intangible assets consist of goodwill and noncompete agreements. Goodwill acquired prior to 1 July 2001 is amortized over 6 to 20 years. Goodwill acquired after 30 June 2001 is not amortized. Noncompete agreements are amortized over the terms of the contracts, which range from one to three years. Amortization is recorded using the straight-line method.

        Intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of intangible assets may not be recoverable. Conditions that may trigger an impairment assessment include a history of operating losses of the related business, a significant reduction in the revenues of the related business, and a loss of a major customer, our market capitalization relative to net book value, among others. An impairment would be considered to exist when the estimated undiscounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Future cash flows are estimated at the lowest business unit level that includes all of the operations that directly benefit from the intangible asset. This level may be a practice, branch office, region or subsidiary. If the acquired business has been fully integrated into operations, enterprise-wide goodwill would be evaluated at the consolidated level. Estimated cash flows at the business unit level are net of taxes and do not include any allocation of interest or other corporate level items. Impairment, if any, is measured based on forecasted future discounted operating cash flows. Considerable management judgment is necessary to estimate future cash flows. Accordingly, actual results could vary significantly.

        In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after 30 June 2001 to be accounted for using the purchase method and specifies the criteria for recording intangible assets separate from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized, but instead will be reviewed annually (or more frequently as impairment indicators arise) for impairment. Separate intangible assets that do not have indefinite lives will continue to be amortized over their useful lives. The non-amortization and amortization provisions of SFAS 142 are effective for goodwill and intangible assets acquired after 30 June 2001. As a result we will not record any amortization of goodwill related to the acquisitions of Century, Aris and Metamor (see Note 3). With respect to goodwill and intangible assets acquired prior to 1 July 2001, we will adopt SFAS 142 effective 1 January 2002. We expect the adoption of these accounting standards will result in a reduction of our amortization of goodwill commencing 1 January 2002, however, periodic impairment reviews may result in future write-downs.

(h)  Revenue Recognition

        We provide consulting services under time-and-material and fixed-priced contracts. The majority of our service revenues are recognized under time-and-material contracts as hours and costs are incurred. Revenues include reimbursable expenses separately billed to clients. For fixed-priced contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Under certain national IT services contracts, we are required by our customer to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        Other revenues include sales of computer hardware products, commissions on computer product sales and software license and maintenance fees. Revenues related to the sale of computer products are recognized when the products are shipped. Where we are the remarketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. On 30 September 1999, we sold our software business. Software license fee revenues were recognized over the period of the software implementation and revenues from maintenance agreements were recognized ratably over the maintenance period. Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms.

(i)    Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

(j)    Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)". We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock (or the estimated fair value of subsidiary stock) at the grant date over the amount the employee must pay for the stock. We generally grant stock options at fair market value at the date of grant. The pro forma disclosures, as if the fair-value based method defined in SFAS 123 had been applied, are provided in Note 15.

(k)  Minority Interest

        At 31 December 2000, we owned 88% of Waterstone, Inc. In 2001, we purchased the remaining shares that represented the minority interest in Waterstone for $1.7 million, which resulted in additional goodwill of $792,000. On 27 November 2000, we acquired 51% of Enspherics, Inc. The minority stockholders' proportionate share of the equity of these subsidiaries is reflected as minority interest in the consolidated balance sheet. As Enspherics has incurred losses in excess of minority interest equity capital, no minority interest is recorded at 31 December 2001. The minority stockholders' proportionate share of the net income (loss) of these subsidiaries is included in other income, net in the consolidated statement of operations. For the year ended 31 December 2000, the minority interest in the net loss of subsidiaries was $467,000.

(l)    Comprehensive Loss

        Comprehensive loss includes changes in the balances of items that are reported directly as a separate component of shareholders' equity in the consolidated balance sheet. Comprehensive loss includes net income (loss) plus changes in the net unrealized gain/loss on investments, net of taxes and changes in cumulative foreign currency translation adjustment. At 31 December 2001, the total accumulated other comprehensive loss of $1,701,000 is comprised of unrealized loss on investments of $159,000 and $1,542,000 of foreign currency translation.

(m)  Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into US dollars at current exchange rates and revenues and expenses are translated at average exchange rates for the period. The resulting cumulative translation adjustment is included in accumulated other comprehensive loss on the consolidated balance sheet. Foreign currency translation adjustment excludes tax effects given that the earnings of non-US subsidiaries are deemed to be reinvested for an indefinite period of time. Foreign currency transaction gains and losses have not been significant and are included in the results of operations as incurred.

(n)  Fair Value of Financial Instruments

        The fair value of our financial instruments approximates our carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market rates.

2.    Other Charges

        Other charges are comprised of the following (in thousands):

	Year ended 31 December
	2001	2000
Employee severance costs	$1,800	$1,300
Office lease closure costs	1,251	—
Goodwill impairment	—	80,773
Asset write-down	—	975
DigiTerra professional fees	—	720
Merger costs for poolings of interests	—	—

	$3,051	$83,768

        2001—In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001 we incurred charges related to losses on excess office space that we have sub-leased to other parties.

        2000—During the quarter ended 30 September 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions. These acquisitions included: Business Impact Systems, Inc. ("BIS"), Integration Software Consultants, Inc. ("ISC"), York & Associates, Inc., Interactive Papyrus, Inc. and Paragon Solutions, Inc. Of the total goodwill impairment charge, $58.6 million related to the Custom Solutions segment and $22.2 million related to our Package Solutions segment. These businesses were acquired at a time when the value of IT services companies was much higher than at the time of the impairment charge. In addition, approximately 88% of the goodwill impairment charge related to businesses acquired for consideration paid 100% in our stock. Stock consideration typically involves a premium over cash consideration. These acquired operations experienced a decrease in the demand for their services as post Year 2000 IT spending of many companies decreased. In addition, in the spring of 2000, the IT services requirements of dot.com companies decreased significantly. This has led to greater competition within the IT services industry for the remaining business, and as a result, revenues, cash flows and expected future growth rates of these operations have decreased.

        Due to the significance of the change in conditions, we performed an evaluation of the recoverability of the goodwill related to these operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Because the estimated future undiscounted cash flows of these operations were less than the carrying value of the related goodwill, an impairment charge was required. The impairment charge represents the amount required to write-down this goodwill to our best estimate of these operations' future discounted cash flows. In addition, we reduced the remaining goodwill amortization periods for BIS and ISC to 10 years and 14 years, respectively. This reduction resulted in additional goodwill amortization of $330,000 during the year ended 31 December 2000, which increased the net loss by the same amount.

        In March 2000, we announced our intent to spin-off our DigiTerra subsidiary to our shareholders and incurred related charges for an asset write-down as well as professional fees. In 2001, as the result of changes in market and business conditions, the plans to spin-off DigiTerra were cancelled. 1999—-Merger costs represent professional fees, primarily broker fees, associated with certain pooling of interests business combinations.

3.    Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisitions—2001

        Metamor Industry Solutions, Inc ("Metamor")—On 15 October 2001, CIBER, Inc. acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. CIBER acquired all of the outstanding stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for consideration of approximately $37.8 million. We have recorded goodwill of $29.0 million all of which is expected to be deductible for tax purposes. The actual purchase price is subject to finalization between the parties. We recorded reserves of $1.7 million for estimated office lease closure costs as additional costs of the acquisition. Metamor, based in Chicago, IL, provided IT consulting services similar to CIBER, including custom software development and IT staffing, primarily to governmental entities. Our primary reason for acquiring Metamor was to expand our services to federal, state and local governments.

        Aris Corporation ("Aris")—On 18 September 2001, we acquired the business and properties of Aris as the result of Aris' merger with and into CIBER. The total purchase price was $29.9 million consisting of $15.8 million in cash (including acquisition costs), 2,222,092 shares of CIBER common stock valued at $12.7 million and CIBER stock options valued at $1.4 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock over the two-day period before and after the revised terms of the acquisition were agreed to. We have recorded $4.3 million of goodwill, all of which is not deductible for tax purposes. No benefit has been recorded for Aris's foreign tax loss carryforwards at the acquisition date. Any subsequent realization of these tax benefits will be adjusted to goodwill. We recorded reserves of $2.0 million and $1.9 million for employee severance and office lease closure costs, respectively, as additional costs of the acquisition. The severance costs were paid by 31 December 2001. Aris, headquartered in Bellevue, WA, provided IT consulting services similar to CIBER, including enterprise systems implementation and front-end web development. Our primary reason for acquiring Aris was to expand our presence in Microsoft and Oracle technologies as well as to add to our geographic presence in Seattle and New Jersey and add new locations in Portland and the United Kingdom.

        Century Computer Consultants, Inc. ("Century")—On 31 August 2001, we acquired Century for an aggregate purchase price of approximately $10.4 million, consisting of $2.9 million in cash and 1,134,644 shares of CIBER common stock valued at $7.5 million. The value of the CIBER shares issued was based on the closing stock price on 30 August 2001. We have recorded $6.6 million of goodwill, all of which is not deductible for tax purposes. Century, based in Overland Park, Kansas, provided IT services similar to CIBER. Our primary reasons for acquiring Century were to strengthen strategic client relationships in Kansas City and in the wireless industry, add leadership to our existing Kansas City operations and realize the cost efficiencies associated with the combined operation.

        The following table summarizes the estimated fair value of assets acquired and liabilities assumed of Metamor, Aris and Century on the respective acquisition date (in thousands):

	Metamor	Aris	Century
Cash	$1,061	$12,680	$1,609
Accounts receivable	19,795	8,984	2,081
Equipment and furniture	1,315	1,441	67
Building	—	5,828	—
Deferred taxes	—	4,920	79
Other assets	2,802	3,585	76
Goodwill	29,045	4,302	6,615

Total assets acquired	54,018	41,740	10,527
Accounts payable and accrued liabilities	16,236	11,782	145

Net assets acquired	$37,782	$29,958	$10,382

        The following pro forma information presents the combined results of operations of CIBER, Metamor, Aris and Century as if the acquisitions had occurred as of the beginning of the year presented, after giving effect to certain adjustments, including elimination of historical goodwill amortization of the acquired companies, decreased interest income as a result of the cash paid for these acquisitions and income taxes at our marginal tax rate. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had CIBER and these acquired companies constituted a single entity during such periods, nor are they necessarily indicative of future operating results.

	Pro forma combined year ended 31 December
	2001	2000
	(In thousands, except per share data)
Total revenues	$678,908	$783,333
Net loss	(16,076)	(79,581)
Loss per share—basic	$(0.26)	$(1.30)
Loss per share—diluted	$(0.26)	$(1.30)

        The above pro forma combined financial information includes certain non-recurring items related to Aris. Aris had an investment loss of $3.5 million and an investment gain of $1.5 million, net of tax effects in 2000 and 2001, respectively. Aris also recorded net income (loss) from discontinued operations of $665,000 and ($343,000) in 2000 and 2001, respectively.

        Other acquisitions—In 2001, we also acquired three other businesses for cash consideration of $4.8 million, for which we recorded goodwill of $4.3 million.

Acquisition—2000

        Enspherics, Inc. ("Enspherics")—On 27 November 2000, we acquired 51% of the outstanding capital stock of Enspherics for $2.5 million. Per the terms of the agreement, additional consideration may be paid based on Enspherics achieving certain performance objectives in 2002. We recorded goodwill of $2.5 million related to this acquisition, which will be amortized over 10 years. Enspherics, located in Greenwood Village, Colorado, provides custom designed IT security solutions to clients who operate in high-risk environments.

4.    Agilera Investment

        In March 2000, our wholly owned subsidiary, Agilera, Inc., sold convertible preferred stock to new investors. In connection with the preferred stock sale, Agilera paid us $9.9 million in repayment of our advances to Agilera as of 31 December 1999, reducing our historical cost basis in our remaining ownership in Agilera to zero. As a result of participating rights obtained by the preferred stockholders in connection with their investment, our voting interest in Agilera was reduced to 41%. Accordingly, effective 1 January 2000, for financial reporting purposes, we do not consolidate Agilera and we account for investment in Agilera using the equity method of accounting. Under the equity method, since the basis of our investment in Agilera is zero and Agilera has incurred losses, we did not record our proportionate share of Agilera's net losses during that period. As the result of other Agilera equity transactions, in January 2001 our voting interest in Agilera was reduced to approximately 19%. As a result of this decrease in ownership, we account for our investment in Agilera at cost, which is zero.

        Agilera provides enterprise application hosting or application service provider ("ASP") services. We provide software implementation services to Agilera as a subcontractor under certain Agilera customer contracts. We have recorded revenue of $5,986,000 and $3,952,000 related to these services during the year ended 31 December 2000 and 2001 respectively. In addition, we have an agreement to sublease an office facility to Agilera at an annual cost of approximately $351,000, through the expiration of our lease in January 2003.

5.    Sale of LogisticsPRO

        On 30 September 1999, we sold our LogisticsPRO software business for $2.0 million resulting in a gain of $827,000. As consideration, we received a $2.0 million promissory note that was paid in full in September 2000. The software business was sold to an entity owned by the management of the LogisticsPRO business as well as two non-executive officers of DigiTerra.

6.    Earnings (Loss) Per Share

        The computation of earnings (loss) per share—basic and diluted is as follows:

	Year ended 31 December
	2001	2000
	(in thousands, except per share amounts)
Numerator:
Pro forma net income
Net income (loss)	1,684	$(66,775)
Denominator:
Basic weighted average shares outstanding	58,191	57,900
Dilutive effect of employee stock options	507	—

Diluted weighted average shares outstanding	58,698	57,900

Earnings (loss) per share—basic	$0.03	$(1.15)
Earnings (loss) per share—diluted	$0.03	$(1.15)

        Loss per share—diluted for the year ended 31 December 2000 excludes common stock equivalents because the effect of their inclusion would be anti-dilutive, or would decrease the reported loss per share. The dilutive common equivalent shares for the year ended 31 December 2000 were 876,000, had we reported net income. In addition, the number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares—diluted was 4,175,000 and 3,361,000 for the year ended 31 December 2000 and 2001, respectively.

7.    Accounts Receivable

        Accounts receivable consist of the following (in thousands):

	31 December
	2001	2000
Billed accounts receivable	$129,707	$105,193
Unbilled accounts receivable	10,338	24,087

	140,045	129,280
Less allowance for doubtful accounts	(4,711)	(2,063)

	$135,334	$127,217

        The activity in the allowance for doubtful accounts consist of the following (in thousands):

	Balance at beginning of period	Charge to cost and expense	Other(1)	Deductions (write-offs)	Balance at end of period
Year ended 31 December 2000	2,643	5,019	6	(5,605)	2,063
Year ended 31 December 2001	2,063	4,912	3,707	(5,971)	4,711

(1)
Represents additions due to acquisitions

8.    Investments

        Summary information about investments in marketable equity securities is as follows (in thousands):

	Cost	Gross unrealized gains	Gross unrealized losses	Carrying amount & fair value
31 December 2001	$1,177	$111	$(446)	$842
31 December 2000	$1,398	$12	$(895)	$515

        Gains and losses from the sale of investments in marketable equity securities are as follows (in thousands):

	Year ended 31 December
	2001	2000
Gross realized gains	$141	$564
Gross realized losses	$(139)	$(60)

        In 2000, we purchased 134,400 shares of Merrill Lynch & Co., Inc. Structured Yield Product Exchangeable for Stock ("STRYPES"), payable with shares of common stock of CIBER, Inc at a cost of $1,534,000. On 1 February 2001, we received 285,044 shares of our common stock plus interest upon the maturity of the STRYPES. We recorded these shares as treasury stock at 31 December 2000, at a cost of $1,534,000, net of interest received. The CIBER, Inc. common stock delivered by Merrill Lynch & Co. in settlement of the STRYPES was purchased by Merrill Lynch & Co. from a trust controlled by Bobby G. Stevenson, our Chairman, pursuant to a forward purchase contract entered into in January 1998.

9.    Property and Equipment

        Property and equipment consist of the following (in thousands):

	31 December
	2001	2000
Computer equipment and software	$44,012	$38,946
Furniture and fixtures	13,848	11,447
Leaseholds	6,607	4,995

	64,467	55,388
Less accumulated depreciation	(38,797)	(30,082)

Property and equipment, net	$25,670	$25,306

        In October 2001, we completed the sale of the building that we acquired with Aris in September 2001 (see Note 3), resulting in net cash proceeds of $5,828,000.

10.  Intangible Assets

	31 December
	2001	2000
	(in thousands)
Goodwill	210,527	$166,383
Less accumulated amortization	(41,963)	(31,082)

Goodwill, net	168,564	135,301
Noncompete agreements	3,665	4,701
Less accumulated amortization	(2,805)	(2,945)

Noncompete agreements, net	860	1,756

Intangible assets, net	$169,424	$137,057

11.  Bank Line of Credit and Financing Agreement

        Bank Line of Credit—In September 2001, we obtained a new $40 million reducing revolving line of credit from Wells Fargo Bank, N.A. At the end of each calendar quarter the maximum available borrowing under our line of credit is reduced by $2.5 million, therefore the maximum available borrowing was $37.5 million at 31 December 2001. The line of credit expires 30 September 2004. Borrowings bear interest based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. At 31 December 2001 our outstanding balance under the line of credit was $18.6 million. At 31 December 2001, the bank's prime rate was 4.75% and our rate on borrowing was 4.05%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The terms of the credit agreement contain, among other provisions, certain financial covenants including minimum interest coverage and minimum tangible net worth, as well as specific limitations on additional indebtedness, liens and merger activity and prohibits the payment of any dividends.

        Wholesale Financing Agreement—In connection with our operation as an authorized remarketer of certain computer hardware and products, we have an Agreement for Wholesale Financing with IBM Credit Corporation. Outstanding amounts under the Wholesale Financing Agreement, which totaled $3,247,000 and $5,310,000 at 31 December 2000 and 2001, respectively, are included in accounts payable on the balance sheet. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

12.  Leases

        We have noncancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $10,730,000, $6,218,000, $12,106,000 and $13,387,000 for the year ended 30 June 1999, the six months ended 31 December 1999 and the years ended 31 December 2000 and 2001 respectively. Our net rental expense for the year ended 31 December 2001 consists of gross rental expense of $14,476,000 and sublease income of $1,089,000.

        Future minimum lease payments and sublease receipts as of 31 December 2001 are (in thousands):

	Rental Payments	Sublease Receipts
2002	16,957	2,919
2003	13,822	1,887
2004	8,262	947
2005	4,459	451
2006	1,693	35
Thereafter	2,106	—

Total minimum lease payments	$47,299	$6,239

        We have a lease reserve for certain office leases that are vacant or have been subleased at a loss. The activity in the lease reserve consists of the following (in thousands):

	Balance at beginning of year	Additions charge to cost and expense	Other(1)	Deductions (Payments)	Balance at end of year
Year ended 31 December 2001	—	1,251	3,567	(743)	4,075

(1)
Represents additions due to acquisitions

13.  Income Taxes

        Income tax expense (benefit) consists of the following (in thousands):

	Year ended 31 December
	2001	2000
Current:
Federal	$577	$8,211
State and local	139	2,157
Foreign	678	1,264

	1,394	11,632
Deferred:
Federal	(230)	(582)
State and local	9	(113)
Foreign	—	(21)

	(221)	(716)

Income tax expense	$1,173	$10,916

        Income tax expense differs from the amounts computed by applying the statutory US federal income tax rate to income before income taxes as a result of the following (in thousands):

	Year ended 31 December
	2001	2000
Income tax expense (benefit) at the federal statutory rate of 35%	$1,000	$(19,551)
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	96	1,329
Nondeductible goodwill amortization	876	1,490
Nondeductible goodwill write-down	—	26,752
Nondeductible other costs	641	903
Adjustment to prior year's estimated tax liability	(1,251)	—
Other	(189)	(7)

Income tax expense	$1,173	$10,916

        US and foreign income (loss) before income taxes are as follows (in thousands):

	Year ended 31 December
	2001	2000
United States	$345	$(58,974)
Foreign	2,512	3,115

	$2,857	$(55,859)

        The components of the net deferred tax asset or liability are as follows (in thousands):

	31 December
	2001	2000
Deferred tax assets:
Intangible assets	$5,101	$5,213
Accrued expenses	2,783	2,413
Accounts receivable	821	—
Net operating losses	6,339	—
Other	177	463

Total gross deferred tax assets	15,221	8,089
Less valuation allowance	(1,750)	—

Net deferred tax assets	13,471	8,089

Deferred tax liabilities:
Property and equipment	(1,389)	(2,040)
Accounts receivable	—	(239)
Other	(848)	(99)

Total gross deferred tax liabilities	(2,237)	(2,378)

Net deferred tax asset	$11,234	$5,711

Balance sheet classification of deferred tax asset:
Deferred tax asset—current	$2,933	$2,538
Deferred tax asset—long term	8,301	3,173

Net deferred tax asset	$11,234	$5,711

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the deferred tax assets.

        At 31 December 2001 we have available tax loss carryforwards of approximately $17.5 million resulting from certain acquired companies and certain subsidiaries, which begin to expire in 2018. The valuation allowance at 31 December 2001, relates to $5.0 million of acquired foreign net operating loss carryforwards, for which any future realized benefit would be allocated to reduce goodwill. The utilization of $9.4 million of US net operating loss carryforwards is subject to certain annual limits under the Internal Revenue Code.

14.  Stock-Based Plans

        Our stock-based compensation plans are described below.

        Employees' Stock Option Plan—We have a stock option plan for employees and up to 10,500,000 shares of CIBER, Inc. common stock are authorized for issuance under this plan. At 31 December 2001, 1,309,485 options were available for future grants. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determines the number and nature of awards. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. In 2001, stock grants were made to employees for 130,000 shares of common stock valued at an average price of $4.50 per share.

        1989 Stock Option Plan—We established a stock option plan in 1989 that was discontinued during 1994. The options expire twenty years after the date of grant through 2013. At 31 December 2001, options for 148,872 shares were outstanding and vested at an average exercise price of $0.45.

        Directors' Stock Option Plan—Up to 200,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant. At 31 December 2001, 69,000 options were available for future grants.

        At 31 December 2001, there were 7,901,442 shares of CIBER, Inc. common stock reserved for future issuance under our stock option plans.

        Directors' Stock Compensation Plan—A total of 50,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee directors under this plan. Each non-employee director is issued shares having a fair market value of approximately $2,500 for attendance at each meeting of our Board of Directors.

        During the year ended 31 December 2000 and 2001, we issued 1,980; 1,445; 3,892 and 7,550 shares, respectively, of common stock under this plan. At 31 December 2001, 32,236 shares were available for future grants.

        A summary of the status of the CIBER, Inc. stock option plans as of the years ended 31 December 2000 and 2001, and changes during the periods ending on those dates is presented below (shares in thousands):

	Year ended 31 December 2001		Year ended 31 December 2000
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	7,405	$13.55	6,928	$16.45
Granted	3,497	6.35	2,594	9.96
Exercised	(1,014)	1.95	(168)	7.96
Cancelled	(3,188)	16.71	(1,949)	19.54

Outstanding at end of year	6,700	$9.72	7,405	$13.55

Options exercisable at year end	3,267		3,514

        Summary information about CIBER, Inc. stock options outstanding and exercisable at 31 December 2001 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding	Weighted average exercise price	Weighted average remaining life (years)	Number exercisable	Weighted average exercise price
$0.01 - $4.63	1,562	$4.00	8.7	854	$3.59
4.71 - 8.25	2,219	5.84	9.6	576	6.31
8.40 - 16.00	1,688	12.22	7.9	889	13.00
16.31 - 50.98	1,231	20.57	6.6	947	20.51
$0.01 - $50.98	6,700	$9.72	8.4	3,267	$11.54

        DigiTerra, Inc. Equity Incentive Plan—In July 2001, our DigiTerra, Inc. subsidiary established a stock option plan for its employees. In 2001, options for 3,611,532 shares at an average exercise price of $1.33 were issued of which 1,543,150 have been cancelled and 2,068,385 are outstanding at 31 December 2001. Options for 517,096 shares are vested at 31 December 2001. As a result of our decision to not spin off DigiTerra and our subsequent reorganization of DigiTerra, efforts are underway to terminate the plan and cancel these options sometime during 2002.

        Waterstone, Inc. Equity Incentive Plan—Our Waterstone subsidiary had a stock option plan under which there were 1,472,900 options outstanding as of 31 December 2000. During 2001, this plan was discontinued and all options were cancelled.

        Employee Stock Purchase Plan ("ESPP")—We have a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of CIBER, Inc. common stock at 85% of the fair market value at specified dates. Up to 4,750,000 shares of common stock are authorized to be issued under the ESPP, of which, a total of 3,730,351 shares have been issued through 31 December 2001. During the years ended 31 December 2000 and 2001, employees purchased 837,850 and 1,675,670 shares of common stock, respectively.

        For our stock-based plans, we have recorded compensation expenses of $189,000 and $748,000 during the year ended 31 December 2000 and 2001, respectively. Had we determined compensation cost for our stock-based compensation plans based on the fair value approach of SFAS 123, our net income (loss) and income (loss) per share would have been as indicated in the pro forma amounts below (in thousands, except per share data):

		Year ended 31 December
		2001	2000
Net income (loss)	As reported	$1,684	$(66,775)
	Pro forma	(4,563)	(81,295)
Earnings (loss) per share—basic	As reported	.03	(1.15)
	Pro forma	(.08)	(1.40)
Earnings (loss) per share—diluted	As reported	.03	(1.15)
	Pro forma	(.08)	(1.40)

        The effect of applying SFAS 123 in this pro forma disclosure may not be indicative of the effect on pro forma net income for future years because variables such as the number of options granted, exercises and stock price volatility included in these disclosures may not be indicative of future activity.

        The weighted average fair values of CIBER, Inc. options granted during the year ended 31 December 2000 and 2001 were $16.24, $9.20, $6.41 and $3.64, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended 31 December
	2001	2000
Expected life	5 Years	5 Years
Risk free interest rate	4.5%	6.0%
Expected volatility	75%	80%
Dividend yield	0%	0%

        Warrants for Common Stock—In connection with our acquisition of Aris, we issued warrants for 96,954 shares of our common stock in replacement of Aris's previously outstanding warrants. The warrants are exercisable at prices from $15.63 to $58.24 with an average exercise price of $24.22 and expire at various times through October 2004.

15.  401(k) Savings Plan

        We have a savings plan under Section 401(k) of the Internal Revenue Code. Our company matching contribution is determined based on the employee's completed years of service. We recorded expense of $3,593,000 and $2,945,000 for the years ended 31 December 2000 and 2001, respectively, related to this plan.

16.  Stock Purchase Rights

        On 21 September, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of $250, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights are fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on 28 August 2008, unless extended or earlier redeemed.

17.  Share Repurchase Program

        On 21 June 1999, our Board of Directors authorized the repurchase of up to 5,888,591 shares (10%) of our common stock. On 17 April 2001 our Board of Directors authorized the repurchase of an additional 1,000,000 shares of our common stock for a total of 6,888,591 shares that have been authorized for repurchase. As of 31 December 2001, we have purchased 6,735,000 shares for $71,527,000 under this program.

18.  Business and Credit Concentrations

        Our clients are located principally throughout the United States. Our revenue and accounts receivable are concentrated with large companies across several industries and governmental entities. Our largest client accounted for approximately 6% and 6% of total revenues for the years ended 31 December 2000 and 2001, respectively. In addition, our five largest clients accounted for, in the aggregate, approximately 14% and 16% of our total revenues for the years ended 31 December 2000 and 2001, respectively. We have a policy to regularly monitor the creditworthiness of our clients and generally do not require collateral. We have a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. Approximately 10%, 8%, 8% and 8% of our total revenues for the years ended 31 December 2000 and 2001, respectively, were generated from implementing PeopleSoft software.

19.  Segment Information

        In the fourth quarter of 2001, we realigned our operations based on the nature of their services. As a result, we have two reportable segments, Custom Solutions and Package Solutions. The Custom Solutions segment primarily includes our CIBER custom branch offices and our CIBER Solution Partners European operations. Our Custom Solutions segment provides IT project solutions and IT staffing in custom developed software environments. Our Package Solutions segment is comprised primarily of our CIBER Enterprise Solutions Division and our subsidiary DigiTerra, Inc. Package Solutions provides enterprise software implementation services including enterprise resource planning (ERP), supply chain management customer relationship management software from software vendors such as J.D. Edwards, Lawson, Oracle, PeopleSoft, and SAP, among others. Prior year information has been restated to conform to this presentation.

        We evaluate our segments based on operating income before amortization of intangible assets and goodwill impairment and other charges. The accounting policies of the reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies. The following presents information about our segments (in thousands):

	Year ended 31 December
	2001	2000
Total revenues:
Custom Solutions	$436,016	$477,098
Package Solutions	124,905	148,247
All Other	—	—
Inter-segment	(2,046)	(3,811)

Total	$558,875	$621,534

Inter-segment revenues:
Custom Solutions	$(52)	$(875)
Package Solutions	(1,994)	(2,936)

Total	$(2,046)	$(3,811)

Income (loss) from operations:
Custom Solutions	$29,447	$48,694
Package Solutions	967	8,650
All Other	—	—
Corporate	(12,612)	(16,441)

Total	17,802	40,903
Amortization of intangibles	(12,155)	(14,032)
Other charges	(3,051)	(83,768)

Operating income (loss)	$2,596	$(56,897)

Total capital expenditures:
Custom Solutions	$4,649	$6,304
Package Solutions	215	962
All Other	—	—
Corporate	1,098	1,208

Total capital expenditures	$5,962	$8,474

Total assets:
Custom Solutions	$115,241	$106,023
Package Solutions	44,400	54,353
All Other	—	—
Corporate and other	39,686	28,914
Intangible assets	169,424	137,057

Total assets	$368,751	$326,347

        Revenues from foreign operations were $11,418,000 and $16,743,000 for the years ended 31 December 2000 and 2001, respectively, and were not significant during the prior periods presented. Total assets of foreign operations were $21,305,000 and $18,938,000 at 31 December 2000 and 2001, respectively.

20.  Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows (in thousands):

	Year ended 31 December
	2001	2000
Acquisitions:
Fair value of assets acquired, excluding cash	$96,225	$4,891
Liabilities assumed	(27,890)	(579)
Common stock issued	(21,679)	—
Change in acquisition costs payable	2,445	11,862
Change in minority interest	858	10

Cash paid for acquisitions net of cash acquired	$49,959	$16,184
Noncash investing and financing activities:
Exchange of shares of non-marketable investment for CIBER stock	$777	$—
Issuance of common stock in satisfaction of acquisition costs payable	$—	$—
Stock options exchanged for accrued compensation	$—	$—
Cash paid for interest	$211	$547
Cash paid for income taxes, net	$506	$16,921

21.  Selected Quarterly Financial Information (Unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter	Total
	(In thousands, except per share data)
Year ended 31 December 2001
Revenues	$145,864	$140,009	$127,951	$145,051	$558,875
Amortization of intangible assets	3,025	3,065	3,036	3,029	12,155
Other charges	—	406	—	2,645	3,051
Operating income (loss)	2,553	122	(1,099)	1,020	2,596
Net income (loss)	1,565	375	(591)	335	1,684
Earnings (loss) per share—basic	$0.03	$0.01	$(0.01)	$0.01	$0.03
Earnings (loss) per share—diluted	$0.03	$0.01	$(0.01)	$0.01	$0.03
Year ended 31 December 2000
Revenues	$166,306	$157,357	$153,285	$144,586	$621,534
Amortization of intangible assets	4,046	4,041	2,931	3,014	14,032
Other charges	2,275	323	80,773	397	83,768
Operating income (loss)	5,493	6,894	(73,927)	4,643	(56,897)
Net income (loss)	3,325	3,980	(76,888)	2,808	(66,775)
Earnings (loss) per share—basic	$0.06	$0.07	$(1.32)	$0.05	$(1.15)
Earnings (loss) per share—diluted	$0.06	$0.07	$(1.32)	$0.05	$(1.15)

        In the fourth quarter of 2001, we have reclassified $836,000 originally reported in other charges during the second quarter of 2001 to selling, general and administrative expenses. In addition, we reclassified $991,000 originally reported as consulting services revenues during the third quarter of 2001 to other revenues.

PART B: UNAUDITED RESULTS OF CIBER FOR THE NINE MONTHS ENDED 30 SEPTEMBER 2002

        Set out below is an extract, without material adjustments, from the announcement dated 8 November 2002 of CIBER's unaudited results for the nine months ended 30 September 2002

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended 30 September
	2002	2001
	(in thousands, except per-share amounts)
Revenues:
Consulting services	$429,244	$390,462
Other revenues	19,671	23,362

	448,915	413,824

Costs and expenses:
Cost of consulting services	306,253	272,273
Cost of other revenues	13,150	17,307
Selling, general and administrative expenses	111,260	113,136
Amortisation of intangible assets	519	9,126
Other charges	1,024	406

	432,206	412,248

Operating income (loss)	16,709	1,576
Interest income	83	411
Interest expense	(1,061)	(151)
Other income (expense), net	(187)	350

Income (loss) before income taxes	15,544	2,186
Income tax expense (benefit)	6,317	837

Net income (loss)	$9,227	1,349

Earnings (loss) per share—basic	0.15	0.02
Earnings (loss) per share—diluted	0.15	0.02
Weighted average shares—basic	62,900	57,532
Weighted average shares—diluted	63,622	57,978

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	30 September 2002	31 December 2001
	(in thousands, except per-share amounts)
Assets
Current assets:
Cash and cash equivalents	$4,769	$9,369
Accounts receivable, net	139,518	135,334
Prepaid expenses and other current assets	6,198	9,598
Income taxes refundable	4,364	3,531
Deferred income taxes	3,815	2,933

Total current assets	158,664	160,765

Property and equipment, at cost	56,444	64,467
Less accumulated depreciation and amortization	(37,043)	(38,797)

Net property and equipment	19,401	25,670
Goodwill	233,574	169,099
Other intangible assets, net	2,286	325
Deferred income taxes	1,648	8,301
Other assets	4,897	4,591

Total assets	$420,470	$368,751
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$10,408	$17,706
Accrued compensation and related liabilities	22,448	25,108
Accrued lease costs—current portion	4,278	3,443
Other accrued expenses and liabilities	13,036	12,318
Income taxes payable	706	252

Total current liabilities	50,876	58,827
Accrued lease costs—long term	5,250	—
Bank line of credit	35,977	18,634

Total liabilities	92,103	77,461

Contingent redemption value of put option	5,836	—
Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 60,967,000 and 64,705,000 issued	647	610
Additional paid-in capital	260,018	241,316
Retained earnings	63,032	54,385
Accumulated other comprehensive loss	230	(1,701)
Treasury stock, 253,000 and 512,000 shares, at cost	(1,396)	(3,320)

Total shareholders' equity	322,531	291,290

Total liabilities and shareholders' equity	$420,470	$368,751

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended 30 September
	2002	2001
	(in thousands, except per-share amounts)
Operating activities:
Net income	9,227	1,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,081	7,033
Amortization of intangible assets	519	9,126
Provision for lease costs	1,459	406
Deferred income taxes	6,528	(1,531)
Loss recognized on write-down of marketable securities	453	—
Other, net	280	(177)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	13,044	16,376
Other current and long-term assets	2,641	(992)
Accounts payable	(10,405)	(8,898)
Accrued compensation and related liabilities	(8,815)	(1,128)
Accrued lease costs	(4,142)	(1,487)
Income taxes payable/refundable	289	847
Other current liabilities	1,123	823

Net cash provided by operating activities	20,282	21,747

Investing activities:
Business acquisitions, net of cash acquired	(42,000)	(13,190)
Purchases of property and equipment, net	(2,149)	(4,519)
Purchases of investments	(1,352)	(833)
Sales of investments	1,089	965
Increase in notes receivable from officers	(1,493)	—

Net cash used in investing activities	(45,905)	(17,577)

Financing activities:
Employee stock purchases and options exercised	4,428	4,346
Sale of stock to investors	14,095	—
Borrowings on long term bank line of credit	260,589	—
Payments on long term bank line of credit	(243,246)	—
Repayment of debt of acquired company	(11,739)	—
Repayment of acquisition note payable	(1,500)	—
Debt issuance costs	(100)	—
Purchases of treasury stock	(1,835)	(8,682)

Net cash provided by (used in) financing activities	20,692	(4,336)

Effect of foreign exchange rate changes on cash	331	(188)

Net decrease in cash and cash equivalents	(4,600)	(354)
Cash and cash equivalents, beginning of period	9,369	19,193

Cash and cash equivalents, end of period	$4,769	$18,839

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common stock
			Additional paid-in capital	Retained earnings
	Shares	Amount
	(in thousands)
Balances at 1 January 2002	$60,967	$610	$241,316	$54,385
Net income	—	—	—	9,227
Unrealized loss on investments	—	—	—	—
Foreign currency translation	—	—	—	—
Acquisition consideration	1,105	11	8,685	—
Sale of stock to investors	2,459	25	14,700	—
Employee stock purchases and options exercised	172	1	1,266	(580)
Tax benefit from exercise of stock options	—	—	407	—
Stock compensation expense	2	—	110	—
Contingent redemption value for put option	—	—	(5,836)	—
Purchases of treasury stock	—	—	—	—

Balances at 30 September 2002	$64,705	$647	$260,018	$63,032

	Accumulated other comprehensive loss	Treasury stock	Total shareholders' equity
	(in thousands)
Balances at 1 January 2002	$(1,701)	$(3,320)	$291,290
Net income	—	—	9,227
Unrealized loss on investments	(1)	—	(1)
Foreign currency translation	1,932	—	1,932
Acquisition consideration	—	—	8,696
Sale of stock to investors	—	—	14,095
Employee stock purchases and options exercised	—	3,741	4,428
Tax benefit from exercise of stock options	—	—	407
Stock compensation expense	—	18	128
Contingent redemption value for put option	—	—	(5,836)
Purchases of treasury stock	—	(1,835)	(1,835)

Balances at 30 September 2002	$230	$(1,396)	$322,531

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

        The accompanying consolidated financial statements of CIBER, Inc. and subsidiaries have been prepared without audit. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been omitted pursuant to the Securities and Exchange Commission rules and regulations. In the opinion of management, these unaudited consolidated financial statements include all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented. Interim results of operations for the three and nine-month periods ended 30 September 2002 are not necessarily indicative of operating results for the full year. Certain prior period amounts have been reclassified to conform to the current period presentation. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended 31 December 2001.

        Income Taxes.    We record interim-period income tax expense based on management's best estimate of the effective tax rate expected to beapplicable for the full fiscal year.

        New Accounting Pronouncements.    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after 30 June 2001 to be accounted for using the purchase method and specifies the criteria for recording intangible assets separate from goodwill. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized, but instead are reviewed annually (or more frequently as impairment indicators arise) for impairment. Separate intangible assets that do not have indefinite lives continue to be amortized over their estimated useful lives. The non-amortization provisions of SFAS 142 are effective for goodwill and intangible assets acquired after 30 June 2001. With respect to goodwill and intangible assets acquired prior to 1 July 2001, we have adopted SFAS 142 effective 1 January 2002. The adoption of these accounting standards has resulted in a reduction of our amortization of intangible assets beginning 1 January 2002. During the first quarter of 2002, we completed the transitional impairment test as required by SFAS 142 and it was determined that the change in accounting did not result in an impairment charge.

        Notes receivable from officers.    Included in other assets at 30 September 2002 are notes receivable from officers of $1,913,000. Of this amount, $1,493,000 is due from our President pursuant to an unsecured, non-interest bearing, Revolving Promissory Note that matures 31 December 2002. Such balance has been outstanding less than twelve months and was initially disclosed in our Form 10-Q, filed in May 2002 with the SEC.

        Other charges.    Other charges of $406,000 and $1,024,000 were incurred during the nine months ended 30 September 2001 and 2002, respectively. These charges relate to estimated losses on excess office space that we have subleased or have permanently vacated.

        Reclassifications.    Certain prior year amounts have been reclassified to conform with the current year presentation, including certain costs of other revenues previously reported as selling, general and administrative expenses.

2.    Earnings per share

        The computation of earnings per share—basic and diluted is as follows (in thousands, except per share amounts):

	Nine months ended 30 September
	2001	2002
Numerator:
Net income(loss)	$1,349	9,227

Denominator:
Basic weighted average shares outstanding	57,532	62,900
Dilutive effect of employee stock options	446	722

Diluted weighted average shares outstanding	57,978	63,622
Earnings (loss) per share—basic	$0.02	0.15
Earnings (loss) per share—diluted	$0.02	0.15

        Potentially dilutive securities are excluded from the computation in periods in which they have an antidilutive effect. As a result, earnings (loss) per share—diluted is the same as earnings (loss) per share—basic if CIBER reports a net loss. The number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares—diluted was 3,472,000 and 3,142,000 for the nine months ended 30 September 2001 and 2002.

3.    Acquisitions

        Acquisition of Decision Consultants, Inc.—On 30 April 2002, we acquired substantially all of the assets and certain liabilities of Decision Consultants, Inc. "DCI"). The results of DCI's operations have been included in our consolidated financial statements since that date. DCI, headquartered in Southfield, MI, provided information technology consulting services similar to our Custom Solutions Division. We acquired DCI primarily to add market share and obtain certain new large clients and add additional business with certain existing large clients, as well as achieve operational efficiency by eliminating duplicative costs. The DCI acquisition also adds strength to executive and operations management.

        The purchase consideration consisted of $40.8 million in cash(including transaction costs), 1,104,973 shares of CIBER common stock valued at $8.7 million and a $1.5 million unsecured promissory note. We used a combination of cash on hand (including the proceeds from the sale of stock on 29 April 2002) and borrowings under our line of credit for the cash consideration. The value of the CIBER shares issued was based on the average closing price of the CIBER stock over the two-day period before and after, 8 April 2002, the date the acquisition was announced. The $1.5 million Unsecured Subordinated Promissory Note payable to DCI accrued interest at 13.5% per annum and was paid in full in July 2002.

        The components of the purchase price allocation are as follows (in thousands):

Cash consideration	$40,327
Note payable	1,500
Stock consideration	8,696
Transaction costs	472
Severance and other exit costs	5,477

Total	$56,472

Allocation of purchase price:
Net liability value acquired	(1,368)
Goodwill	57,472

Total	$56,472

        We are in the process of completing the review and determination of fair values of certain other intangible assets acquired. In addition, the amount of severance and other exit costs reflects our initial estimate and actual amounts may vary. Thus, the allocation of purchase price is subject to revision. We have recorded preliminary goodwill of $57.8 million elated to the acquisition of DCI, all of which has been assigned to our Custom Solutions segment. All goodwill related to DCI is expected to be deductible for income tax purposes. We recorded an accrued lease liability for DCI office lease exit costs of $2,820,000 for office locations that we will not use. Information regarding accrued lease costs is included in Note 5. We recorded an accrued liability of 1,764,000 for estimated severance if DCI personnel all of which has been paid in 2002. We also recorded an accrued liability of $893,000 for other exit costs, primarily office closure costs, of which $203,000 has been paid in 2002 resulting in a balance of $690,000 at 30 September 2002.

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of DCI at the date of acquisition:

(in thousands)
Cash	$179
Accounts receivable	16,843
Property and equipment	524
Other assets	191

Total assets acquired	$17,737

Notes payable	(11,739)
Accounts payable	(2,860)
Accrued compensation	(3,786)
Other liabilities	(720)

Total liabilities assumed	$(19,105)

Net liabilities	$(1,368)

        The following pro forma information presents the combined results of operations of CIBER and DCI as if the acquisition had occurred as of the beginning of each of the periods indicated. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had CIBER and DCI constituted a single entity during such periods, nor are they necessarily indicative of future operating results.

	Pro forma nine months ended 30 September
	2001	2002
	(in thousands, except for share data)
Total revenues	$506,113	480,622
Net income (loss)	$981	9,101
Income (loss) per share—basic	$0.02	0.14
Income (loss) per share—diluted	$0.02	0.14

Stock Repurchase Option

        In connection with the sale of stock to investors on 29 April 2002, CIBER and DCI agreed as part of the Asset Purchase Agreement that DCI would not sell a significant portion of the CIBER common stock received for a period of up to 90 days, the "Lockup Agreement." As an inducement for DCI to enter into the Lockup Agreement, CIBER granted DCI an option that under certain circumstances, DCI can require CIBER to repurchase up to 805,000 shares of CIBER common stock in November 2002 at $7.25 per share. At 30 September 2002, the total cash redemption amount of $5,836,000 has been transferred from Shareholders' equity to temporary equity and is reflected on the line item "contingent redemption value of put option" on the balance sheet. The actual acquisition of any such shares would be accounted for as treasury stock.

4.    Goodwill and Other Intangible Assets

        Effective 1 January 2002, with the adoption of SFAS No. 142, goodwill is no longer amortized. The following table presents net income and earnings per share for the periods presented, adjusted to exclude the affects of goodwill amortization.

	Nine months ended 30 September
	2001	2002
	(in thousands, except per share amounts)
Net income (loss)	$1,349	$9,227
Add back: Goodwill amortisation, net of tax	$6,754	—

Adjusted net income	$8,103	$9,227

Basic earnings per share:
Net income (loss)	$0.02	$0.15
Goodwill amortization, net of tax	$0.12	—

Adjusted net income	$0.14	$0.15

Diluted earnings per share:
Net income (loss)	$0.02	$0.15
Goodwill amortization, net of tax	$0.12	—

Adjusted net income	$0.14	$0.15

        The changes in the carrying amount of goodwill for the nine months ended 30 September 2002 are as follows (in thousands):

	Customer Solutions Segment	Package Solutions Segment	Total
Balance at 1 January 2002	$128,008	$41,091	$169,099
Reclassification to other intangible assets	(1,877)	(603)	(2,480)
Acquisition of DCI	57,840	—	57,840
Other acquisition	75	—	75
Additional consideration on prior acquisitions	280	25	305
Goodwill adjustment on prior acquisitions:
Additional lease cost accrual	4,503	1,445	5,948
Additional severance and exit costs	843	271	1,114
Other adjustments of assets and liabilities to fair value, net	522	14	536
Effect of foreign exchange rate changes	1,137	—	1,137

Balance at 30 September 2002	$191,331	$42,243	$233,574

        During the quarter ended 30 September 2002, we determined that $2,480,000 of intangible assets resulting from our 2001 acquisitions of Century, Aris and Metamor require recognition apart from goodwill. These intangible assets resulted from the acquired customer contracts and related customer relationships. The customer-related intangible asset will be amortized on a straight-line basis over 5 years, the estimated period in which benefit will be received from these relationships.

        Amortized intangible assets are comprised of the following (in thousands):

	Gross Carrying Amount	Accumulated Amortization
31 December 2001
Noncompete agreements	$3,076	$(2,751)
30 September 2002
Noncompete agreements	$163	$(57)
Customer relationships	$2,480	$(300)

	$2,643	$(357)

Aggregate amortization expense
Nine months ended 30 September 2002		$519
Estimated amortization expense
Year ended 31 December 2002		$838
Year ended 31 December 2003		$571
Year ended 31 December 2004		$508
Year ended 31 December 2005		$496
Year ended 31 December 2006		$392

5.    Accrued lease costs

        We have a lease reserve for certain office space that is vacant or has been subleased at a loss. The activity in the accrued lease costs reserve during the nine months ended 30 September 2002, consists of the following (in thousands):

Balance at 31 December 2001	$3,443
Charge to cost and expense	1,459
Additions due to DCI acquisitions	2,820
Adjustments to prior year acquisitions	5,948
Cash payments	(4,142)

Balance at 30 September 2002	$9,528

6.    Revolving Line of Credit

        Bank Line of Credit—In May 2002, CIBER amended its line of credit agreement with Wells Fargo Bank, N.A. increasing our maximum available borrowing amount from $35 million to $60 million. The maximum available borrowing under this line of credit was automatically reduced to $52.5 million at 30 September 2002, and the maximum available borrowing is further reduced by $2.5 million at the end of each subsequent calendar quarter. The line of credit expires 30 September 2004. Borrowings bear interest based on the bank's prime rate and ranges from prime minus 0.20% to prime less 0.70%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization. On 30 September 2002, the bank's prime rate was 4.75% and our rate on borrowing was 4.55%. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The terms of the credit agreement contain, among other provisions, certain financial covenants including minimum interest coverage and minimum tangible net worth, as well as specific limitations on additional indebtedness, liens and merger activity and prohibits the payment of any dividends. At 30 September 2002, we were not in compliance with the minimum tangible net worth covenant under the line of credit agreement. The bank waived this covenant at 30 September 2002. The tangible net worth covenant has been modified and is now calculated as a ratio of total liabilities to tangible net worth as opposed to an absolute dollar amount of tangible net worth.

7.    Sale of Stock to Investors

        On 29 April 2002, we entered into Stock Purchase Agreements to sell 2,459,016 shares of CIBER common stock at $6.10 per share, in a private placement. We received aggregate proceeds of $14,094,000, net of expenses, which were used to fund a portion of the purchase price of the DCI acquisition.

8.    Comprehensive Income

        Comprehensive income represents net income plus valuation adjustments on available-for-sale investments and foreign currency translation adjustments. Comprehensive income was $868,000 and $11,158,000 for the nine months ended 30 September 2001 and 2002.

9.    Share Repurchase Program

        In 2002, we reached the maximum number of shares authorized by the Board of Directors under our previous share repurchase program. A total of 6,888,591 shares were repurchased under this program. On 30 July 2002 our Board of Directors approved a new share repurchase program and authorized up to 1,000,000 common shares to be repurchased. During the nine months ended

30 September 2002, we repurchased 317,000 shares at a cost of $1,835,000. At 30 September 2002, there were 837,000 authorized shares available for repurchase.

10.  Segment Information

        We manage our operations based on our business units that are differentiated by products and services offered. We have two reportable segments, Custom Solutions and Package Solutions. We evaluate each segment based on operating income before amortization of intangible assets and other charges. The following presents financial information about our segments (in thousands):

	Nine months ended 30 September
	2001	2002
Total revenues:
Customer solutions	$321,456	$379,457
Package solutions	93,818	71,969
Inter-segment	(1,450)	(2,511)

Total	$413,824	$448,915

Inter-segment revenues:
Customer solutions	$(48)	$(64)
Package solutions	(1,402)	(2,447)

Total	$(1,450)	$(2,511)

Income (loss) from operations:
Customer solutions	$21,767	$34,867
Package solutions	762	1,325
Corporate	(11,421)	(17,940)

Total	11,108	18,252
Amoritization of intangibles	(9,126)	(519)
Other charges	(406)	(1,024)

Operating income	$1,576	$16,709

APPENDIX IV

ADDITIONAL INFORMATION

1.    Responsibility

(a)
The directors of CIBER UK and CIBER, whose names are set out in paragraphs 2(a) and 2(b) of this Appendix V, accept responsibility for the information contained in this document other than that relating to the ECsoft Group, the ECsoft Directors and their immediate families, related trusts and persons connected with them for which only the ECsoft Directors accept responsibility as set out below. To the best of the knowledge and belief of the CIBER UK Directors and CIBER Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)
The ECsoft Directors, whose names are set out in paragraph 2(c) of this Appendix V, accept responsibility for the information contained in this document relating to the ECsoft Group, themselves and their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the ECsoft Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.    Directors

(a)
The CIBER UK Directors are:

David G. Durham
Mac J. Slingerlend

The registered office of CIBER UK is Wolsey Hall, 66 Banbury Road, Oxford OX2 6PR.

(b)
The CIBER Directors are:

Peter H. Cheesbrough
Archibald J. McGill
James A. Rutherford
George A. Sissel
Mac J. Slingerlend
James C. Spira
Bobby G. Stevenson

The registered office of CIBER is 5251 DTC Parkway, Suite 1400, Englewood, CO 80111 USA.

(c)
The ECsoft Directors are:

Ken Briddon
Jerry Ellis
Peter Harris
Arild Orgland
Keith Todd

The registered office of ECsoft is 101 Wigmore Street, London W1U 1QU.

3.    Market quotations

        The following table shows the closing middle-market quotations for ECsoft Shares, as derived from the Daily Official List of the London Stock Exchange, on the first business day of each of the six months prior to the date of this document, on 21 November 2002 (being the last business day prior to the commencement of the Offer Period) and on 18 December 2002 (being the last practicable date prior to the date of this document):

Date	Share price
1 July 2002	250p
1 August 2002	192.5p
2 September 2002	137.5p
1 October 2002	133.5p
1 November 2002	132.5p
21 November 2002	167.5p
2 December 2002	225p
18 December 2002	298p

4.    Disclosure of interests and dealings

        For the purposes of this Appendix:

  (i)
  "arrangement" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

  (ii)
  "associate" means:

  (1)
  subsidiaries and associated companies of CIBER or ECsoft (as the context requires) and companies of which any such subsidiaries or associated companies are associated companies;

  (2)
  banks, financial and other professional advisers (including stockbrokers) to CIBER UK, CIBER or ECsoft (as the context requires) or a company covered in paragraph (ii)(1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

  (3)
  the CIBER UK Directors, the CIBER Directors or the ECsoft Directors (as the context requires) and the directors of any company covered in paragraph (ii)(1) above (together in each case with their close relatives and related trusts);

  (4)
  the pension funds of CIBER UK, CIBER or ECsoft (as the context requires) or any company covered in paragraph (ii)(1) above; and

  (5)
  (in relation to CIBER UK, CIBER or ECsoft (as the context requires)) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this sub-paragraph (ii)) manages on a discretionary basis, in respect of the relevant investment accounts;

  (iii)
  references to a "bank" do not apply to a bank whose sole relationship with CIBER UK or CIBER or a company covered in paragraph (ii)(1) above involves the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

  (iv)
  "derivative" includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security but which does not include the possibility of delivery of such underlying securities;

  (v)
  "disclosure period" means the period commencing on 22 November 2001 (being the date 12 months prior to the commencement of the Offer Period) and ending on 18 December 2002 (being the last practicable business day prior to the date of this document);

  (vi)
  "relevant securities" means ECsoft Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect thereof and derivatives referenced thereto; and

  (vii)
  ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holding, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings gives de facto control.

(a)
Shareholdings and dealings in CIBER UK or CIBER

(i)
At the close of business on 18 December 2002 (being the last practicable business day prior to the date of this document), Ecsoft held no shares in either CIBER UK or CIBER.

(ii)
During the disclosure period, there were no dealings for value by ECsoft in shares in either CIBER UK or CIBER.

(iii)
At the close of business on 18 December 2002 (being the last practicable business day prior to the date of this document), none of the ECsoft Directors, their immediate families nor connected persons (within the meaning of section 346 of the Act) had any interests in shares in either CIBER UK or CIBER.

(iv)
During the disclosure period, there were no dealings for value in shares in either CIBER UK or CIBER in which the ECsoft Directors, their immediate families or connected persons were interested.

(b)
Shareholdings and dealings in ECsoft Shares

(i)
At the close of business on 18 December 2002 (being the last practicable business day prior to the date of this document), the ECsoft Directors were interested in the following ECsoft Shares:

Name	Number
Keith Todd	2,777
Jerry Ellis	3,223
Peter Harris	19,500
Arid Orgland	33,499
  (ii)
  At the close of business on 18 December 2002 (being the last practicable business day prior to the date of this document), the ECsoft Directors had the following options over ECsoft Shares:

Name	Date of Grant	Options over number of ECsoft Shares	Exercise price	Period exercisable
Peter Harris	12 December 1996 4 August 1997 23 December 1997 17 August 1998 19 January 2001 29 October 2002	27,600 27,600 8,930 32,000 18,400 12,000	325p(1) 325p(2) 325p(3) 325p(4) 325p(5) 132.5p	13 Dec 1999 to 12 Dec 2005 4 Aug 1998 to 3 Aug 2004 23 Dec 1998 to 22 Dec 2004 17 Aug 1999 to 16 Aug 2005 30 Apr 2003 to 29 Apr 2008 29 Oct 2003 to 28 Oct 2009
Jerry Ellis	6 April 2000 19 January 2001	62,000 36,800	325p(6) 325p(7)	6 Apr 2001 to 5 Apr 2007 30 Apr 2002 to 29 Apr 2008

(1)
Repriced on 29 May 2002 from 30,000 ECsoft Shares at 603 pence each

(2)
Repriced on 29 May 2002 from 30,000 ECsoft Shares at 797 pence each

(3)
Repriced on 29 May 2002 from 10,631 ECsoft Shares at 894 pence each

(4)
Repriced on 29 May 2002 from 50,000 ECsoft Shares at 1,547 pence each

(5)
Repriced on 29 May 2002 from 20,000 ECsoft Shares at 618 pence each

(6)
Repriced on 29 May 2002 from 80,000 ESCoft Shares at 1,037.5 pence each

(7)
Repriced on 29 May 2002 from 40,000 ECsoft Shares at 618 pence each

(iii)
Dealings for value in ECsoft Shares by the ECsoft Directors and their immediate families and related trusts during the disclosure period were as follows:

Date	Name	Dealing	Shares/Price
20 December 2001	Peter Harris	Exercise of options	8,500/100p option price
4 April 2002	Jerry Ellis	Sale	2,777/450p per share
4 April 2002	Keith Todd	Purchase	2,777/450p per share
  (iv)
  As at 18 December 2002 (being the last practicable business day prior to the date of this document), CIBER held 1,056,667 ECsoft Shares.

  (v)
  As at 18 December 2002 (being the last practicable business day prior to the date of this document), Terje Laugerud (who is deemed to be acting in concert with CIBER UK), owned 99,934 ECsoft Shares.

  (vi)
  During the disclosure period, there were no dealings for value by CIBER UK or CIBER or by persons who may be deemed to be acting in concert with CIBER UK or CIBER in ECsoft Shares, save as set out below:

Date	Party	Transaction	Number of ECsoftShares	Share price
20 December 2001	Terje Laugerud	Exercise of options	90,000	100p	(1)
8 November 2002	CIBER	Purchase	2,500	138p	(2)
11 November 2002	CIBER	Purchase	27,500	134p	(2)
15 November 2002	CIBER	Purchase	70,000	134p	(2)
18 November 2002	CIBER	Purchase	200,000	136p	(2)
21 November 2002	CIBER	Purchase	685,667	175p	(2)
27 November 2002	CIBER	Purchase	10,000	215p
28 November 2002	CIBER	Purchase	50,000	230p
28 November 2002	CIBER	Purchase	10,000	230p
28 November 2002	CIBER	Purchase	1,000	220p

(1)
Exercise of options in former capacity as a director of ECsoft.

(2)
Average purchase price

  (vii)
  Irrevocable undertakings to accept (or procure the acceptance of) the Offer have been received from the following persons in respect of ECsoft Shares:

Party	Number of ECsoft Shares irrevocably committed
Artemis Investment Management	670,000
ISIS Asset Management ("ISIS")	632,201
Terje Laugerud	99,934
Keith Todd	2,777
Jerry Ellis	3,223
Peter Harris	19,500
Arild Orgland	33,499
  (viii)
  During the disclosure period, the institutions or persons referred to in paragraph (vii) above have dealt for value in ECsoft Shares as set out below:

Date	Party	Transaction	Number of ECsoft Shares	Share price
20 December 2001	Terje Laugerud	Exercise of options	90,000	100p	(1)
9 October 2002	Artemis Investment Management	Purchase	275,000	125p
5 December 2001	ISIS	Purchase	40,000	558p
19 December 2001	ISIS	Purchase	10,000	563p
1 February 2002	ISIS	Purchase	60,977	545p
1 February 2002	ISIS	Purchase	1,994	545p
1 February 2002	ISIS	Purchase	5,319	545p
1 February 2002	ISIS	Purchase	1,710	545p
5 February 2002	ISIS	Purchase	1,465	550p
5 February 2002	ISIS	Purchase	52,266	550p
5 February 2002	ISIS	Purchase	1,710	550p
5 February 2002	ISIS	Purchase	4,559	550p
11 February 2002	ISIS	Purchase	6,839	550p
11 February 2002	ISIS	Purchase	78,399	550p
11 February 2002	ISIS	Purchase	2,564	550p
11 February 2002	ISIS	Purchase	2,198	550p
12 February 2002	ISIS	Purchase	21,777	550p
12 February 2002	ISIS	Purchase	1,900	550p
12 February 2002	ISIS	Purchase	712	550p
12 February 2002	ISIS	Purchase	611	550p
15 February 2002	ISIS	Sale	2,471	468p
9 April 2002	ISIS	Purchase	11,012	470p
9 April 2002	ISIS	Purchase	1,134	470p
9 April 2002	ISIS	Purchase	42	470p
9 April 2002	ISIS	Purchase	7,812	470p
15 April 2002	ISIS	Purchase	5,506	470p
15 April 2002	ISIS	Purchase	21	470p
15 April 2002	ISIS	Purchase	567	470p
15 April 2002	ISIS	Purchase	3,906	470p
23 April 2002	ISIS	Purchase	12,109	500p
23 April 2002	ISIS	Purchase	1,247	500p
23 April 2002	ISIS	Purchase	47	500p

23 April 2002	ISIS	Purchase	8,590	500p
26 April 2002	ISIS	Purchase	13,765	500p
26 April 2002	ISIS	Purchase	1,417	500p
26 April 2002	ISIS	Purchase	53	500p
26 April 2002	ISIS	Purchase	9,765	500p
29 April 2002	ISIS	Purchase	28,089	500p
29 April 2002	ISIS	Purchase	2,893	500p
29 April 2002	ISIS	Purchase	109	500p
29 April 2002	ISIS	Purchase	19,927	500p
8 August 2002	ISIS	Purchase	3,273	190p
15 November 2002	ISIS	Purchase	100,000	131p
25 November 2002	ISIS	Sale	3,435	205p

(1)
Exercise of options in former capacity as a director of Ecsoft

(c)
General

(i)
Neither ECsoft nor any of the ECsoft Directors, nor any member of their immediate families owned, controlled or (in the case of ECsoft Directors and their immediate families) was interested on 18 December 2002 (being the last practicable business day prior to the date of this document) in the issued share capital of CIBER or any of its subsidiaries or any securities convertible into, rights to subscribe for, options (including traded options) or derivatives in respect thereof or derivatives referenced thereto, nor has any such person dealt for value therein during the disclosure period.

(ii)
Save as disclosed in this paragraph 4, neither CIBER UK, nor CIBER, nor any of their respective directors, nor any member of their immediate families, nor any person acting in concert with CIBER UK or CIBER, nor any person who has irrevocably undertaken to accept the Offer, nor any person with whom the companies in the CIBER Group or any person acting in concert with CIBER has an arrangement of the kind referred to in paragraph (iv) below, owned or controlled or (in the case of directors of CIBER UK, the CIBER Directors and their immediate families) was interested in any relevant securities on 18 December 2002 (being the last practicable business day prior to the date of this document) nor has any such person dealt for value therein during the disclosure period.

(iii)
Save as disclosed in this paragraph 4, none of the ECsoft Directors, nor any member of their immediate families was interested in any relevant securities on 18 December 2002 (being the last practicable day prior to the date of this document), nor has any such person dealt for value therein during the disclosure period and no bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to ECsoft (nor any person controlling, controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser), nor any subsidiary of ECsoft, nor any pension fund of the ECsoft Group nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as ECsoft or any bank, stockbroker, financial or other professional adviser, to ECsoft owned or controlled any relevant securities on 18 December 2002 (being the last practicable business day prior to the date of this document), nor has any such person dealt for value therein during the disclosure period.

  (iv)
  Neither CIBER UK nor CIBER (nor any of their associates nor any person acting in concert with CIBER UK or CIBER) nor ECsoft (nor any of its associates) has any arrangement in relation to relevant securities.

5.    Cash confirmation

        Rothschild is satisfied that the necessary financial resources are available to CIBER UK which are sufficient to satisfy full acceptance of the Offer.

6.    ECsoft Directors' service contracts

        None of the ECsoft Directors have entered into service contracts with ECsoft and any member of the ECsoft Group having more than twelve months to run and no such contract has been entered into or amended within the six months preceding the date of this document.

7.    Material contracts of CIBER

        Save as disclosed below, there are no contracts which have been entered into by members of CIBER Group otherwise than in the ordinary course of business since 22 November 2000 (the date two years prior to the commencement of the Offer Period) and which are or may be material:

(a)
On 18 September 2001, CIBER acquired the business and properties of Aris Corporation as a result of Aris Corporation's merger with and into CIBER. The total purchase price was $29.9 million consisting of $15.8 million in cash, 2,222,092 shares of CIBER common stock valued at $12.7 million and CIBER stock options valued at $1.4 million. Aris Corporation provided IT consulting services similar to CIBER, including enterprise systems implementation and front-end web development;

(b)
On 15 October 2001, CIBER acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. Metamor provided IT consulting services similar to CIBER, including custom software development and IT staffing, primarily to governmental entities. CIBER acquired all of the issued stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for consideration of approximately $37.8 million (subject to further adjustment);

(c)
On 30 April 2002, CIBER acquired substantially all of the assets and certain liabilities of Decision Consultants, Inc. Decision Consultants Inc. provides IT consulting services similar to CIBER. The total consideration paid was approximately $50.2 million, consisting of $40 million in cash, 1,104,972 shares of CIBER common stock valued at $8.7 million and a $1.5 million unsecured promissory note. The $1.5 million Unsecured Subordinated Promissory Note payable to Decision Consultants Inc accrues interest at 13.5% per annum is payable in full on 1 January 2003; and

(d)
On 15 December 2002, CIBER amended its Loan and Security Agreement with Wells Fargo Bank, N.A. Under the amended Loan and Security Agreement, the maximum amount available to be borrowed by CIBER was increased from $50 million to $75 million. The maximum available borrowing under the Loan and Security Agreement is automatically reduced to $50 million on 30 April 2003 and then to $47.5 million on 30 September 2003 and reduced further at 31 December 2003 and at the end of each calendar quarter thereafter by $2.5 million. The amounts outstanding under the Loan and Security Agreement become due on 30 September 2004. Borrowings bear interest based on Wells Fargo Bank's prime rate and ranges from prime minus 0.20 per cent. to prime less 0.70 per cent., depending on CIBER's ratio of indebtedness to earnings before interest, taxes, depreciation and amortisation. CIBER is required to pay a fee of 0.125 per cent. per annum on the unused portion of the line of credit. Amounts borrowed under the Loan and Security Agreement are secured by substantially all of CIBER's assets including the shares CIBER owns in CIBER UK and ECsoft Shares owned by CIBER. Guarantees have also been issued by certain subsidiaries of CIBER in support of CIBER's obligations under the Loan and Security Agreement. The terms of the Loan and Security Agreement contain, among other provisions, certain financial covenants including minimum interest coverage and minimum tangible net worth, as well as specific limitations on additional indebtedness, liens and merger activity and prohibits the payment of any dividends.

8.    Material contracts of ECsoft

        Save as disclosed below, there are no contracts which have been entered into by members of the ECsoft Group otherwise than in the ordinary course of business since 22 November 2000 (the date two years prior to the commencement of the Offer Period) and which are or may be material:

(a)
On 25 January 2001, ECsoft UK Ltd ("ECsoft UK") entered into a business sale agreement ("Sale Agreement") with ECsoft, Pink Elephant UK Ltd ("PEL"), Pink Elephant United Kingdom BV ("BV") and Pink Roccade NV pursuant to which ECsoft UK agreed to sell its client support services business, as carried on by its client support division, to PEL and BV. The total consideration paid under the Sale Agreement was £8,000,000, £4,000,000 of which was paid on completion of the Sale Agreement with four subsequent instalments of £1,000,000 being paid on each of 30 April 2001, 31 July 2001, 31 October 2001 and 31 December 2001.

  An additional amount of £750,000 was paid to ECsoft UK in consideration of ECsoft's management efforts in assisting the novation of certain client contracts to BV.

  Pursuant to the Sale Agreement ECsoft UK provided certain warranties. Notice of warranty claims is to be given to ECsoft UK by 1 March 2003. The liability of ECsoft UK under the Sale Agreement is capped at £8,000,000. Additionally ECsoft UK is bound by restrictive covenants until 1 March 2003; and

(b)
On 13 December 2002, ECsoft entered into a compromise agreement ("Compromise Agreement") with Jerry Ellis. Under the Compromise Agreement, Jerry Ellis' employment with ECsoft will terminate on 31 January 2003 (the "Termination Date"). He will be paid accrued salary and other contractual entitlements to the Termination Date. ECsoft's subscription to life assurance, group income protection and private health care insurance in respect of Jerry Ellis will continue until the Termination Date, but will cease immediately thereafter.

  Subject to the rules of the ECsoft Share Option Schemes, all outstanding options granted to Jerry Ellis become immediately exercisable on 1 February 2003 and may be exercised at any time within twelve months from that date, after which time they will lapse.

  Under the Compromise Agreement, Jerry Ellis will receive £130,405 (less tax) in compensation for loss of office. The restrictions in his employment agreement, including those relating to confidentiality, use of ECsoft's intellectual property and non-solicitation of ECsoft's employees and/or customers will continue to apply after the Termination Date and he waives any right to bring an action against the ECsoft Group or any of its officers or employees.

  ECsoft shall contribute up to £1,000 (inclusive of VAT) in respect of legal costs incurred by Jerry Ellis in connection with the Compromise Agreement.

9.    Other information

(a)
No agreement, arrangement or understanding (including any compensation arrangement) exists between CIBER UK, CIBER, any person acting in concert with CIBER UK or CIBER for the purposes of the Offer and any of the ECsoft Directors, recent directors, shareholders or recent shareholders of ECsoft having any connection with or dependence on, or which is conditional on the outcome of, the Offer.

(b)
No proposal exists in connection with the Offer that any payment or other benefit be made or given to any directors as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(c)
There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the ECsoft Shares to be acquired by CIBER UK pursuant to the Offer will be transferred to any other person, save that CIBER UK reserves the right to transfer any such shares to any member of the CIBER Group.

(d)
On 9 October 2002, ECsoft purchased 200,000 ECsoft Shares for cancellation. The average price paid was 125p per ECsoft Share. On 19 September 2002, ECsoft purchased 25,000 ECsoft Shares for cancellation. The average price paid was 113p per ECsoft Share.

(e)
Rothschild has given and not withdrawn its written consent to the issue of this document with the inclusion of, and references to, its name and letter in the form and context in which they appear.

(f)
Close Brothers has given and not withdrawn its written consent to the issue of this document with the inclusion of, and references to, its name and letter in the form and context in which they appear.

(g)
Ernst & Young has given and not withdrawn its written consent to the issue of this document with the inclusion of, and references to, its name and report in the form and context in which they appear.

(h)
Save as disclosed in Appendix II to this document, the ECsoft Directors are not aware of any material change in the financial or trading position of ECsoft since 31 December 2001 (the date to which the last audited accounts of ECsoft were prepared).

(i)
Save as disclosed in Appendix III to this document, neither the CIBER UK Directors nor the CIBER Directors are aware of any material change in the financial or trading position of CIBER since 31 December 2001 (the date to which the last audited accounts of CIBER were prepared).

10.    Documents available for inspection

        Copies of the following documents will be available for inspection at the offices of Allen & Overy, One New Change, London EC4M 9QQ, during usual business hours on any weekday (Saturdays and public holidays excepted) while the Offer remains open for acceptance:

(a)
The Memorandum and Articles of Association of CIBER UK and ECsoft;

(b)
The constitutional documents of CIBER;

(c)
the published audited consolidated accounts of ECsoft for the three financial years ended 31 December 2001 and the unaudited interim results for the six months ended 30 June 2002;

(d)
the audited financial information of CIBER for the two years ended 31 December 2001 and the unaudited results for the nine months ended 30 September 2001;

(e)
The irrevocable undertakings referred to in paragraph 4 of this Appendix IV;

(f)
The written consents referred to in paragraph 9 of this Appendix IV;

(g)
The material contracts referred to in paragraphs 7 and 8 of this Appendix IV;

(h)
The report on ECsoft's profit forecast from Ernst & Young contained in Part 7 of Appendix II to this document;

(i)
the letter from Close Brothers contained in Part 8 of Appendix II to this document; and

(j)
This document and the Form of Acceptance.

19 December 2002

APPENDIX V

DEFINITIONS

Australia	the Commonwealth of Australia, its territories and possessions
business day	a day on which the London Stock Exchange is open for normal business
Canada	Canada, its provinces and territories and all areas subject to its jurisdiction
certificated or in certificated form	an ECsoft Share which is not in uncertificated form (that is, not in CREST)
CIBER	CIBER, Inc.
CIBER Directors	the directors of CIBER
CIBER Group	CIBER and its subsidiary undertakings
CIBER UK	CIBER (UK) Limited
CIBER UK Directors	the directors of CIBER UK
City Code	the City Code on Takeovers and Mergers
Close Brothers	Close Brothers Corporate Finance Limited
Closing Price	the middle-market quotation of an ECsoft Share at the close of business on a particular trading day as derived from the Daily Official List of the London Stock Exchange
Companies Act	the Companies Act 1985 (as amended)
CREST	the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)
CRESTCo	CRESTCo Limited
CREST member	a person who has been admitted by CRESTCo as a system-member (as defined in the Regulations)
CREST participant	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)
CREST sponsor	a CREST participant admitted to CREST as a CREST sponsor
CREST sponsored member	a CREST member admitted to CREST as a sponsored member
ECsoft	ECsoft Group plc
ECsoft Directors	the directors of ECsoft
ECsoft Group	ECsoft and its subsidiary undertakings
ECsoft Optionholders	holders of options under the ECsoft Share Option Schemes
ECsoft Share Option Schemes	(1) the ECsoft Group plc 1995 Share Option Scheme, (2) the ECsoft Group plc 1996 Approved Company Share Option Scheme and (3) the ECsoft Group plc 1996 Executive Share Option (No. 2) Scheme

ECsoft Shareholders	holders of ECsoft Shares
ECsoft Shares	Ordinary shares of 50 pence each in ECsoft
Escrow Agent	Capita IRG Plc, in its capacity as Escrow Agent for the purpose of the Offer
Form of Acceptance	the form of acceptance and authority relating to the Offer accompanying this document
Japan	Japan, its cities and prefectures, territories and possessions
London Stock Exchange	London Stock Exchange plc
member account ID	the identification code or number attached to any member account in CREST
Offer
the recommended cash offer made by Rothschild on behalf of CIBER UK, to acquire all of the issued and to be issued ECsoft Shares not already owned by the CIBER Group on the terms and subject to the conditions to be set out in this document and the Form of Acceptance and including where the context permits, any subsequent revision, variation, extension or renewal of such Offer
Offer Document	this document
Offer Period
the period beginning on and including 21 November 2002 and ending on the latest of (i) 3.00 p.m. on 20 January 2003, (ii) the time and date on which the Offer becomes or is declared unconditional as to acceptances and (iii) time and date on which the Offer lapses or is withdrawn
Offer Price	305 pence for each ECsoft Share
Official List	the Official List of the UKLA
Overseas Shareholders	ECsoft Shareholders who are resident in or nationals or citizens of jurisdictions outside the UK or who are nominees of, or custodians, trustees for, citizens or nationals of other countries
Panel	the Panel on Takeovers and Mergers
participant ID	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant
Pounds sterling or £	UK pounds sterling (and references to "pence" shall be construed accordingly)
Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)
Statement Date	means:
(1)
in circumstances in which the Offer becomes unconditional as to acceptances, the second business day after CIBER UK announces, in accordance with the requirements of the City Code, that the Offer has become unconditional as to acceptances; or

(2)
in circumstances in which CIBER UK intends to declare the Offer unconditional as to acceptances (having given ECsoft two clear business days' notice of the date of such intended declaration), the business day immediately prior to such intended declaration.
Notwithstanding the above, the Statement Date shall be 7 February 2003 if it has not, by that date, already occurred
Rothschild	NM Rothschild & Sons Limited
TFE instruction	a Transfer from Escrow instruction (as defined by the CREST Manual issued by CRESTCo)
TTE instruction	a Transfer to Escrow instruction (as defined by the CREST Manual issued by CRESTCo)
UKLA	the UK Listing Authority, being the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000
uncertificated or in uncertificated form
an ECsoft share which is for the time being recorded on the register or members of ECsoft as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland
United States or US	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia
US$ or $	US dollars
Wider CIBER Group	means CIBER and its subsidiary undertakings, associated undertakings and any other undertakings in which CIBER and such undertakings (aggregating their interests) have a substantial interest
Wider ECsoft Group	means ECsoft and its subsidiary undertakings, associated undertakings and any other undertakings in which ECsoft and such undertakings (aggregating their interests) have a substantial interest; and
subsidiary undertaking, associated undertaking and undertaking have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act) and "substantial interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking

QuickLinks

TO ACCEPT THE OFFER
CONTENTS
PART I [LOGO] LETTER FROM THE CHAIRMAN OF ECSOFT (Incorporated and registered in England and Wales with registered no. 02904897)
RECOMMENDED CASH OFFER BY CIBER UK FOR ECSOFT
PART II LETTER FROM ROTHSCHILD
APPENDIX I CONDITIONS AND FURTHER TERMS OF THE OFFER
APPENDIX II FINANCIAL INFORMATION RELATING TO ECSOFT
CONSOLIDATED PROFIT AND LOSS STATEMENTS For the years ended 31 December 2001, 31 December 2000 and 31 December 1999
CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES For the years ended 31 December 2001, 31 December 2000 and 31 December 1999
CONSOLIDATED BALANCE SHEETS at 31 December 2001 and 31 December 2000
CONSOLIDATED STATEMENT OF CASHFLOWS For the years ended 31 December 2001 and 31 December 2000
RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS
UNAUDITED PROFIT AND LOSS ACCOUNTS
UNAUDITED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES
UNAUDITED GROUP BALANCE SHEETS
UNAUDITED SUMMARISED GROUP CASH FLOW STATEMENTS
ANALYSIS OF NET FUNDS
APPENDIX III FINANCIAL INFORMATION RELATING TO CIBER AND INFORMATION RELATING TO CIBER UK
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX IV ADDITIONAL INFORMATION
APPENDIX V DEFINITIONS